                                                     Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-4877

[AMF LOGO]

                          AMF BOWLING WORLDWIDE, INC.
                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2006
                                      AND
              12 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006
        (GUARANTEED BY CERTAIN AFFILIATED COMPANIES AS DESCRIBED HEREIN)

                            ------------------------

     The 10 7/8% Series B Senior Subordinated Notes Due 2006 (the "Exchange Senior Subordinated Notes") and the 12 1/4% Series B Senior Subordinated Discount Notes Due 2006 (the "Exchange Senior Subordinated Discount Notes" and, collectively with the Exchange Senior Subordinated Notes, the "Exchange Notes") have been issued by AMF Bowling Worldwide, Inc. (the "Company"), a Delaware corporation formerly named AMF Group Inc. The Exchange Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by AMF Group Holdings Inc. ("Holdings"), a Delaware corporation of which the Company is a wholly owned subsidiary, and by the Company's direct and indirect domestic subsidiaries (collectively, the "Guarantors"). See "Description of Exchange Notes."

     As of the date of this Prospectus, the Exchange Notes are not senior in priority to any outstanding indebtedness of the Company or its subsidiaries. The Company has no current plan or intention to incur any indebtedness to which the Exchange Notes would be senior in priority. The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes rank pari passu with one another.

     The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes, are listed under the symbols "AMFG 06" and "AMFG ZR06," respectively, on the New York Stock Exchange.

     The Exchange Notes are general, unsecured obligations of the Company, are subordinated to all Senior Debt of the Company, rank pari passu with all other senior subordinated debt of the Company and will rank senior in right of payment to all future subordinated debt, if any, of the Company. The claims of holders of the Exchange Notes are subordinated to the Senior Debt of the Company, which, as of June 30, 1997, was approximately $679.9 million, $677.9 million of which consisted of fully secured borrowings under the Credit Agreement, and are effectively

                                             (cover text continued on next page)
                            ------------------------

     SEE "RISK FACTORS," COMMENCING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales in market-making transactions of the Exchange Notes. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The Exchange Notes may be offered in negotiated transactions or otherwise.
                            ------------------------

                              GOLDMAN, SACHS & CO.
                            ------------------------

                The date of this Prospectus is November 7, 1997.

subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors, which as of June 30, 1997, aggregated $9.1 million. The Company's ratio of debt to total capitalization at June 30, 1997 was approximately 75.7%.

     The Exchange Senior Subordinated Notes bear interest at a rate equal to 10 7/8% per annum. Interest on the Exchange Senior Subordinated Notes is payable semiannually on March 15 and September 15 of each year. The Exchange Senior Subordinated Discount Notes will not bear interest until March 15, 2001, and thereafter will bear interest at a rate equal to 12 1/4% per annum. Interest on the Exchange Senior Subordinated Discount Notes will be payable semiannually on March 15 and September 15 of each year commencing September 15, 2001. The Exchange Senior Subordinated Discount Notes are considered to have been issued with "original issue discount" for federal income tax purposes. See "Risk Factors -- Original Issue Discount Consequences" and "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes."

     The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Prospectus Summary -- Summary of Terms of Exchange Notes."

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of Exchange Senior Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875% of the principal amount of the Exchange Senior Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $150 million in aggregate principal amount of Exchange Senior Subordinated Notes remains outstanding immediately after such redemption. In addition, prior to March 15, 1999, the Exchange Senior Subordinated Discount Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.250% of the Accreted Value of the Exchange Senior Subordinated Discount Notes; provided that at least $150 million in Accreted Value of Exchange Senior Subordinated Discount Notes remains outstanding immediately after such redemption. The selection of Exchange Notes to be redeemed pursuant to the options described in this paragraph would be pro rata, by lot or by such method as the applicable Trustee deems fair and appropriate.

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the aggregate principal amount of the Exchange Senior Subordinated Notes and 101% of the Accreted Value of the Exchange Senior Subordinated Discount Notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of Lenders under the Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Exchange Notes."

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Goldman, Sachs & Co. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made in connection herewith shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") for the registration of the Exchange Notes (together with any supplements, post-effective amendments and exhibits thereto, the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company or the Exchange Notes, reference is hereby made to the Registration Statement. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW., Washington, D.C. 20549 at prescribed rates.

     Statements made in this Prospectus concerning the contents of any contract or other document referred to herein are not necessarily complete, although the material terms thereof are described in this Prospectus. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such materials filed by the Company can be inspected and copied at the public reference facilities of the Commission and in the manner described above, as well as on the World Wide Web site maintained by the Commission at http://www.sec.gov. Such materials are also available at the office of The New York Stock Exchange, Inc. (the "NYSE").

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to: (i) IBJ Schroder Bank and Trust Company as trustee (the "Senior Subordinated Note Trustee"), under the Indenture dated as of March 21, 1996 (the "Senior Subordinated Note Indenture") among the Company, the Guarantors and the Senior Subordinated Note Trustee, pursuant to which the Exchange Senior Subordinated Notes were issued; and (ii) American Bank National Association as trustee (the "Senior Subordinated Discount Note Trustee" and, collectively with the Senior Subordinated Note Trustee, the "Trustees"), under the Indenture dated as of March 21, 1996 (the "Senior Subordinated Discount Note Indenture" and, collectively with the Senior Subordinated Note Indenture, the "Indentures") among the Company, the Guarantors and the Senior Subordinated Discount Note Trustee, pursuant to which the Exchange Senior Subordinated Discount Notes were issued and (iii) the holders of the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it nonetheless will continue to furnish information that would be required to be furnished by the Company by
Section 13 of the Exchange Act to the Trustees and the holders of the Exchange Notes as if it were subject to such periodic reporting requirements.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements, which are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends" or "expects." The forward-looking statements contained in this Prospectus are generally located in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements relate to the plans and objectives of the Company for future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Prospectus should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, among other things: (i) the Company's ability to execute successfully acquisition opportunities and to integrate acquired operations into its business, (ii) the continued development and growth of new bowling markets and the Company's ability to continue to identify those markets and to generate sales of products in those markets before market saturation,
(iii) the risk of adverse political acts or developments in the Company's existing or proposed markets for its products or in which it operates its bowling centers, (iv) the Company's ability to retain experienced senior management, (v) the ability of the Company and its subsidiaries to generate sufficient cash flow in a timely manner to satisfy principal and interest payments on their indebtedness and (vi) the popularity of bowling as an activity in the United States and abroad. In addition, actual results may also differ materially from forward-looking statements in this Prospectus as a result of factors generally applicable to companies in similar businesses, including, among other things: (i) a decline in general economic conditions, (ii) an adverse judgment in pending or future litigation and (iii) increased competitive pressure from current competitors and future market entrants. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Registration Statement. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, the "Company" refers to AMF Bowling Worldwide, Inc. and, unless the context requires otherwise, "AMF" refers to the Company and its subsidiaries. Except as otherwise indicated herein, all pro forma information has been prepared to give effect to the Acquisition (as defined below) of AMF as if it had occurred on January 1, 1996. EBITDA (which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses) is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles ("GAAP"). The fragmented nature of the bowling centers business makes it difficult to compile reliable industry-wide statistics. Accordingly, industry statistics provided in this Prospectus should be regarded as approximations with a potentially significant margin of error.

                                  THE COMPANY

     AMF is the largest bowling company in the world. The Company operates 447 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 361 bowling centers, and is also the largest operator internationally, with 86 bowling centers in nine countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the Federation Internationale des Quilleurs (the "FIQ"), the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 361 centers has approximately 111 centers. The next three largest operators collectively account for approximately 55 of the total 5,900 centers.

     An investor group led by GS Capital Partners II, L.P. (together with affiliated investment funds, "GSCP"), an affiliate of Goldman, Sachs & Co., acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion. The investor group appointed a new management team that has aggressively pursued a three-part strategy:

          - consolidate the U.S. bowling center industry,

          - build a nationally recognized brand of superior bowling and entertainment centers, and

          - capitalize on the demand for bowling products and centers in certain international markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling and entertainment centers in the U.S. through a series of initiatives. These include introducing innovative new products, such as bumper bowling and Xtreme(TM) Bowling, upgrading the physical appearance of centers, and improving the food and beverage offerings. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 361, an increase of approximately 74%, principally through acquisitions.

     AMF is also capitalizing on the strong international growth in the demand for bowling products through direct sales of equipment and the building of new bowling centers abroad. Strong demand for AMF's New Center Packages ("NCPs"), which include all of the equipment necessary to outfit one new bowling lane, drove AMF's backlog from 1,426 NCP units at December 31, 1996 to 2,085 NCP units at October 26, 1997, an increase of approximately 46%. Over 90% of the Company's NCP backlog is to international markets such as China, Japan and Germany. Further, AMF is acting to accelerate the development of bowling in key potential markets. During 1997, AMF entered into joint ventures to build and operate bowling centers equipped with AMF bowling products in China and selected Southeast Asian countries, and in Brazil and Argentina.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its three-part strategy to consolidate the U.S. bowling center industry, build a nationally recognized AMF brand of superior bowling and entertainment centers, and capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

     CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY. In addition to the 160 centers that AMF has acquired since May 1996, the Company's dedicated acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could be the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

     IMPROVE ACQUIRED CENTERS' PROFITABILITY. The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of superior bowling and entertainment centers.

     BUILD A NATIONALLY RECOGNIZED BRAND OF SUPERIOR BOWLING AND ENTERTAINMENT CENTERS. AMF believes it offers a superior bowling and entertainment experience utilizing innovative products such as Xtreme(TM) Bowling, which uses glow-in-the-dark pins and equipment, black lighting and music; bumper bowling for children, in which bumpers prevent balls from rolling into the gutter; computerized, automatic and color scoring; and time period discounts for certain groups, such as seniors and children. The Company is also increasing concourse space in certain of its centers for amusement games, billiards and other activities. AMF is selectively introducing the "Family Fun Fest" bowling center, which offers expanded state-of-the-art arcade and video games. The Company also seeks to increase its profile through the sponsorship of Special Olympics International and by hosting professional bowling tournaments.

     BUILD NEW CENTERS. The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of superior bowling and entertainment centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years.

     IMPROVE FOOD AND BEVERAGE REVENUES. The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

     CAPITALIZE ON GROWING GLOBAL DEMAND FOR BOWLING PRODUCTS. Management believes that AMF's well-established global brand name, the quality of its products, and its comprehensive service and strong direct sales force and distribution network will enable it to take advantage of growing NCP demand worldwide. The Company is focused on sales of NCPs (which comprised 48% of AMF's Bowling Products sales in 1996) into selected countries with demonstrated strong demand for bowling products. AMF's backlog of NCPs increased by approximately 46% from 1,426 units at December 31, 1996 to 2,085 units at October 26, 1997. Customers outside the U.S. comprise over 90% of the current NCP backlog total, with the largest portion going to markets such as China, Japan and Germany. In addition, AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

     ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL
MARKETS. In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets which are in the early development stage have the potential for high growth. Examples of such early stage markets are India which has over 25 million people per lane of installed bowling equipment, Poland which has over 2 million people per lane, Indonesia which has over 650,000 people per lane, and Brazil which has 450,000 people per lane. By contrast, mature markets, such as the U.S. and Korea, have populations per lane of 2,000 and 3,600, respectively. There can be no assurance that these early stage markets will develop to the same extent as the United States or Korea, as only a small number of markets have achieved this level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into joint ventures to build, own and operate up to 20 bowling centers in China and Southeast Asia and 39 bowling centers in Brazil and Argentina. The Company is also developing a center in India and pursuing opportunities in Russia and Poland.

     PROVIDE INNOVATIVE AND QUALITY PRODUCTS. AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over 50 years ago, AMF has been an innovator in the advancement of such products as automatic scoring, bumpers, and Xtreme(TM) Bowling. AMF positions its products as high quality and technologically advanced, allowing it generally to command premium prices. Management believes that AMF uses its position as an integrated bowling center operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

     INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES. Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products will position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised 52% of AMF's Bowling Products sales in 1996. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

RECENT FINANCIAL PERFORMANCE

     AMF's management has significantly improved financial results since the May 1996 acquisition. Revenue and EBITDA of Holdings, which includes the results of the Company, increased by 33.9% to $318.1 million and by 30.4% to $85.8 million, respectively, for the first six months of 1997 as compared to the pro forma results for the first six months of 1996. For the year ended December 31, 1996, on a consolidated basis, Holdings had pro forma revenue and pro forma EBITDA of $548.9 million and $145.5 million, respectively, for an EBITDA margin of 26.5%.

     For the six months ended June 30, 1997, Holdings had a net loss of $12.2 million, a deficiency of earnings to fixed charges of $16.4 million, an interest coverage ratio of 1.49x, and a percentage of revenues represented by interest expense of 18.1%. For the year ended December 31, 1996, on a pro forma basis, Holdings had a net loss of $21.6 million, a deficiency of earnings to fixed charges of $30.6 million, an interest coverage ratio of 1.37x, and a percentage of revenues represented by interest expense of 19.3%. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Consolidated Items -- Net Income (Loss)." Management believes that AMF's Bowling Centers and Bowling Products businesses have been characterized by high EBITDA margins and attractive returns on investment. Management believes that the Company is well-positioned, due to its long established industry leadership position, the AMF brand, the Company's large installed base and its strategy, to develop and capitalize on the growth potential of bowling worldwide.

                                   BACKGROUND

     The Company, Holdings and AMF Bowling, Inc. (the "Parent"), the direct holder of all the common stock of Holdings and, through Holdings, the indirect holder of all the Company's common stock, are Delaware corporations which were incorporated in 1996 by GSCP to effect the acquisition of AMF (the "Acquisition"). The Company was initially incorporated under the name "AMF Group Inc." and was subsequently renamed "AMF Bowling Worldwide, Inc." The Parent and Holdings are holding companies, and are not expected to hold any material assets other than the capital stock of Holdings and the Company, respectively.

     After the incorporation of the Parent, GSCP sold certain equity interests in the Parent to investment funds affiliated with The Blackstone Group, Kelso & Company, Bain Capital Inc. and Citicorp North America, Inc. and to certain officers and directors of the Parent.

     Holdings, the direct holder of all of the outstanding capital stock of the Company, acquired substantially all of the assets of AMF's predecessor (the "Predecessor Company") on May 1, 1996 pursuant to the Stock Purchase Agreement, dated February 16, 1996, between AMF Group Holdings and the then-current stockholders of the Predecessor Company, as amended (the "Stock Purchase Agreement"). The purchase price for the Acquisition was approximately $1.37 billion.

     The following table sets forth the sources and uses of funds related to the
Acquisition:

                                                                          (IN MILLIONS)
                                                                          -------------
        SOURCES OF FUNDS
        Senior Debt(a)................................................      $   517.0
        10 7/8% Senior Subordinated Notes due 2006....................          250.0
        12 1/4% Senior Subordinated Discount Notes due 2006...........          249.9
                                                                             --------
             Total Debt...............................................        1,016.9
        Equity(b).....................................................          389.5
        Cash..........................................................           11.3
                                                                             --------
                  Total...............................................      $ 1,417.7
                                                                             ========
        USES OF FUNDS
        Purchase Price(a).............................................      $ 1,325.0
        Transaction Costs(b)(c).......................................           92.7
                                                                             --------
                  Total...............................................      $ 1,417.7
                                                                             ========

---------------
(a) Includes an existing mortgage payable by AMF in the amount of approximately $2.0 million as of April 30, 1996. All other debt of AMF was extinguished at or prior to the completion of the Acquisition.

(b) Includes warrants to purchase approximately 2.2% of the fully diluted common stock of the Parent issued upon the closing of the Acquisition to the sellers' financial advisor in lieu of a cash fee. Such warrants have been valued for accounting purposes at approximately $8.7 million.

(c) Includes $44.2 million of deferred financing costs associated with debt incurred to fund the Acquisition.

     The Exchange Notes were issued by the Company in exchange for the 10 7/8% Senior Subordinated Notes due 2006 and 12 1/4% Senior Subordinated Discount Notes due 2006 initially issued by the Company in connection with the Acquisition.

     The senior debt portion of the financing for the Acquisition was provided pursuant to a credit agreement (as amended, the "Credit Agreement") with a group of lenders. In connection with such financing, Goldman, Sachs & Co. ("Goldman Sachs") acted as Syndication Agent, Goldman Sachs and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as administrative agent. See "Description of Senior Debt."

     The Company's principal executive offices are located at 8100 AMF Drive, Richmond, Virginia, and the telephone number of the Company is (804) 730-4000.

                                  RISK FACTORS

     The Exchange Notes involve a high degree of risk. Prospective purchasers of the Exchange Notes should carefully consider the factors set forth below. See "Risk Factors" commencing on page 17 as well as the other information set forth in this Prospectus. The risks of investing in the Exchange Notes include the following factors: the Company's current substantial indebtedness and its ability to service such indebtedness, the subordination of the Exchange Notes and the current encumbrances on the Company's assets, recent net losses, recent extraordinary charges, the holding company structure, dependence on key personnel, control by GSCP, the requirement for payment upon a change of control, characteristics of the bowling industry, the ability of the Company to implement its growth strategies, seasonality and market development cycles, the Company's international operations, the possible lack of a trading market for the Exchange Notes, the consequences of certain Exchange Notes being originally issued at discount and the possibility of fraudulent conveyance.

                              RECENT DEVELOPMENTS

     Holdings' revenue increased 42.3% to $187.5 million for the third quarter of 1997 as compared to $131.8 million for the third quarter of 1996. EBITDA increased 27.0% to $40.9 million for the third quarter of 1997 as compared to $32.2 million for the third quarter of 1996. Net loss was $10.3 million for the third quarter of 1997 as compared to a net loss of $5.3 million for the third quarter of 1996.

     Revenue increased 36.9% to $505.6 million for the first nine months of 1997 as compared to $369.3 million for the first nine months of 1996. EBITDA increased 29.3% to $126.7 million for the first nine months of 1997 as compared to $98.0 million for the first nine months of 1996. Net loss for the first nine months of 1997 was $22.5 million as compared to a net loss of $18.8 million for the first nine months of 1996.

     Both revenue and EBITDA for the third quarter of 1997 reflect the inclusion of results of 160 bowling centers acquired and one new bowling center built since May 1996 through September 30, 1997, and increased levels of NCP shipments to several international regions. Net loss for the third quarter of 1997 reflects incremental depreciation and interest expense related to increased levels of assets and indebtedness under the Credit Agreement as a result of bowling center acquisitions.

                                                         THREE MONTHS
                                                             ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                       -----------------     -----------------
                                                        1997       1996       1997      1996(1)
                                                       ------     ------     ------     ------
                                                                (DOLLARS IN MILLIONS)
Operating revenues...................................  $187.5     $131.8     $505.6     $369.3
Net loss.............................................   (10.3)      (5.3)     (22.5)     (18.8)
Selected Data:
     EBITDA..........................................  $ 40.9     $ 32.2     $126.7     $ 98.0

---------------
(1) The information presented with respect to the nine months ended September 30, 1996 is presented on a pro forma basis.

     On October 20, 1997, AMF aquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In addition, Michael Jordan agreed to become a spokesperson for and endorser of AMF bowling centers and bowling products under a personal services contract which grants AMF rights to use Mr. Jordan's image and name in advertising and marketing campaigns.

     On November 7, 1997, the Parent completed an initial public offering of its common stock, par value $.01 per share (the "Parent Common Stock"). The initial public offering was conducted through concurrent offerings in the U.S. and outside the U.S. (collectively, the "Parent Offerings").

     After completion of the Parent Offerings, GSCP and The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), which has a 99% interest in Goldman Sachs, together beneficially own 51.0% of the Parent Common Stock. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of the Company, and Mr. Friedman is Chairman of the Company. See "Principal Stockholders."

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the fiscal years indicated were derived from Holdings' consolidated pro forma results for the year ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the years ended December 31, 1995, 1994, 1993, and unaudited combined financial statements for the year ended December 31, 1992. The summary financial data include results for the six months ended June 30, 1997, compared to pro forma results for the six months ended June 30, 1996. The pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of income for the period ending April 30, 1996, Holdings' statement of operations from its inception through the relevant reporting date and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements of Holdings. The data should be read in conjunction with Holdings' Consolidated Financial Statements and Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appear elsewhere herein.

     The summary financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                                                                    SIX MONTHS ENDED JUNE 30,
                                                 YEAR ENDED DECEMBER 31,                         --------------------------------
                              -------------------------------------------------------------
                                                                                PRO FORMA          PRO FORMA
                                                                                AMF GROUP          AMF GROUP          AMF GROUP
                                          PREDECESSOR COMPANY                 HOLDINGS INC.      HOLDINGS INC.      HOLDINGS INC.
                              -------------------------------------------     -------------      -------------      -------------
                               1992        1993       1994(a)       1995         1996(b)            1996(c)             1997
                              ------      ------      -------      ------     -------------      -------------      -------------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue..........   $391.2      $427.6      $517.8       $564.9        $ 548.9            $ 237.5            $ 318.1
                              ------      ------      ------       ------         ------             ------             ------
Cost of goods sold.........    132.1       153.2       196.0        184.1          173.6               66.5               86.1
Bowling center operating
 expenses..................    103.1       108.5       115.2        166.5          178.8               82.5              116.0
Selling, general and
 administrative expenses...     43.2        41.9        57.1         50.8           51.0               22.7               30.2
Depreciation and
 amortization..............     25.5        21.4        24.8         39.1           73.5               34.9               43.4
                              ------      ------      ------       ------         ------             ------             ------
Operating income...........     87.3       102.6       124.7        124.4           72.0               30.9               42.4
Interest expense, gross....      7.9         5.0         7.4         15.7          106.2               52.2               57.5
Other income (expense),
 net.......................      0.1        (0.1)       (1.5)         0.2            3.6                3.4               (1.3)
                              ------      ------      ------       ------         ------             ------             ------
Income (loss) before income
 taxes.....................     79.5        97.5       115.8        108.9          (30.6)             (17.9)             (16.4)
Provision (benefit) for
 income taxes..............     15.4        15.1        16.5         12.1           (9.0)              (4.4)              (4.2)
                              ------      ------      ------       ------         ------             ------             ------
Net income (loss)..........   $ 64.1      $ 82.4      $ 99.3       $ 96.8        $ (21.6)           $ (13.5)           $ (12.2)
                              ======      ======      ======       ======         ======             ======             ======
Ratio of earnings to fixed
 charges(d)................      7.1x       11.0x       10.3 x        6.1x            --                 --                 --
SELECTED DATA:
EBITDA.....................   $112.8      $124.0      $149.5       $163.5        $ 145.5            $  65.8            $  85.8
EBITDA margin..............     28.8%       29.0%       28.9 %       28.9%          26.5%              27.7%              27.0%
Revenue:(e)
 Bowling Centers...........   $204.5      $192.6      $225.4       $292.3        $ 307.3            $ 147.2            $ 201.1
 Bowling Products..........    195.4       243.6       301.7        286.5          252.1               96.8              124.7
EBITDA:(f)
 Bowling Centers...........   $ 65.2      $ 54.5      $ 65.8       $ 86.8        $  95.6            $  48.3            $  63.0
 Bowling Products..........     48.7        71.1        84.6         79.3           62.6               22.9               31.3
New Center Packages sold...    2,210       3,577       4,941        4,437          3,029              1,152              1,933
New Center Packages
 backlog, end of
 period(g).................      N/A         N/A       2,078          940          1,426              1,144              2,182
Number of centers, end of
 period....................      197         190         293          286            341                284                408
Number of lanes, end of
 period....................    5,988       5,896       9,586        9,430         11,782              9,386             14,206
Capital Expenditures:
 Routine modernization and
   maintenance(h)..........   $  8.3      $  9.0      $ 11.4       $ 13.1        $  14.5            $   6.9            $  12.2
 Expansion and acquisition
   capital(i)..............      3.8         5.7         6.4         16.9          117.4                3.3              135.6
                              ------      ------      -------      ------         ------             ------             ------
 Total.....................   $ 12.1      $ 14.7      $ 17.8       $ 30.0        $ 131.9            $  10.2            $ 147.8
                              ======      ======      ========     ======     ============       ============       ============

                                                                            AS OF                     AS OF
                                                                      DECEMBER 31, 1996           JUNE 30, 1997
                                                                   -----------------------     --------------------
                                                                             AMF                       AMF
                                                                     GROUP HOLDINGS INC.       GROUP HOLDINGS INC.
                                                                   -----------------------     --------------------
                                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital(j)...............................................         $     7.9                  $  (23.2)
Goodwill, net....................................................             771.1                     766.7
Total assets.....................................................           1,593.9                   1,715.4
Total debt.......................................................           1,091.3                   1,221.3
Stockholder's equity.............................................             408.7                     391.0
Total capitalization.............................................         $ 1,500.0                  $1,612.3

---------------
(a) Includes results of Fair Lanes, Inc., a bowling center operator ("Fair Lanes"), which operated 106 centers and was acquired on September 29, 1994.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996.

(c) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

(d) The ratios of earnings to fixed charges are computed by dividing earnings by the fixed charges. Earnings consist of net income to which has been added fixed charges and income taxes. Fixed charges consist of interest expenses, amortization of debt issuance costs, and the portion of rent expense considered to represent interest. For the year ended December 31, 1996, on a pro forma basis, Holdings had a deficiency of earning to fixed charges of $30.6 million.

(e) Before intersegment eliminations.

(f) Before intersegment eliminations and corporate general and administrative expenses.

(g) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales". Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.

(h) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.

(i) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.

(j) Predecessor Company amounts reflect elimination of affiliate receivables and payables.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

THE COMPANY...................   AMF Bowling Worldwide, Inc. (formerly AMF Group
                                 Inc.)

SECURITIES OUTSTANDING........   As of June 30, 1997, $250.0 million principal
                                 amount of 10 7/8% Series B Senior Subordinated
                                 Notes Due 2006 (the "Exchange Senior
                                 Subordinated Notes") and $291.4 million
                                 Accreted Value of 12 1/4% Series B Senior
                                 Subordinated Discount Notes Due 2006
                                 (increasing to full accreted value of $452.0 million on March 15, 2001) (the "Exchange
                                 Senior Subordinated Discount Notes" and, collectively with the Exchange Senior
                                 Subordinated Notes, the "Exchange Notes").

INTEREST PAYMENT DATES........   Interest on the Exchange Senior Subordinated
                                 Notes accrues at a rate of 10 7/8% and is payable in cash semi-annually in arrears on each March 15 and September 15.

                                 The Exchange Senior Subordinated Discount Notes were originally sold at a substantial discount to their face amount. See "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes." No interest will accrue on the Exchange Senior Subordinated Discount Notes prior to March 15, 2001 (the "Full Accretion Date"). Thereafter, interest will accrue and will be payable in cash semi-annually in arrears on each March 15 and September 15, commencing September 15, 2001. The effective yield of the Exchange Senior Subordinated Discount Notes will be 12 1/4% per annum, computed on a semi-=annual bond equivalent basis.

                                 For the year ended December 31, 1996, on a pro forma basis, Holdings had a deficiency of earnings to fixed charges of $30.6 million. Although the Company believes it will be able to meet its obligations under the Exchange Notes, there is no assurance that there will be adequate cash available to make interest payments under the Exchange Notes when they become due.

MATURITY DATE.................   March 15, 2006.

OPTIONAL REDEMPTION...........   The Exchange Notes will be redeemable, at the
                                 option of the Company, on one or more
                                 occasions, at any time on or after March 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. Prior to March 15, 1999, up to $100 million in aggregate principal amount of Exchange Senior
                                 Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875% of the principal amount of the Exchange Senior
                                 Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $150 million in aggregate principal amount of Exchange
                                 Senior Subordinated Notes remains outstanding immediately after such redemption. In addition, prior to March 15, 1999, the Exchange Senior Subordinated Discount Notes are redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.250% of the Accreted Value of the Senior Subordinated
                                 Discount Notes; provided that at least $150 million in Accreted Value of Exchange Senior
                                 Subordinated Discount Notes remains outstanding immediately after such redemption.

CHANGE OF CONTROL PUT.........   In the event of a Change of Control, each
                                 Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the aggregate principal amount of the Exchange
                                 Senior Subordinated Notes and 101% of the
                                 Accreted Value of the Exchange Senior
                                 Subordinated Discount Notes (or, following the
                                 Full Accretion Date, 101% of the principal amount thereof), as applicable, together with accrued and unpaid interest, if any, and Liquidated Damages (as defined below), if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of the Lenders required under the indentures for the Exchange Notes and the Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises. See
                                 "Description of Exchange Notes."

MANDATORY SINKING FUND........   None.

GUARANTEES....................   The Company's payment obligations under the
                                 Exchange Notes are jointly and severally guaranteed on a senior subordinated basis (the
                                 "Senior Subordinated Guarantees") by Holdings, by each of the Company's First-Tier
                                 Subsidiaries (as defined below) and Second-Tier
                                 Subsidiaries (as defined below) and by any other Subsidiaries (as defined below) of the Company that act as guarantors under the Credit
                                 Agreement (collectively, the "Guarantors"). The
                                 Senior Subordinated Guarantees are subordinated to the guarantees issued by the Guarantors under the Credit Agreement. See "Description of
                                 Exchange Notes -- Senior Subordinated
                                 Guarantees."

RANKING.......................   The Exchange Notes are general, unsecured
                                 obligations of the Company, are subordinated in right of payment to all Senior Debt (as defined below) of the Company, rank pari passu with all other senior subordinated debt of the Company and will rank senior in right of payment to all future subordinated debt, if any, of the Company. The claims of the Holders (as defined below) of the Exchange Notes are subordinated to the Senior Debt, which, as of June 30, 1997, was approximately $679.9 million, $677.9 million of which consisted of fully secured borrowings under the Credit Agreement. In addition, the Exchange Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors and through which the Company will conduct a portion of its operations. See "Description of Exchange
                                 Notes -- Subordination."

                                 The Exchange Notes are not senior in priority to any outstanding indebtedness of the Company or its subsidiaries. The Company has no current plan or intention to incur any indebtedness to which the Exchange Notes would be senior in priority. The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes rank pari passu with each another.

FORM AND DENOMINATION.........   The Exchange Notes are in fully registered
                                 form, in minimum denominations of $1,000 and integral multiples thereof. The Exchange Notes were initially issued in the form of one or more global notes and deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.
                                 Exchange Notes will not be issued in
                                 certificated, fully registered form, except in the circumstances provided for in the Indentures. See "Description of Exchange
                                 Notes -- Book-Entry, Delivery and Form."

CERTAIN COVENANTS.............   The Indentures contain certain covenants that,
                                 among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined below) to incur additional indebtedness and issue Disqualified Stock (as defined below), pay dividends or distributions or make investments or make certain other Restricted
                                 Payments (as defined below), enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of the Company and engage in mergers and consolidations. See
                                 "Description of Exchange Notes -- Certain
                                 Covenants."

ORIGINAL ISSUE DISCOUNT.......   For federal income tax purposes, each Exchange
                                 Senior Subordinated Discount Note is considered to have been issued with "original issue discount" equal to the difference between the issue price of the 12 1/4% Senior Subordinated
                                 Discount Note due 2006 for which it was
                                 exchanged and the sum of all cash payments
                                 (whether denominated as principal or interest) to be made on such Exchange Senior Subordinated
                                 Discount Note. Each Holder of an Exchange
                                 Senior Subordinated Discount Note must include in gross income for federal income tax purposes the sum of the daily portions of such original issue discount for each day during each taxable year in which the Exchange Senior Subordinated
                                 Discount Note is held, even though no interest payments will be received prior to September
                                 15, 2001. Further, an Exchange Note acquired in a subsequent resale may be considered to have been purchased with market discount or acquisition premium. See "Description of
                                 Certain Federal Income Tax Consequences of an
                                 Investment in the Exchange Notes."

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness that it incurred in connection with the Acquisition and intends to incur to finance acquisitions and expand its operations. As of June 30, 1997, the Company had total indebtedness of $1,221.3 million and stockholder's equity of $391.0 million, resulting in a ratio of debt to total capitalization of approximately 75.7%. The Company had deficiencies of earnings to fixed charges of $16.4 million and $30.6 million for the six months ended June 30, 1997, and the year ended December 31, 1996, on a pro forma basis, respectively. Although the Company believes it will be able to meet its debt obligations, there is no assurance that there will be adequate cash available to make interest payments under the Company's indebtedness when they become due. Interest expense for the six months ended June 30, 1997 and for the year ended December 31, 1996 was $57.5 million and $78.0 million, respectively, of which $39.8 million and $53.0 million, respectively, was cash interest expense. The Company intends to incur additional indebtedness in the future, subject to limitations imposed by the Indentures and the Credit Agreement. Although the Company intends to repay certain indebtedness with the proceeds of the Parent Offerings, it also intends to incur additional indebtedness to finance acquisitions and expand its operations, and will therefore remain highly leveraged after giving effect to the Parent Offerings. The Credit Agreement requires the maintenance of certain financial ratios and imposes certain operating and financial restrictions on the Company which restrict, among other things, the Company's ability to declare dividends, redeem stock, incur indebtedness, incur obligations under leases, create liens, consummate mergers, sell assets, and make capital expenditures, investments and acquisition. See "Description of Senior Debt."

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowings under the Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of and interest on its Senior Debt, and interest on the Exchange Notes. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources."

     The degree to which the Company is now leveraged could have important consequences to holders of the Exchange Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the Indentures and the Credit Agreement contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Exchange Notes tendered to it upon the occurrence of a Change of Control. See "Description of Exchange Notes" and "Description of Senior Debt."

     A principal component of the Company's strategy for future growth is the acquisition of additional bowling centers, which the Company expects to finance with the Working Capital Facility (as defined below) under the Credit Agreement. As of October 31, 1997, $59.0 million remained available under the Acquisition Facility (the "Acquisition Facility") that existed under the Credit Agreement before it was amended and restated effective November 7, 1997. Pursuant to the amendment and restatement of the Credit Agreement, the Acquisition Facility and a portion of the Term Facilities which existed under the Credit Agreement, as previously in effect, were converted into a non-amortizing revolving Working Capital Facility the aggregate size of which is $355.0 million, and a portion of such revolving credit indebtedness will be repaid with proceeds of the Parent Offerings. As of November 7, 1997, $161.5 million is available under the current Working Capital Facility, assuming $100.0 million of the proceeds of the Parent Offerings were to be used to repay indebtedness under the Credit Agreement.

     Actual borrowing under the Credit Agreement must meet certain financial tests under the Credit Agreement and the Indentures. The Company's leverage may adversely affect its ability to meet these tests, and, as a result, to obtain such financing. See "-- Ability to Implement Growth Strategies," "Description of Senior Debt" and "Description of Exchange Notes -- Certain Covenants -- Issuance of Indebtedness and Issuance of Disqualified Stock."

NET LOSSES

     Holdings, which is merely a holding company for the Company, recorded a net loss of $21.6 million, on a pro forma basis, in 1996 and a net loss of $12.2 million for the first six months of 1997. There can be no assurance that the Company will not continue to generate net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments," "Selected Financial Data" and the Consolidated Financial Statements and Condensed Consolidated Financial Statements of Holdings.

EXTRAORDINARY CHARGES

     In accordance with GAAP, Holdings will incur after-tax extraordinary charges totalling $22.7 million in the fourth quarter of 1997 arising from the amendment and restatement of the Credit Agreement that became effective on November 7, 1997 and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Exchange Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Parent Offerings and the write-off of the portion of deferred financing costs attributable to the Exchange Senior Subordinated Discount Notes expected to be so redeemed.

SUBORDINATION; ASSET ENCUMBRANCES

     The Exchange Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt. At June 30, 1997, there was outstanding approximately $679.9 million of Senior Debt, $677.9 million of which was fully secured borrowings under the Credit Agreement. In addition, the Exchange Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors, which as of June 30, 1997, aggregated $9.1 million. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries that are not Guarantors must be paid in full before the Holders of the Exchange Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Exchange Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages, if any, on the Exchange Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages, if any, on the Exchange Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indentures permit subsidiaries of the Company to incur debt provided certain conditions are met. Any debt incurred by a subsidiary of the Company that is not a Guarantor will be structurally senior to the Exchange Notes. See "Description of Exchange Notes."

     Holdings and the Company have granted to the Lenders under the Credit Agreement security interests in all of the capital stock of the Company and substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's subsidiaries. In addition, the Guarantors have granted to such Lenders security interests in all of the current and future assets of the Guarantors (other than 35% of the outstanding capital stock of any foreign subsidiary of any Guarantor). In the event of a default on secured indebtedness, including the guarantees with respect to the Credit Agreement (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock of the Company and the assets of the Company and the Guarantors. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Exchange Notes will be materially adversely affected. In the event of a foreclosure on the collateral consisting of the Company's stock, unless the purchaser of such stock were an affiliate of Goldman Sachs, a Change of Control would occur, with the consequences set forth below under "-- Payment Upon Change of Control." See "Description of Senior Debt."

HOLDING COMPANY STRUCTURE

     The Company conducts all of its business through subsidiaries and has no operations of its own. The Company is dependent on the cash flow of its subsidiaries and distributions of such cash flow from its subsidiaries to the Company in order to meet its debt service obligations. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to the Company, whether in the form of loans, dividends or otherwise. It is not expected that Holdings will have any assets other than the common stock of the Company.

     As a result of the holding company structure of the Company, the Holders of the Exchange Notes are structurally junior to all creditors of the subsidiaries that are not Guarantors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Guarantor would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company or a Guarantor. See "-- Subordination; Asset Encumbrance" above. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the subsidiaries that are not Guarantors, the Company will not receive funds available to pay to the Holders of the Exchange Notes in respect of the Exchange Notes until after the payment in full of the claims of the creditors of the subsidiaries. As of June 30, 1997 and December 31, 1996, the aggregate amount of indebtedness and other obligations of the subsidiaries that are not Guarantors (including trade payables and capital lease obligations) was approximately $9.1 million and $6.9 million, respectively. See Note 11 to the Condensed Consolidated Financial Statements of Holdings for the six months ended June 30, 1997 and Note 19 to the Consolidated Financial Statements of Holdings for the period ended December 31, 1996, respectively.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by certain key executive officers. The loss of the services of certain of these executives could have a material adverse impact on AMF. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key-person insurance with respect to its executive officers.

CONTROL BY GSCP

     After completion of the Parent Offerings, GSCP and The Goldman Sachs Group, which has a 99% interest in Goldman Sachs, together beneficially own 51.0% of the Parent Common Stock. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of the Company. Messrs. Friedman, O'Toole and Sacerdote are also directors of the Parent, and Mr. Friedman is Chairman of the Parent. See "Principal Stockholders."

     As a result of its ownership of a majority of the outstanding Parent Common Stock and the terms of the Stockholders Agreement (as defined below), GSCP controls Holdings and the Company and has the ability to control the election of a majority of the Board of Directors of the Parent and all the directors of Holdings and the Company, appoint new management and approve or block any action requiring the approval of the Parent's, Holdings' or the Company's stockholders, including adoption of amendments to the Company's Certificate of Incorporation and approval of mergers or sales of substantially all of the Company's assets, in each case subject to the restrictions contained in the Stockholders Agreement. The Stockholders Agreement also provides for three of the investment funds which are stockholders of the Parent each to nominate a director of the Parent, subject to GSCP's consent, and for the formation of the Executive Committee of the Parent's Board of Directors, which consists of two directors nominated by GSCP. There can be no assurance that the interests of GSCP will not conflict with the interests of the Holders of the Exchange Notes. See "Management," "Principal Stockholders" and "Certain Transactions."

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the principal amount of the Exchange Senior Subordinated Notes and 101% of the Accreted Value of the Exchange Senior Subordinated Discount Notes (or, following the Full Accretion Date, 101% of the principal amount thereof), as applicable, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. The Indentures require that prior to such a repurchase, the Company must either repay all outstanding indebtedness under the Credit Agreement or obtain any required consent of the Lenders to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Credit Agreement, the Indentures and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Description of Exchange
Notes -- Repurchase at the Option of Holders."

BOWLING INDUSTRY CHARACTERISTICS

     BOWLING CENTERS

     In the United States, the operation of bowling centers generally has been characterized by slightly declining lineage (number of games bowled per lane per day), offset by increasing average price per game. Total lineage, according to an industry source, has declined despite an average annual increase in the total number of people bowling since 1987. This trend is largely a result of a decline in league participation, partially offset by an increase in recreational (i.e., non-league) play, resulting in more people bowling, but bowling less frequently. Bowling center operators have offset the decrease in overall lineage by increasing prices and creating additional sources of income. Contrary to the overall lineage trend in the industry, AMF's U.S. lineage has remained relatively stable over recent years due to its ability to retain existing league bowlers and attract new recreational bowlers due to, management believes, the generally higher quality of AMF's centers. Internationally, although trends vary by country, certain of the markets in which AMF operates have experienced increasing competition as they have matured, resulting in declining lineage. AMF has offset these lineage declines through higher prices and additional focus on food and beverage and other amusement revenue. There can be no assurance that AMF will be able to continue to maintain lineage or increase prices in the U.S. or internationally in the future. See "Business -- AMF Bowling Centers."

     In addition, bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The continued success of AMF's bowling operations is subject to consumers' continued interest in bowling, the availability and cost of other sport, recreational and entertainment alternatives and the amount of leisure time, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to exhibit its current level of popularity or that AMF will continue to compete effectively in the industry. See
"Business -- Industry Overview."

     BOWLING PRODUCTS

     The Bowling Products industry has been characterized by relatively stable sales of Modernization and Consumer Products to the installed base of equipment operators, and more varied results in sales of New Center Packages to newly constructed bowling centers. While established bowling markets continue to produce some NCP sales, the primary driver of NCP sales in recent years has been the rapid growth experienced in new markets as bowling has become popular in particular countries and the economics of constructing and operating a bowling center have become attractive to local developers and entrepreneurs. Continued growth in AMF's sale of NCPs depends, in part, on similar bowling growth patterns developing in other emerging markets, such as Eastern Europe, India, Indonesia and South America, and on AMF's ability to successfully exploit new demand. Sales of NCPs for 1996 declined substantially from 1995, reflecting the maturing bowling markets in Taiwan and Korea. There can be no assurance that future international expansion will occur or, if it does occur, that AMF will be able to successfully compete in such emerging markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales" and "Business -- AMF Bowling Products."

ABILITY TO IMPLEMENT GROWTH STRATEGIES

     The Company's Bowling Centers business has grown, and the Company anticipates that it will continue to grow, through acquisitions of centers and improvements at existing centers. There can be no assurance that the Company will continue to be successful in acquiring centers and improving operations of acquired and existing centers.

     Historically, the Company financed acquisitions through issuances by the Parent of Parent Common Stock, cash on hand and borrowings. The Company anticipates that it will finance future acquisitions in the same manner. The Credit Agreement and Indentures restrict the Company's ability to incur indebtedness and make certain investments and as a result may limit the number of centers acquired by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Resources," "Business -- Business Strategy," "Description of Senior Debt" and "Description of Exchange Notes." There can be no assurance that the Company will generate cash or obtain debt or equity financing on acceptable terms in amounts sufficient to fund its growth strategies.

     The Company also seeks to grow through increased sales of NCPs and Modernization and Consumer Products. Integral to such increased sales is the Company's strategy of exploiting increased demand for bowling products in developed as well as in emerging bowling markets. There can be no assurance that such increased demand will materialize or that the Company will be able to successfully exploit such demand. See "-- Seasonality and Market Development Cycles" and "Business -- Business Strategy."

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     Financial performance of Bowling Centers is seasonal in nature, with cash flows typically peaking in the winter months and reaching their lows in the summer months. The geographic diversity of AMF's Bowling Centers operations helps to reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. However, as a result of the growing number of U.S. centers attributable to the Company's acquisition program, the seasonality of financial performance of AMF's Bowling Centers business may be accentuated. See "Business -- Business Strategy."

     NCP sales experience significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which times sales to that market decline, sometimes rapidly. Management believes market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., Japan, Korea, Taiwan) which, in AMF's experience, last five years or more. These growth patterns do not seem to be closely tied to general economic cycles. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Seasonality and Market Development Cycles."

INTERNATIONAL OPERATIONS

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs and tariffs, value added taxes ("VATs") and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its results of operations. For the six months ended June 30, 1997, 26.1% of Bowling Centers operations revenue was generated by the Company's international centers. For the year ended December 31, 1996, 33.8% of AMF's Bowling Centers revenue was generated by the Company's international centers. For the six months ended June 30, 1997, 59.2% of Bowling Products sales were international sales. For the year ended December 31, 1996, approximately 62.7% of Bowling Products sales were international sales. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Backlog; Recent NCP Sales."

TRADING MARKET FOR THE EXCHANGE NOTES

     Although it is not obligated to do so, Goldman Sachs is making, and intends to continue to make, a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

     Goldman Sachs may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to a registration rights agreement entered into in connection with the Acquisition, the Company agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the Exchange Notes. Subject to certain exceptions set forth in this registration rights agreement, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in the Exchange Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Exchange Senior Subordinated Discount Notes were issued at a substantial discount from their principal amount. Consequently, the purchasers of the Exchange Senior Subordinated Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Further, the acquisition of an Exchange Note in a subsequent resale may give rise to market discount on acquisition premium. See "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes" for a more detailed discussion of the federal income tax consequences to the holders of the Exchange Senior Subordinated Discount Notes of the purchase, ownership and disposition of the Exchange Senior Subordinated Discount Notes.

     The initial payment of interest on the Exchange Senior Subordinated Discount Notes is required to be made on September 15, 2001. The Exchange Senior Subordinated Discount Notes, therefore, are not a suitable investment for investors seeking current income prior to that date.

FRAUDULENT CONVEYANCE

     Management of the Company believes that the indebtedness represented by the Exchange Notes and the Guarantees was incurred for proper purposes and in good faith, and that, based on then-current forecasts, asset valuations and other financial information, after the issuance of the Exchange Notes, the Company would be solvent, would have sufficient capital for carrying on its business and would be able to pay its debts as they mature. See "-- Substantial Leverage; Ability to Service Indebtedness." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's or the Guarantors' obligations to the Holders of the Exchange Notes, the effect of which would be that the Holders of the Exchange Notes may not be repaid in full or at all and/or (b) subordinate the Company's or the Guarantors' obligations to the Holders of the Exchange Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Exchange Notes or the Senior Subordinated Guarantees.

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Exchange Notes by Goldman Sachs in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma statement of income of Holdings, which includes the Company, is presented for the twelve months ended December 31, 1996, as if the Acquisition had occurred on January 1, 1996. Holdings' pro forma statement of income for the twelve months ended December 31, 1996, is based on the Predecessor Company's statement of operations for the four-month period ending April 30, 1996, which appears elsewhere herein, Holdings' statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting.

     The Pro Forma Statement of Income and the accompanying notes should be read in conjunction with the Consolidated Financial Statements of Holdings as of December 31, 1996, and accompanying notes, which appear elsewhere in this Prospectus.

     The Pro Forma Statement of Income does not purport to be indicative of Holdings' results that actually would have been obtained had the Acquisition been consummated as of January 1, 1996 and for the period presented, nor are they indicative of Holdings' results of operations or financial condition for any future period or date.

                         PRO FORMA STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                              HISTORICAL                                  PRO FORMA
                                              AMF GROUP    PREDECESSOR                    AMF GROUP
                                               HOLDINGS      COMPANY                    HOLDINGS INC.
                                                 INC.      FOUR MONTHS                  TWELVE MONTHS
                                             PERIOD ENDED     ENDED      PRO FORMA          ENDED
                                             12/31/96(A)     4/30/96    ADJUSTMENTS       12/31/96
                                             ------------  -----------  -----------     -------------
Operating revenue:..........................    $384.8       $ 164.9      $  (0.8)(b)      $ 548.9
                                                ------        ------       ------           ------
Operating expenses:
  Cost of goods sold........................     130.5          43.1           --            173.6
  Bowling center operating expenses.........     123.7          80.2        (25.1)(b)(c)      178.8
  Selling, general and administrative
     expenses...............................      35.1          35.5        (19.6)(b)(c)       51.0
  Depreciation and amortization.............      49.4          15.1          9.0(d)          73.5
                                                ------        ------       ------           ------
       Total operating expenses.............     338.7         173.9        (35.7)           476.9
                                                ------        ------       ------           ------
       Operating income (loss)..............      46.1          (9.0)        34.9             72.0
Nonoperating expenses:
  Interest expense..........................      78.0           4.5         23.7(e)         106.2
  Other expenses, net.......................       1.9           0.7           --              2.6
  Interest income...........................      (5.6)         (0.6)          --             (6.2)
                                                ------        ------       ------           ------
Income (loss) before income taxes...........     (28.2)        (13.6)        11.2            (30.6)
Provision (benefit) for income taxes........      (8.6)         (1.7)         1.3(f)          (9.0)
                                                ------        ------       ------           ------
       Net income (loss)....................    $(19.6)      $ (11.9)     $   9.9          $ (21.6)
                                                ======        ======       ======           ======

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(b) To reflect the impact of Holdings not acquiring in the Acquisition the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the owners of the Predecessor Company in April 1996.

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the U.S. federal tax laws upon consummation of the Acquisition.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the fiscal years indicated were derived from Holdings' audited consolidated financial statements for the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993, and unaudited combined financial statements for the year ended December 31, 1992. The selected financial data include results for the six months ended June 30, 1997, compared to pro forma results for the six months ended June 30, 1996. The consolidated pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of operations for the period ending April 30, 1996, Holdings' statement of income from its inception through the relevant reporting date and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements of Holdings. The data should be read in conjunction with Holdings' Consolidated Financial Statements and Condensed Consolidated Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere herein.

     The selected financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                              YEAR ENDED DECEMBER 31,                        ----------------------   FOUR MONTHS
                          ----------------------------------------------------------------                               ENDED
                                                                     PRO FORMA               PRO FORMA                 APRIL 30,
                                                                        AMF         AMF         AMF          AMF      -----------
                                                                       GROUP       GROUP       GROUP        GROUP
                                                                     HOLDINGS    HOLDINGS    HOLDINGS     HOLDINGS    PREDECESSOR
                                    PREDECESSOR COMPANY                INC.        INC.        INC.         INC.        COMPANY
                          ----------------------------------------   ---------   ---------   ---------    ---------   -----------
                           1992       1993      1994(a)     1995      1996(b)     1996(c)     1996(e)       1997        1996(d)
                          -------    -------    -------    -------   ---------   ---------   ---------    ---------   -----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue.......  $ 391.2    $ 427.6    $517.8     $ 564.9    $ 548.9     $ 384.8     $ 237.5      $ 318.1      $ 164.9
                            -----      -----     -----       -----     ------       -----       -----        -----        -----
Cost of goods sold......    132.1      153.2     196.0       184.1      173.6       130.5        66.5         86.1         43.1
Bowling center operating
 expenses...............    103.1      108.5     115.2       166.5      178.8       123.7        82.5        116.0         80.2
Selling, general and
 administrative
 expenses...............     43.2       41.9      57.1        50.8       51.0        35.1        22.7         30.2         35.5
Depreciation and
 amortization...........     25.5       21.4      24.8        39.1       73.5        49.4        34.9         43.4         15.1
                            -----      -----     -----       -----     ------       -----       -----        -----        -----
Operating income
 (loss).................     87.3      102.6     124.7       124.4       72.0        46.1        30.9         42.4         (9.0)
Interest expense,
 gross..................      7.9        5.0       7.4        15.7      106.2        78.0        52.2         57.5          4.5
Other income (expense),
 net....................      0.1       (0.1)     (1.5)        0.2        3.6         3.7         3.4         (1.3)        (0.1)
                            -----      -----     -----       -----     ------       -----       -----        -----        -----
Income (loss) before
 income taxes...........     79.5       97.5     115.8       108.9      (30.6)      (28.2)      (17.9)       (16.4)       (13.6)
Provision (benefit) for
 income taxes...........     15.4       15.1      16.5        12.1       (9.0)       (8.6)       (4.4)        (4.2)        (1.7)
                            -----      -----     -----       -----     ------       -----       -----        -----        -----
Net income (loss).......  $  64.1    $  82.4    $ 99.3     $  96.8    $ (21.6)    $ (19.6)    $ (13.5)     $ (12.2)     $ (11.9)
                            =====      =====     =====       =====     ======       =====       =====        =====        =====
Ratio of earnings to
 fixed charges(f).......     7.1x      11.0x     10.3x        6.1x         --          --          --           --           --

                                                                                                                      FOUR MONTHS
                                                                                           SIX MONTHS ENDED JUNE 30,  ENDED APRIL
                                            YEAR ENDED DECEMBER 31,                        -------------------------      30,
                      -------------------------------------------------------------------                             -----------
                                                             PRO FORMA                       PRO FORMA     AMF GROUP
                                                             AMF GROUP       AMF GROUP       AMF GROUP     HOLDINGS   PREDECESSOR
                             PREDECESSOR COMPANY           HOLDINGS INC.   HOLDINGS INC.   HOLDINGS INC.     INC.       COMPANY
                      ----------------------------------   --------------  --------------  --------------  ---------  -----------
                       1992     1993    1994(a)    1995       1996(b)         1996(c)         1996(e)        1997       1996(d)
                      ------   ------   -------   ------   --------------  --------------  --------------  ---------  -----------
                                                                 (DOLLARS IN MILLIONS)
SELECTED DATA:
EBITDA............... $112.8   $124.0   $149.5    $163.5      $  145.5         $ 95.5          $ 65.8       $  85.8      $ 6.1
EBITDA margin........   28.8%    29.0%    28.9 %    28.9%         26.5%          24.8%           27.7%         27.0%       3.7%
Revenue: (g)
 Bowling Centers..... $204.5   $192.6   $225.4    $292.3      $  307.3                         $147.2       $ 201.1
 Bowling Products....  195.4    243.6    301.7     286.5         252.1                           96.8         124.7
EBITDA: (h)
 Bowling Centers..... $ 65.2   $ 54.5   $ 65.8    $ 86.8      $   95.6                         $ 48.3       $  63.0
 Bowling Products....   48.7     71.1     84.6      79.3          62.6                           22.9          31.3
New Center Packages
 sold................  2,210    3,577    4,941     4,437         3,029                          1,152         1,933
New Center Packages
 backlog, end of
 period(i)...........    N/A      N/A    2,078       940         1,426                          1,144         2,182
Number of centers,
 end of period.......    197      190      293       286           341                            284           408
Number of lanes, end
 of period...........  5,988    5,896    9,586     9,430        11,782                          9,386        14,206
Capital Expenditures:
 Routine moderni-
   zation and
   maintenance(j).... $  8.3   $  9.0   $ 11.4    $ 13.1      $   14.5                         $  6.9       $  12.2
 Expansion and
   acquisition
   capital(k)........    3.8      5.7      6.4      16.9         117.4                            3.3         135.6
                       -----    -----    -----     -----        ------                          -----         -----
 Total............... $ 12.1   $ 14.7   $ 17.8    $ 30.0      $  131.9                         $ 10.2       $ 147.8
                       =====    =====    =====     =====        ======                          =====         =====

                                                                                                                   AS OF
                                                                               AS OF                              JUNE 30,
                                                                            DECEMBER 31,                        ------------
                                                        ----------------------------------------------------
                                                                                                    AMF             AMF
                                                                                                   GROUP           GROUP
                                                                                                  HOLDINGS        HOLDINGS
                                                                PREDECESSOR COMPANY                 INC.            INC.
                                                        ------------------------------------    ------------    ------------
                                                         1992      1993     1994(a)    1995         1996            1997
                                                        ------    ------    ------    ------    ------------    ------------
                                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital(l)...................................   $ 15.6    $ 18.9    $ 16.9    $ 29.2      $    7.9        $  (23.2)
Goodwill, net........................................       --        --        --        --         771.1           766.7
Total assets.........................................    231.1     228.2     410.2     400.4       1,593.9         1,715.4
Total debt...........................................     98.0      75.7     186.1     167.4       1,091.3         1,221.3
Stockholder's equity.................................     75.8      88.6     132.4     161.5         408.7           391.0
Total capitalization.................................    173.8     164.3     318.5     328.9       1,500.0         1,612.3

---------------
(a) Includes results of Fair Lanes, which operated 106 centers and was acquired on September 29, 1994.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996.

(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(d) Represents results of operations from January 1, 1996 through April 30,
    1996.

(e) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

(f) The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist of net income to which has been added fixed charges and income taxes. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest. For the year ended December 31, 1996, on a pro forma basis, Holdings had a deficiency of earning to fixed charges of $30.6 million.

(g) Before intersegment eliminations.

(h) Before intersegment eliminations and corporate, general and administrative expenses.

(i) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales." Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.

(j) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.

(k) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.

(l) Predecessor Company amounts reflect elimination of affiliates receivables and payables.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

     This discussion should be read in conjunction with the information contained under "Selected Financial Data" and in Holdings' Consolidated Financial Statements and Condensed Consolidated Financial Statements included elsewhere herein.

     Management believes that a comparison of the results of operations for the six months ended June 30, 1997 and 1996, and the years ended December 31, 1996 and 1995, on a pro forma basis, is more meaningful than a comparison on an historical basis. This is due primarily to significant changes in depreciation and amortization that result from the application of the purchase method of accounting for the Acquisition and from the increased interest expense due to the debt incurred related to the Acquisition. Discussion of the results of Predecessor Company operations for the years ended December 31, 1995 and 1994, are on an historical basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996 and the Notes to Condensed Consolidated Financial Statements as of June 30, 1997.

     To facilitate a meaningful comparison, in addition to discussing the consolidated results of Holdings, certain portions of this Management's Discussion and Analysis of Financial Condition and Results of Operations discuss results of Bowling Centers and Bowling Products separately.

     The results of Bowling Centers, Bowling Products and the consolidated group of companies are set forth below. The two European centers that were not acquired by the Company as part of the Acquisition, as discussed in "Note 1. Organization" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996, are included in the 1996 actual Predecessor Company results and excluded from 1996 pro forma results. The two centers have no material impact on Holdings' financial statements or on the information presented in this section.

     For 1995, Bowling Centers adopted a calendar year end; accordingly, the Bowling Centers results of operations for the year ended December 31, 1995 include the results of U.S. operations for the period from December 26, 1994 through December 31, 1995. Total revenue for the period from December 26, 1994 through December 31, 1994 was approximately $2.0 million.

     The business segment results presented below are before intersegment eliminations since the Company's management believes that this will provide a more accurate comparison of performance by segment from year to year. The intersegment eliminations are not material. Interest expense is presented on a gross basis.

RECENT DEVELOPMENTS

     Holdings' revenue increased 42.3% to $187.5 million for the third quarter of 1997 as compared to $131.8 million for the third quarter of 1996. EBITDA increased 27.0% to $40.9 million for the third quarter of 1997 as compared to $32.2 million for the third quarter of 1996. Net loss was $10.3 million for the third quarter of 1997 as compared to a net loss of $5.3 million for the third quarter of 1996.

     Revenue increased 36.9% to $505.6 million for the first nine months of 1997 as compared to $369.3 million for the first nine months of 1996. EBITDA increased 29.3% to $126.7 million for the first nine months of 1997 as compared to $98.0 million for the first nine months of 1996. Net loss for the first nine months of 1997 was $22.5 million as compared to a net loss of $18.8 million for the first nine months of 1996.

     Both revenue and EBITDA for the third quarter of 1997 reflect the inclusion of results of 160 bowling centers acquired and one new bowling center built since May 1996 through September 30, 1997, and increased levels of NCP shipments to several international regions. Net loss for the third quarter of 1997 reflects incremental depreciation and interest expense related to increased levels of assets and indebtedness under the Credit Agreement as a result of bowling center acquisitions.

                                                         THREE MONTHS
                                                             ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                       -----------------     -----------------
                                                        1997       1996       1997      1996(1)
                                                       ------     ------     ------     ------
                                                                (DOLLARS IN MILLIONS)
Operating revenues...................................  $187.5     $131.8     $505.6     $369.3
Net loss.............................................   (10.3)      (5.3)     (22.5)     (18.8)
Selected Data:
     EBITDA..........................................  $ 40.9     $ 32.2     $126.7     $ 98.0

---------------

(1) The information presented with respect to the nine months ended September 30, 1996 is presented on a pro forma basis.

     On October 20, 1997, AMF acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In addition, Michael Jordan agreed to become a spokesperson for and endorser of AMF bowling centers and bowling products under a personal services contract which grants AMF rights to use Mr. Jordan's image and name in advertising and marketing campaigns.

     On November 7, 1997, the Parent completed an initial public offering of the Parent Common Stock. See "Prospectus Summary -- Recent Developments."

PERFORMANCE BY BUSINESS SEGMENT

  BOWLING CENTERS

     Bowling Centers derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1996, bowling, food and beverage and other revenue represented 62%, 24% and 14% of total Bowling Centers revenue, respectively.

     The results shown below reflect both U.S. and international Bowling Centers operations.

                                                                       SIX MONTHS ENDED JUNE 30,
                                       YEAR ENDED DECEMBER 31,        ---------------------------
                                  ---------------------------------
                                                        PRO FORMA      PRO FORMA
                                                        AMF GROUP      AMF GROUP      AMF GROUP
                                     PREDECESSOR         HOLDINGS       HOLDINGS       HOLDINGS
                                       COMPANY             INC.           INC.           INC.
                                  ------------------   ------------   ------------   ------------
                                   1994        1995      1996(a)        1996(b)          1997
                                  ------      ------   ------------   ------------   ------------
                                                       (DOLLARS IN MILLIONS)
BOWLING CENTERS (before
  intersegment eliminations):
Operating revenue...............  $225.4      $292.3     $  307.3       $  147.2       $  201.1
Cost of goods sold..............    22.3        26.3         27.5           12.6           18.3
Bowling center operating
  expenses......................   120.3       168.7        177.2           83.3          116.6
Selling, general and
  administrative expenses.......    17.0        10.5          7.0            3.0            3.2
Depreciation and amortization...    21.8        36.6         56.2           26.1           34.3
                                  ------      ------       ------         ------         ------
Operating income................  $ 44.0      $ 50.2     $   39.4       $   22.2       $   28.7
                                  ======      ======       ======         ======         ======
SELECTED DATA:
EBITDA..........................  $ 65.8      $ 86.8     $   95.6       $   48.3       $   63.0
EBITDA margin...................    29.2%       29.7%        31.1%          32.8%          31.3%
Number of centers, end of
  period........................     293         286          341            284            408
Number of lanes, end of
  period........................   9,586       9,430       11,782          9,386         14,206

---------------
(a) Represents pro forma results of operations from January 1, 1996 through December 31, 1996. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain general and administrative expenses previously allocated to the Bowling Centers segment. The 1995 and 1994 amounts have not been restated to reflect this change.

(b) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Of the $53.9 million, or 36.6%, increase in operating revenue, $52.5 million was attributable to new centers, of which $48.8 million was from U.S. centers, and $3.7 million was from international centers. An increase of $2.8 million, or 1.9%, in constant centers (centers in operation for at least one full fiscal year) revenue was primarily a result of an increase in revenue in the Northeast region of the U.S., a region in which the Company has a large number of centers and which experienced severe weather conditions during the first quarter of 1996. The increase in constant centers revenue in the first six months of 1997 compared to the same period in 1996 was net of $1.0 million additional revenue in 1996 due to leap year, and a $1.6 million decrease in revenue from the Japanese centers in 1997 which was primarily caused by recent poor economic conditions in Japan. The overall increase was also offset in part by a $1.4 million decrease attributable to seven U.S. centers which were closed since May 1996.

     Cost of goods sold increased $5.7 million, or 45.2%, primarily as a result of new centers, partially offset by savings associated with closed centers.

     Of the increase of $33.3 million, or 40.0%, in operating expenses, approximately $31.4 million was attributable to new centers, of which $29.4 million was attributable to U.S. centers and $2.0 million was attributable to international centers. As a percentage of its revenue, Bowling Centers operating expenses were 56.6% for the six months ended June 30, 1996, on a pro forma basis, versus 58.0% for the six months ended June 30, 1997.

     The increase of $0.2 million, or 6.7%, in selling, general and administrative expenses was attributable to new centers, partially offset by savings associated with closed centers.

     The increase of $14.7 million, or 30.4%, in EBITDA was attributable to new centers. EBITDA margin decreased from 32.8% for the six months ended June 30, 1996, on a pro forma basis, to 31.3% for the six months ended June 30, 1997. EBITDA margin for the six-month period ended June 30, 1997 was affected, as expected, by the increasing proportion of U.S. centers purchased. U.S. centers typically have lower margins in the second quarter compared with international centers and compared with U.S. margins in the first and fourth quarters of the year, primarily because revenue declines in the second quarter as fall leagues finish the season. See" -- Seasonality and Market Development Cycles."

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995. Operating revenue increased $15.0 million, or 5.1%. Increases of $19.0 million attributable to the addition of 57 new centers purchased during the last two quarters of 1996 and $0.5 million attributable to increases at constant centers were offset by decreases of $2.2 million attributable to the two bowling centers which were not acquired as part of the Acquisition and $2.3 million attributable to the closure of seven of the 106 bowling centers originally purchased by the Predecessor Company from Fair Lanes. The constant center revenue increase was attributable to an increase in international revenue of $2.4 million, offset by a decrease in U.S. constant centers revenue of $1.9 million. The decrease in U.S. constant centers revenue was largely a result of a decrease in revenue due to the severe weather conditions in the Northeast, a region in which the Company has a large number of centers, during the first quarter of 1996. An increase in bowling prices in the U.S. during 1996 was partially offset by a decrease in U.S. lineage. The increase in international revenue was primarily a result of an increase in average price per game and increased food and beverage revenue.

     Cost of goods sold increased $1.2 million, or 4.6%, primarily as a result of new centers.

     Bowling Centers operating expenses increased by $8.5 million, or 5.0%. An increase of $10.0 million attributable to new centers and a net increase of $2.2 million attributable to constant centers were offset by a decrease of $3.7 million primarily attributable to the two centers not acquired in the Acquisition and the closure of seven Fair Lanes centers. The net increase in constant centers operating expenses was a result of an increase of $4.1 million in international centers due to increased rents and payroll expenses, and a decrease of $1.9 million in U.S. centers resulting from the implementation of cost reduction plans developed by management after assessing the impact of the severe weather conditions during the first quarter of 1996. As a percentage of total revenue, Bowling Centers operating expenses remained constant at 57.7% during 1996 and 1995.

     Of the $3.5 million decrease in selling, general and administrative expenses, $3.6 million is due to a reallocation to corporate of certain selling, general and administrative expenses previously allocated to the Bowling Centers segment.

     An increase of $8.8 million, or 10.1%, in EBITDA was attributable to new centers. EBITDA margin in 1996 was 31.1% compared to 29.7% in 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31,
1994. Operating revenue increased by $66.9 million, or 29.7%. U.S. centers revenue (excluding centers purchased from Fair Lanes) increased $3.6 million, or 3.7%, over 1994 revenue of $96.2 million, primarily as a result of an increase in average price per game and lineage, and an increase of $67.2 million was attributable to the Fair Lanes centers. These increases were offset by a decrease of $3.9 million in international revenue which resulted primarily from a weakening of the Mexican peso.

     The increase of $4.0 million, or 17.9%, in cost of goods sold was primarily attributable to the acquisition of the Fair Lanes centers in September, 1994.

     Bowling Centers total operating expenses increased by $48.4 million, or 40.2%, of which an increase of $44.0 million was attributable to Fair Lanes centers operations, an increase of $2.3 million was attributable to non-recurring costs which resulted from integrating Fair Lanes centers into the Company's risk management program and the closure of seven centers, and an increase of $2.1 million was primarily attributable to non-recurring costs related to changes in management personnel implemented in 1995. As a percent of Bowling Centers operating revenue, operating expenses increased from 53.4% in 1994, to 57.7% in 1995, primarily as a result of the non-recurring costs described above.

     The decrease of $6.5 million, or 38.2%, in Bowling Centers selling, general and administrative expenses was primarily attributable to the Fair Lanes centers integration into Bowling Centers operations.

     EBITDA increased $21.0 million, or 31.9%. An increase of $22.6 million attributable to the Fair Lanes centers was offset by a decrease of $1.6 million which was primarily attributable to centers in Mexico impacted by the weakening of the peso. EBITDA margin increased from 29.2% in 1994 to 29.7% in 1995 primarily because the Fair Lanes centers EBITDA margin improved from 12.6% for the fourth quarter in 1994 to 27.8% for the full year in 1995.

  BOWLING PRODUCTS

     The results shown below reflect Bowling Products operations.

                                                                             SIX MONTHS ENDED JUNE 30,
                                        YEAR ENDED DECEMBER 31,           -------------------------------
                                  -----------------------------------
                                                          PRO FORMA         PRO FORMA
                                     PREDECESSOR          AMF GROUP         AMF GROUP         AMF GROUP
                                       COMPANY          HOLDINGS INC.     HOLDINGS INC.     HOLDINGS INC.
                                  -----------------     -------------     -------------     -------------
                                   1994       1995         1996(a)           1996(b)            1997
                                  ------     ------     -------------     -------------     -------------
                                                           (DOLLARS IN MILLIONS)
BOWLING PRODUCTS (before
  intersegment eliminations):
Operating revenue...............  $301.7     $286.5        $ 252.1            $96.8            $ 124.7
Cost of goods sold..............   178.9      166.9          153.3             58.2               74.7
                                  ------     ------         ------           ------             ------
Gross profit....................   122.8      119.6           98.8             38.6               50.0
Selling, general and
  administrative expenses.......    38.2       40.3           36.2             15.7               18.7
Depreciation and amortization...     3.7        3.6           18.5              9.4                9.9
                                  ------     ------         ------           ------             ------
Operating income................  $ 80.9     $ 75.7        $  44.1            $13.5            $  21.4
                                  ======     ======         ======           ======             ======
SELECTED DATA:
Gross profit margin.............    40.7%      41.7%          39.2%            39.9%              40.1%
EBITDA..........................  $ 84.6     $ 79.3        $  62.6            $22.9            $  31.3
EBITDA margin...................    28.0%      27.7%          24.8%            23.7%              25.1%
New Center Packages sold........   4,941      4,437          3,029            1,152              1,933
New Center Packages backlog,
  end of period(c)..............   2,078        940          1,426            1,144              2,182

---------------
(a) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment. The 1995 and 1994 amounts have not been restated to reflect this change.

(b) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

(c) Orders of NCPs included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "-- Backlog; Recent NCP Sales." Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.

     Bowling Products' long-standing customer relationships, Bowling Centers' and third-party centers' predictable demand for Modernization and Consumer Products, a steadily increasing installed base of NCPs and Bowling Products' ability to supply a full product line have historically made the Modernization and Consumer Products category a stable and recurring base of revenue and EBITDA. Revenue growth from 1991 to 1994 for the NCP category resulted primarily from increased unit sales to Taiwan and Korea, and since 1995 to China and to emerging bowling markets, where the popularity of bowling and consequent demand for new bowling centers increased dramatically. During 1995 and 1996, NCP revenue declined primarily because the markets in Taiwan and Korea had matured. The decline was partially offset by continued demand in China and in certain emerging bowling markets. During the first six months of 1997, NCP revenue increased due to continued demand in China and other international markets, such as Japan and Malaysia.

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Bowling Products total operating revenue increased $27.9 million, or 28.8%, primarily due to an increase of $25.3 million, or 67.5%, in NCP revenue, and an increase of $2.0 million, or 3.4%, in Modernization and Consumer Products revenue. The increase in NCP revenue was due to an overall increase in NCP sales of 781 units which occurred primarily in China, Malaysia, the Americas and Japan. See "Risk Factors -- Seasonality and Market Development Cycles" and
"-- Seasonality and Market Development Cycles."

     Total gross profit from Bowling Products increased by $11.4 million, or 29.5%, primarily as a result of increased NCP sales. Gross profit margin was 39.9% and 40.1% for the six months ended June 30, 1996 and 1997, respectively.

     Bowling Products selling, general and administrative expenses increased by $3.0 million, or 19.1%, primarily as a result of a $2.4 million increase attributable to payroll and facilities expenses related to staffing the Company's international sales and service offices, and an increase of $1.5 million attributable to advertising and promotion expenses in the U.S. locations. These increases were offset by a decrease of $0.9 million in payroll, facilities and related expenses at the U.S. locations.

     EBITDA increased from $22.9 million to $31.3 million, resulting in an increase in EBITDA margin from 23.7% to 25.1%, primarily due to the increased NCP revenue, offset in part by the increased expenses discussed above.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995. Operating revenue decreased by $34.4 million, or 12.0%, primarily due to a decrease of $35.3 million, or 22.7%, in NCP revenue offset by an increase of $0.9 million, or 0.7%, in Modernization and Consumer Products revenue. The drop in NCP revenue was due to an overall decrease in NCP sales by 1,408 units in 1996 compared to 1995, particularly for maturing markets including Korea and Taiwan, offset by an increase in NCP revenue from sales to China. From 1995 to 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units. Additionally, there was a moderate increase in NCP units sold in the Americas and southern Europe during 1996. The increase in sales to China occurred during the last six months of 1996. See "Risk Factors -- Seasonality and Market Development Cycles" and "-- Seasonality and Market Development Cycles." The increase in Modernization and Consumer Products revenue was due in part to increased sales of synthetic lanes and automatic scoring in the United States.

     Gross profit decreased by $20.8 million, or 17.4%. Gross profit margin was 41.7% in 1995 and 39.2% in 1996. Of this 2.5% decrease, 0.8% was attributable to an increase in certain inventory and warranty reserves in the Modernization and Consumer Products categories of $2.1 million, and 1.7% was attributable to the lower margins on decreased revenues, particularly in Japan, due to price cuts implemented by the Company's management in response to stiffer competition in the Modernization and Consumer Products category.

     Of the $4.1 million decrease in selling, general and administrative expenses, $4.2 million was due to a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment.

     EBITDA decreased $16.7 million, or 21.1%, and EBITDA margin decreased from 27.7% in 1995, to 24.8% in 1996, primarily due to the decreased NCP revenue and gross profit discussed above.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994. Operating revenue decreased $15.2 million, or 5.0%, as a result of a decrease of $15.1 million, or 8.8%, in NCP revenue, and a less than 1.0% decrease of $0.1 million in Modernization and Consumer Products revenue.

     A significant portion of the decrease in NCP revenue was attributable to a decrease in sales to Taiwan and Korea during November and December 1995, which had significantly lower sales than the comparable period in 1994. Management believes that the sales to Taiwan and Korea peaked during 1994. Additionally, NCP sales in Japan were significantly affected by uncertain economic conditions following the Kobe earthquake and the subway gas attacks, which resulted in delayed investments in recreational activities.

     Gross profit decreased by $3.2 million, or 2.6%, and the gross profit margin of 40.7% in 1994 increased to 41.7% in 1995. Decreases of $3.8 million caused by the decrease in NCPs sold and $1.7 million primarily attributable to start up expenses incurred in pool cue, bumper, and automatic scoring systems manufacturing were offset by a $2.3 million increase which resulted from decreased warranty costs.

     The increase of $2.1 million, or 5.5%, in selling, general and administrative expenses was primarily attributable to non-recurring costs of $2.9 million in 1995, offset by $0.8 million which was primarily due to net reversals of reserves.

     EBITDA decreased $5.3 million, or 6.3%, and EBITDA margin decreased from 28.0% in 1994 to 27.7% in 1995, primarily due to the decreased revenue and increased selling, general and administrative expenses discussed above. The 1995 EBITDA was depressed by the non-recurring selling, general and administrative costs of $2.9 million described above.

CONSOLIDATED ITEMS

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased by $8.5 million, or 24.4%, in the six months ended June 30, 1997 compared with the same period in 1996, primarily due to depreciation of property and equipment of centers acquired since May 1996 and incremental depreciation expense incurred as a result of capital expenditures.

     For the year ended December 31, 1996, depreciation and amortization increased by $34.4 million, or 88.0%, over the same period in 1995, primarily as a result of recording fixed assets at fair market value and goodwill in accordance with the purchase accounting method applied to the Acquisition.

     For the year ended December 31, 1995, depreciation and amortization increased by $14.3 million, or 57.7%, over the same period in 1994, primarily due to the inclusion of Fair Lanes centers for the entire 12 months of 1995, as compared with three months during 1994.

  INTEREST EXPENSE

     Gross interest expense increased by $5.3 million, or 10.2%, in the six months ended June 30, 1997 compared with the same period in 1996, primarily due to interest paid on increased levels of bank debt as a result of the center acquisitions described under "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures." See "-- Liquidity" and "-- Capital Resources." Cash interest paid by Holdings for the six months ended June 30, 1997 totaled $39.8 million, while non-cash bond interest amortization totaled $16.8 million.

     For the year ended December 31, 1996, gross interest expense increased by $90.5 million, or 576.4%, compared with the same period in 1995 due to interest paid on debt incurred to finance the Acquisition and interest on the Acquisition Facility that existed under the Credit Agreement as in effect before the most recent amendment and restatement. Cash interest paid by Holdings for the year ended December 31, 1996 totaled $44.5 million, while non-cash bond interest amortization totaled $24.7 million.

     Gross interest expense increased by $8.3 million, or 112.2%, for the year ended December 31, 1995, compared with the same period in 1994 as a result of additional debt incurred in connection with the acquisition of the Fair Lanes centers on September 29, 1994. This debt was paid in full by the prior owners of the Predecessor Company before the Acquisition.

  NET INCOME (LOSS)

     Net loss decreased $1.3 million, or 9.6%, for the six months ended June 30, 1997 compared with the same period in 1996, as a result of the increases in EBITDA discussed above on a segment basis, offset by increases in depreciation and amortization expense, interest expense and the current tax provision for Holdings.

     The decline of $118.3 million, or 122.2%, in net income from $96.8 million in 1995 to a net loss of $(21.5) million in 1996, on a pro forma basis, was primarily attributable to a decrease in Bowling Products EBITDA resulting from the decline in NCP revenue and higher depreciation and amortization and interest expense resulting from the Acquisition after allowing for an $8.9 million tax benefit.

     Net income decreased $2.5 million, or 2.5%, for the year ended December 31, 1995, compared with the same period in 1994 as a result of higher depreciation and amortization and interest expense incurred in 1995 as a result of the full-year impact of the acquisition of the Fair Lanes centers which occurred in the fourth quarter of 1994.

     Holdings will incur after-tax extraordinary charges totalling $22.7 million in the fourth quarter of 1997 arising from the amendment and restatement of the Credit Agreement that became effective on November 7, 1997 and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Exchange Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Parent Offering and the write-off of the portion of deferred financing costs attributable to the Exchange Senior Subordinated Discount Notes expected to be so redeemed. See "Description of Senior Debt -- Credit Agreement."

  INCOME TAXES

     Prior to the Acquisition, certain of the companies within the Predecessor Company elected S corporation status under the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the Acquisition, those companies became taxable corporations under the Code.

     Pursuant to the Stock Purchase Agreement, the two principal companies within the affiliated group elected under Section 338(h)(10) of the Code, to treat the stock purchase as a deemed asset acquisition for the purposes of U.S. income taxes. These elections permitted both of the affiliated companies to revalue their assets to fair market value and to treat any amortizable goodwill as tax deductible over fifteen years.

     As of June 30, 1997, Holdings had net operating losses of approximately $38.0 million and foreign tax credits of $9.6 million which will carry over to future years to offset U.S. taxes. The foreign tax credits will begin to expire in the year 2001 and the net operating losses will begin to expire in the year 2010. Holdings has not booked a valuation reserve as of June 30, 1997 because Holdings expects to utilize these net operating losses prior to expiration.

LIQUIDITY

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     The following discussion compares Holdings' results for the period ended June 30, 1997 with the period ended June 30, 1996, on an historical basis.

     Holdings' primary source of liquidity is cash provided by operations and credit facilities as described below. Working capital on December 31, 1996 was $7.9 million compared with a negative $23.2 million as of June 30, 1997, a decrease of $31.1 million. Cash decreased $27.0 million primarily as a result of payments on debt under the Credit Agreement and internal funding of certain bowling center acquisitions, and the note payable under the Credit Agreement increased $30.0 million as a result of borrowings under the Working Capital Facility under the Credit Agreement, as in effect before its most recent amendment and restatement, which was used to fund increases in working capital. Accounts receivable increased $14.5 million primarily as a result of increased NCP revenue, and inventory increased $15.5 million in advance of future shipments. These increases in working capital were partially offset by a decrease of $4.1 million caused by changes in other current assets and liabilities.

     Net cash flows used in operating activities were $28.0 million for the six months ended June 30, 1996 compared with net cash provided of $8.2 million for the six months ended June 30, 1997, a difference of $36.2 million. Net cash provided resulted from a decrease of $0.1 million in net loss, an increase of $31.7 million in depreciation and amortization primarily as a result of application of the purchase method of accounting for the Acquisition, an increase of $8.0 million in amortization of the discount related to the bonds used to partially fund the Acquisition, a net loss of $0.1 million on the sale of property and equipment, a net change of $3.3 million in deferred taxes and income taxes payable, and a change of $19.8 million in other assets and liabilities. Net cash used resulted from an increase of $14.3 million in accounts receivable primarily resulting from the increased levels of NCP sales compared with the same period in 1996, and an increase of $12.5 million in inventory primarily reflecting the increased backlog of NCP orders to be shipped after June 30, 1997.

     Net cash flows used in investing activities were $1,336.3 million for the six months ended June 30, 1996 compared with net cash flows used of $147.5 million for the six months ended June 30, 1997. During the six months ended June 30, 1996, cash flows used for the Acquisition totaled $1,333.1 million, capital spending was $3.3 million and other investing cash flows provided were $0.1 million. During the six months ended June 30, 1997, acquisitions of bowling centers totaled $122.2 million, capital spending was $25.6 million, and other cash flows provided by investing activities were $0.3 million. See "Note 9. Acquisitions" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997 and "-- Capital Expenditures."

     Net cash provided by financing activities was $1,409.8 million for the six months ended June 30, 1996 compared with net cash provided of $112.4 million for the six months ended June 30, 1997. During the six months ended June 30, 1996, cash flows were primarily provided by $1,029.9 million of proceeds of long-term debt and $380.3 million from a capital contribution, both of which were used to fund the Acquisition. During the six months ended June 30, 1997, cash flows were primarily provided by drawing down $103.5 million and $30.0 million from available borrowings under the Acquisition Facility and the Working Capital Facility, respectively, to fund the acquisitions of centers and increases in working capital. During 1997, funds were used primarily for the payment of long-term debt totaling $20.3 million, and $0.5 million was paid as a dividend to the Parent for the repurchase of an officer's shares in connection with the termination of his employment with the Company. See "Note 12. Employee Benefit Plans" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996.

     As a result of the aforementioned, cash increased by $45.1 million for the six months ended June 30, 1996 compared to a decrease of $26.9 million for the six months ended June 30, 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

     The following discussion compares Holdings' results for the period ended December 31, 1996, with the Predecessor Company's results for the year ended December 31, 1995, on an historical basis.

     Net cash flows from operating activities decreased $51.0 million from $124.8 million for the year ended December 31, 1995 to $73.8 million for the period ended December 31, 1996. This decrease was primarily due to the decrease in net income from $96.8 million for the year ended December 31, 1995 to a net loss of $(19.5) million for the period ended December 31, 1996 and higher depreciation, amortization and interest expenses as a result of the Acquisition.

     Net cash flows used in investing activities were $28.3 million for the year ended December 31, 1995 compared with net cash flows used of $1,467.1 million for the period ended December 31, 1996. The change was due primarily to the Acquisition. During the year ended December 31, 1995, capital spending was $30.0 million and other investing cash flows provided were $1.7 million. During the period ended December 31, 1996, acquisitions of operating units, net of cash acquired, including the Acquisition, totaled $1,450.9 million, capital spending was $16.9 million, and other cash flows provided by investing activities were $0.7 million.

     Net cash used for financing activities was $94.7 million for the year ended December 31, 1995 compared with net cash provided of $1,438.3 million for the period ended December 31, 1996. This change primarily resulted from the issuance of debt and capital contributions related to the Acquisition. During 1995, the Predecessor Company made distributions to its owners of $71.9 million, net payments on notes payable to its owners of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by stockholders.

     During the period ended December 31, 1996, Holdings had borrowings, net of deferred financing costs, of $1,059.3 million from debt incurred to finance the Acquisition and from the Acquisition Facility, and made payments of $38.9 million on this debt. Additionally, a total of $420.8 million was received as capital contributions by the institutional stockholders of the Parent and certain of its officers and directors. Of the total capital contributed, $380.8 was for the initial capitalization of the Parent and the Acquisition, and $40.0 million was received as additional capital contributions in connection with the acquisition of centers from Charan Industries, Inc. ("Charan"). See
"Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures."

     As a result of the aforementioned, cash increased by $1.6 million for the year ended December 31, 1995 compared with an increase of $43.6 million for the period ended December 31, 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

     Net cash flow from operating activities increased from $119.7 million for the year ended December 31, 1994 to $124.8 million for the year ended December 31, 1995. This increase was primarily a result of the fact that although net income decreased from $99.3 million to $96.8 million and assets and liabilities changes occurred which reflected a net use of cash of $5.3 million and $10.9 million for the year ended December 31, 1994 and for the year ended December 31, 1995, respectively, depreciation and amortization increased by $14.3 million, from $24.8 million for the year ended December 31, 1994 to $39.1 million for the fiscal year ended December 31, 1995.

     Net cash used for investing activities decreased from $32.6 million for the year ended December 31, 1994 to $28.3 million for the year ended December 31, 1995. During 1994, cash of $17.3 million was used for the acquisition of centers, primarily Fair Lanes centers. Capital spending was $17.8 million for the year ended December 31, 1994 compared with $30.0 million for the year ended December 31, 1995.

     Net cash used for financing activities increased from $89.6 million for the year ended December 31, 1994 to $94.7 million for the year ended December 31, 1995. During 1994, the Predecessor Company made distributions to its owners of $78.2 million, net payments on notes payable to its owners of $8.6 million and net payments on credit note agreements and long-term debt of $4.8 million. Additionally, cash of $2.1 million was received as capital contributions by its owners. During 1995, the Predecessor Company made distributions to its owners of $71.9 million, net payments on notes payable to its owners of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by its owners.

     As a result of the aforementioned, cash increased by $0.2 million for the year ended December 31, 1994 compared to an increase of $1.6 million for the year ended December 31, 1995.

CAPITAL RESOURCES

     As a result of the Acquisition, Holdings' total indebtedness has increased substantially. At June 30, 1997, Holdings' debt structure consisted of Senior Debt of $679.9 million, senior subordinated notes of $250.0 million and senior subordinated discount notes of $291.4 million. At June 30, 1997, Holdings was also capitalized with equity of $391.0 million. Under the Credit Agreement, as amended and restated effective November 7, 1997, Holdings also has the ability to borrow for general corporate purposes pursuant to the $355.0 million Working Capital Facility, subject to certain conditions. At June 30, 1997, $112.0 million and $30.0 million was outstanding under the Acquisition Facility and the Working Capital Facility, respectively, as then in effect. Between June 30, 1997 and October 31, 1997, additional borrowings under the Acquisition Facility totaled $59.0 million and were used to fund the acquisitions of centers. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures." In addition, the Company borrowed an additional $17.5 million under the Working Capital Facility to fund increases in working capital. At October 31, 1997, $171.0 million and $47.5 million was outstanding under the Acquisition Facility and the Working Capital Facility, respectively. Available borrowings under the Credit Agreement have been increased pursuant to the most recent amendment and restatement, as described below.

     In September 1997, certain current stockholders of the Parent purchased an aggregate of 1,780,000 shares of Parent Common Stock from the Parent for $20.00 per share pursuant to the "overcall" provisions of the Stockholders Agreement. The aggregate $35.6 million capital contribution was used to fund acquisitions, including 15 centers from Conbow Corporation ("Conbow"), and for other permitted purposes. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures" and "Principal Stockholders -- Stockholders Agreement."

     Holdings funds its cash needs through cash flow from operations, existing cash balances and the Working Capital Facility. A substantial portion of Holdings' available cash will be applied to service outstanding indebtedness. For the period beginning January 12, 1996 and ending December 31, 1996, Holdings incurred cash interest expense of $53.0 million, representing 55.5% of EBITDA of $95.5 million for the period. For the six months ended June 30, 1997, Holdings incurred cash interest expense of $39.8 million, representing 46.4% of EBITDA of $85.8 million for the six month period.

     The Indentures and the Credit Agreement contain financial and operating covenants and significant restrictions on the ability of the Company to pay dividends, incur indebtedness, make investments and take certain other corporate actions. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness," "Risk Factors -- Holding Company Structure," "Risk Factors -- Net Losses," "Description of Senior Debt" and "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements of Holdings as of December 31, 1996.

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that available cash flow, together with available borrowings under the Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of, and interest on, its senior debt, and interest on the Exchange Notes. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness (including the Exchange Notes) or that any refinancing would be available on commercially reasonable terms or at all. See "Risk
Factors -- Substantial Leverage; Ability to Service Indebtedness" and "Risk Factors -- Net Losses."

     Pursuant to the amendment and restatement of the Credit Agreement that became effective on November 7, 1997, the Acquisition Facility and a portion of the Term Facilities that existed under the Credit Agreement, as previously in effect, were converted into a non-amortizing revolving Working Capital Facility (the "Working Capital Facility") with an aggregate size of $355.0 million, and a portion of such facility will be repaid with proceeds of the Parent Offerings. Borrowings under the amended Working Capital Facility will provide the Company the ability to finance acquisitions or new center construction. At October 31, 1997, $59.0 million remained available under the Acquisition Facility, as then in effect. Pursuant to the Credit Agreement, as amended and restated effective November 7, 1997, $161.5 million is available under the Working Capital Facility, assuming $100.0 million of the proceeds of the Parent Offerings were to be used to repay indebtedness under the Credit Agreement. See "Description of Senior Debt."

CAPITAL EXPENDITURES

     For the six months ended June 30, 1997, Holdings' actual capital expenditures were $25.6 million compared with $10.2 million for the six months ended June 30, 1996, on a pro forma basis (capital expenditures of the acquired business from January 1, 1996 through June 30, 1996). The increase was primarily due to an ongoing modernization program in Bowling Centers, a new point-of-sale information system in U.S. Bowling Centers, new Company-wide information systems, and construction of a new 40 lane, state-of-the-art bowling and family entertainment center at Chelsea Piers in New York City.

     For the period ended December 31, 1996, Holdings' capital expenditures were $16.9 million. For the year ended December 31, 1997, Holdings' capital expenditures are expected to be approximately $50.0 million. For the year ended December 31, 1995, Holdings' capital expenditures were $30.0 million, including $9.7 million for the construction of three new centers. In 1994, Holdings' capital expenditures were $17.8 million. The 1996 expenditures level was lower than the 1995 level in part because in 1995 three new bowling centers were constructed at a cost of approximately $9.7 million.

     The Company conducts an ongoing modernization and maintenance program that results in its centers having upgraded physical plants and generally attractive appearances. Management believes that its historical spending level of 3.7% of Bowling Centers revenue is fully adequate to cover all modernization and maintenance capital expenditures. Management estimates that approximately 2.0% of Bowling Centers revenue is required for maintenance capital expenditures alone.

     Bowling Products has relatively modest capital investment requirements, and the Company has followed a relatively conservative approach to capital investment. Maintenance and replacement investments have been made when clearly needed, but as close to the end of the useful lives of assets as possible. Investment in production machinery and equipment has received the highest investment priority and has focused on projects with projected payback periods of one to three years. Management is not planning significant changes in the policy for non-strategic projects.

     The Company has the opportunity to acquire and build additional bowling centers, both in the U.S. and internationally. The Company is prepared to acquire or build additional bowling centers as appropriate opportunities arise and is engaged in ongoing evaluations of and discussions with third parties regarding possible acquisitions. See "Business -- Business Strategy." Management plans to acquire centers with funding provided under the Credit Agreement to the extent available. As of October 31, 1997, $59.0 million remained available under the Acquisition Facility, as then in effect. Pursuant to the Credit Agreement, as amended and restated effective November 7, 1997,

$161.5 million is available under the Working Capital Facility, assuming that $100.0 million of the proceeds of the Parent Offerings were to be used to repay indebtedness under the Credit Agreement. Management's plans to expand the Bowling Centers operations are subject to the continuation of favorable economic and financial conditions, which are generally not within the Company's control. Currently, the Company has entered into purchase agreements to acquire eighteen centers, including the Pin Boys Centers (as defined below), from several unrelated sellers. The aggregate purchase price for such centers is expected to be approximately $38.5 million and is expected to be funded with borrowings under the new Working Capital Facility and cash generated from operations.

     The Company has funded its capital expenditures from cash generated by operations and, with respect to the construction and acquisition of new centers, internally generated cash, the Acquisition Facility, and issuances of common equity. See "Note 9. Acquisitions" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997, "-- Liquidity" and
"-- Capital Resources."

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     The following table sets forth AMF's U.S. constant centers revenue for the last four quarters:

                                                    QUARTER ENDING
                               ---------------------------------------------------------
                               SEPTEMBER 30,     DECEMBER 31,     MARCH 31,     JUNE 30,
                                   1996              1996           1997          1997
                               -------------     ------------     ---------     --------
                                                 (DOLLARS IN MILLIONS)
    Total Revenue............      $38.7            $ 50.5          $58.1        $ 41.1
    % of Total...............       20.6%             26.8%          30.8%         21.8%

     On a consolidated basis, revenue and EBITDA of the Company's businesses are neither highly seasonal nor highly cyclical. The geographic diversity of the Company's bowling centers, which operate across different regions of the U.S. and across nine other countries, along with the bowling industry's historic relative insulation from recessions, has provided stability to Holdings' annual cash flows. Although financial performance of Bowling Centers operations is seasonal in nature in many countries, with cash flows typically peaking in the winter months and reaching their lows in the summer months, the geographic diversity of the Company's bowling centers has helped reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. As a result of the growing number of U.S. centers attributable to the Company's acquisition program, the seasonality described above may be accentuated. In Australia, where AMF has its largest number of international centers, the reversal of seasons relative to the U.S. helps mitigate the seasonality in worldwide operations. AMF's cash flows are further stabilized by the location of many centers in regions where the climates have high average temperatures and high humidity. In the U.S., during the summer months when league bowling is generally less active, bowling centers in the southern U.S. continue to show strong performance. Similarly, in regions with warm summer climates such as Hong Kong and Mexico, where bowling in air-conditioned centers may be more attractive than outdoor activities, bowling centers show strong performance. See "Business -- Business Strategy" and "Note
10. Business Segments" in the Notes to Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

     Modernization and Consumer Products sales display significant seasonality. The U.S. market, which is the largest market for Modernization and Consumer Products, is driven by the beginning of leagues in the fall of each year. Operators typically sign purchase orders, particularly for replacement equipment, during the first four months of the year, after they receive winter league revenue indications. Equipment is shipped and installed during the summer months, when leagues are generally less active. Sales of modernization equipment, such as automatic scoring and synthetic lane overlays, are less predictable and fluctuate more than the replacement equipment because of the four to ten year life cycles of these major products.

     The NCP category of bowling products experiences significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which time sales to that market decline, sometimes rapidly. Market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., Korea and Taiwan) which, in the Company's experience, last five years or more. These growth patterns do not seem to be closely tied to general economic cycles.

INTERNATIONAL OPERATIONS

     For the six months ended June 30, 1997, 26.1% of Bowling Centers revenue was generated by its international centers. For the year ended December 31, 1996, 33.8% of the Bowling Centers revenue was generated by international centers. Historically, the Company has not engaged in any significant currency hedging activities.

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs, tariffs and VATs and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws.

     For the six months ended June 30, 1997, 59.2% of Bowling Products sales were international sales. For the year ended December 31, 1996, approximately 62.7% of Bowling Products sales were made in international markets. To minimize credit and international exchange risk, equipment is sold primarily using letters of credit denominated in U.S. dollars. Letters of credit are usually received before shipments leave U.S. ports. International sales offices sell some products in local currency, but adjust pricing, to the extent that market conditions permit, with changes in exchange rates. This policy enables the Bowling Products operations generally to avoid any material adverse effect from exchange rate fluctuations. Management believes that this policy should continue to protect the Company from material adverse consequences of exchange rate fluctuations, except in the event of severe international exchange rate volatility. See "Risk Factors -- International Operations."

BACKLOG; RECENT NCP SALES

     The total backlog of NCPs (which include all of the equipment necessary to outfit one new bowling lane) as of October 26, 1997 was 2,085 units, which is an approximately 46% increase over the December 31, 1996 backlog of 1,426 units. The increased backlog was directly attributable to strong NCP orders generated throughout the world as a result of an aggressive program to increase sales in early stage and developed markets. The backlog as of October 26, 1997 reflects a significant number of orders from customers in China, Malaysia, North and South America, Japan and Europe. Orders of NCPs included in the backlog are subject to cancellation by customers from time to time in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders.

     NCP sales for the first six months of 1997 totaled $62.8 million, a 67.5% increase over the same period in 1996. The significant increase was attributable to the market development and sales programs implemented in mid-1996 which were designed to maximize NCP sales activity in a variety of marketplaces of the world. While China currently represents the largest market for the Company's NCP sales and backlog, other markets such as South America, India, Poland, Russia and the Middle East are being developed.

     The total NCP backlog of approximately 1,426 units as of December 31, 1996 represented an increase of 486 units from the backlog of 940 units at December 31, 1995. This increase was primarily composed of increases in the backlogs in China, the United States and Malaysia, partially offset by decreases in the backlogs in Korea and Taiwan.

     Reflecting the decline in orders in the fourth quarter of 1995, manufacturing revenue from NCP sales declined very substantially during the first six months of 1996 representing a decrease of over 59.0% compared with NCP sales during the first six months of 1995. Overall NCP sales in the second half of 1996 exceeded NCP sales for the first half of 1996, reflecting continued progress in establishing a direct sales presence in China. The drop in NCP revenue for the year ended December 31, 1996 was due to a decrease in NCP unit sales, particularly in Korea and Taiwan. For the full year 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units compared with the full year 1995. The decrease in sales to Korea and Taiwan during 1996 was offset in part by an increase in NCP sales to China of 825 units. Management believes that the initial expansion period in both Korea and Taiwan peaked during 1994. Management believes that the decreased sales to Korea were also partially attributable to the effect of the Company's decreased presence in Korea while it was in the process of establishing a direct sales office to replace its former distributor. As a result of the maturing state of the markets in Korea and Taiwan, management does not expect NCP sales to these markets to return to the levels realized in 1994.

IMPACT OF INFLATION

     The Company has historically offset the impact of inflation through price increases and expense reductions. Periods of high inflation could have an adverse effect on the Company to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenue.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes.

     The Company currently and from time to time is subject to environmental claims. It is the opinion of management that the various asserted claims in which the Company currently is involved are not likely to have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims.

     The Company cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the Company's products, or providing its services, or otherwise adversely affect the demand for its products or services. See "Business -- Environmental Matters."

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1997, Holdings is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information About Capital Structure." Effective for the fiscal year ended December 31, 1998, Holdings is required to adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information."

     Holdings does not expect that adoption of these standards will have a material impact on Holdings' financial position or results of operations. The adoption of SFAS No. 130 will require reporting comprehensive income, which includes the foreign currency translation adjustment, in an alternative format prescribed by the standard.

                                    BUSINESS

GENERAL

     AMF is the largest bowling company in the world. The Company operates 447 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 361 bowling centers, and is also the largest operator internationally, with 86 bowling centers in nine countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the FIQ, the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 361 centers has approximately 111 centers. The next three largest operators collectively account for only approximately 55 of the total 5,900 centers.

     An investor group led by GSCP, an affiliate of Goldman Sachs, acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion. The investor group appointed a new management team that has aggressively pursued a three-part strategy:

          - consolidate the U.S. bowling center industry,

          - build a nationally recognized brand of superior bowling and entertainment centers, and

          - capitalize on the demand for bowling products and centers in certain international markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling and entertainment centers in the U.S. through a series of initiatives. These include introducing innovative new products, such as bumper bowling and Xtreme(TM) Bowling, upgrading the physical appearance of centers, and improving the food and beverage offerings. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 361, an increase of approximately 74%, principally through acquisitions.

     AMF is also capitalizing on the strong international growth in the demand for Bowling Products through direct sales of equipment and the building of new bowling centers abroad. Strong demand for AMF's New Center Packages of bowling equipment drove AMF's backlog from 1,426 NCP units at December 31, 1996 to 2,085 NCP units at October 26, 1997, an increase of approximately 46%. Over 90% of the Company's NCP backlog is to international markets such as China, Japan and Germany. Further, AMF is acting to accelerate the development of bowling in key potential markets. During 1997, AMF entered into joint ventures to build and operate bowling centers equipped with AMF bowling products in China and selected Southeast Asian countries, and in Brazil and Argentina.

INDUSTRY OVERVIEW

  BOWLING CENTERS

     Bowlers represent a broad cross-section of the population. Several key reasons for bowling's popularity in the U.S. and abroad are that it is (i) an indoor, all-weather sport with year-round appeal, (ii) a lifetime sport suitable for all age groups, and (iii) low in cost relative to other forms of entertainment, requiring minimal expenditure on equipment to participate. Approximately 50% of U.S. bowling revenue is derived from league bowlers, who register in leagues and commit to participate on a scheduled basis generally once a week for a period of up to 40 weeks. Management believes that outside the U.S., league revenue generally comprises a smaller percentage of bowling revenue.

     The bowling center industry is highly fragmented, and consists of two relatively large bowling center operators, AMF (which has 361 U.S. centers as of October 31, 1997) and Brunswick Corporation ("Brunswick") (which has approximately 111 U.S. centers), three medium-sized chains, which together account for 55 bowling centers, and over 5,300 bowling centers owned by single-center and small-chain operators, which typically own four or fewer centers. The top five operators (including AMF) account for less than 9% of the total number of U.S. bowling centers.

     The international bowling center industry is also highly fragmented. There are typically few chain operators in any one country and a large number of single-center operators. AMF generally enjoys a relative size advantage (i.e., a larger number of lanes per center), and is competitively well positioned in markets such as the United Kingdom and Australia.

     In the United States, the operation of bowling centers is a mature industry characterized by slightly decreasing lineage (games per lane per day) offset by increasing average price per game and creating additional sources of income. Management believes that AMF's U.S. lineage has remained relatively stable in recent years due to AMF's ability to better maintain existing league bowlers and attract new recreational bowlers.

                        U.S. BOWLING CENTER INDUSTRY(a)

                                                                        NUMBER OF
OPERATOR                                                                LOCATIONS     % OF TOTAL
----------------------------------------------------------------------  ---------     ----------
AMF...................................................................      361            6.1%
Brunswick.............................................................      111            1.9
Bowl America..........................................................       23            0.4
Active West...........................................................       17            0.3
Bowl New England......................................................       15            0.2
                                                                          -----          -----
  Subtotal............................................................      527            8.9
                                                                          -----          -----
Single-center and small-chain operators...............................    5,373           91.1
                                                                          -----          -----
          Total.......................................................    5,900          100.0%
                                                                          =====          =====

---------------
(a) AMF estimate at October 31, 1997.

  BOWLING PRODUCTS

     The Bowling Products business consists of two categories: (i) New Center Packages (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment which upgrades an existing center, spare parts, supplies and consumable products). AMF and Brunswick are the only bowling center equipment manufacturers that compete on a global basis. Management believes that AMF's bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment. Other competitors are typically smaller companies that tend to offer a narrower range of products and are often regionally focused. See "-- AMF Bowling Products -- Competition (Bowling Products)."

     New Center Package sales follow the trends in the growth of bowling. As bowling is introduced and becomes popular in new markets, the economics of constructing and operating bowling centers become attractive to local market developers and entrepreneurs. Consequently, they build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. For at least the last 15 years, the vast majority of NCP sales have been to international markets. This international trend has been fueled by the growth of bowling in several countries, particularly China, Taiwan and Korea.

     Sales of Modernization and Consumer Products to bowling center operators who manage the growing installed base of bowling equipment provide a stable base of recurring revenue. These products include both proprietary and standard spare parts for existing equipment and other products including pins, shoes, supplies and modernization equipment. Some of these products, such as bowling pins, should be replaced on approximately an annual basis to maintain a center, while certain less frequent investments in other equipment are necessary to modernize a center and are often required to maintain a customer base.

     In the U.S. and Korea, which are mature bowling markets, the population per lane in 1996 was approximately 2,000 and 3,600, respectively. (These figures are calculated by dividing total population by number of lanes: total population is obtained from the Population Reference Bureau; lane numbers are estimates received from AMF regional sales representatives.) In developing markets, the population per lane is significantly higher, suggesting the opportunity for additional growth, although there can be no assurance that these markets will develop to the same extent as the U.S. or Korea, as only a small number of markets have achieved this level of development. For example, India has over 25 million people per lane of installed bowling equipment, Poland has over 2 million people per lane, Indonesia has over 650,000 people per lane and Brazil has over 450,000 people per lane.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its three-part strategy to consolidate the U.S. bowling center industry, build a nationally recognized AMF brand of superior bowling and entertainment centers, and capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

  CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY

     In addition to the 160 centers that AMF has acquired since May 1996, the Company's dedicated acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could be the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

  IMPROVE ACQUIRED CENTERS' PROFITABILITY

     The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of superior bowling and entertainment centers.

  BUILD A NATIONALLY RECOGNIZED BRAND OF SUPERIOR BOWLING AND ENTERTAINMENT CENTERS

     AMF believes it offers a superior bowling and entertainment experience utilizing innovative products such as Xtreme(TM) Bowling, which uses glow-in-the-dark pins and equipment, black lighting and music; bumper bowling for children, in which bumpers prevent balls from rolling into the gutter; computerized, automatic and color scoring; and time period discounts for certain groups, such as seniors and children. The Company is also increasing concourse space in certain of its centers for amusement games, billiards and other activities. AMF is selectively introducing the "Family Fun Fest" bowling center, which offers expanded state-of-the-art arcade and video games. The Company also seeks to increase its profile through the sponsorship of Special Olympics International and by hosting professional bowling tournaments.

  BUILD NEW CENTERS

     The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of superior bowling and entertainment centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years.

  IMPROVE FOOD AND BEVERAGE REVENUES

     The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

  CAPITALIZE ON GROWING GLOBAL DEMAND FOR BOWLING PRODUCTS

     Management believes that AMF's well-established global brand name, the quality of its products, and its comprehensive service and strong direct sales force and distribution network will enable it to take advantage of growing NCP demand worldwide. The Company is focused on sales of NCPs (which comprised 48% of AMF's Bowling Products sales in 1996) into selected countries with demonstrated strong demand for bowling products. AMF's backlog of NCPs increased by approximately 46% from 1,426 units at December 31, 1996 to 2,085 units at October 26, 1997. Customers outside the U.S. comprise over 90% of the current NCP backlog total, with the largest portion going to markets such as China, Japan and Germany. In addition, AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

  ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL MARKETS

     In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets which are in the early development stage have the potential for high growth. Examples of such early stage markets are India which has over 25 million people per lane of installed bowling equipment, Poland which has over 2 million people per lane, Indonesia which has over 650,000 people per lane, and Brazil which has 450,000 people per lane. By contrast, mature markets, such as the U.S. and Korea, have populations per lane of 2,000 and 3,600, respectively. There can be no assurance that early stage markets will develop to the same extent as the United States or Korea, as only a small number of markets have achieved this level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into joint ventures to build, own and operate up to 20 bowling centers in China and Southeast Asia and 39 bowling centers in Brazil and Argentina. The Company is also developing a center in India and pursuing opportunities in Russia and Poland.

  PROVIDE INNOVATIVE AND QUALITY PRODUCTS

     AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over fifty years ago, AMF has been an innovator in the advancement of such products as automatic scoring, bumpers, and Xtreme(TM) Bowling. AMF positions its products as high quality and technologically advanced, allowing it generally to command premium prices. Management believes that AMF uses its position as an integrated bowling centers operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

  INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES

     Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products will position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised 52% of AMF's Bowling Products sales in 1996. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

RECENT FINANCIAL PERFORMANCE

     AMF's management has significantly improved financial results since the May 1996 acquisition. Holdings' revenue and EBITDA increased by 33.9% to $318.1 million and by 30.4% to $85.8 million, respectively, for the first six months of 1997 as compared to the pro forma results for the first six months of 1996. For the year ended December 31, 1996, on a consolidated basis, Holdings had pro forma revenue and pro forma EBITDA of $548.9 million and $145.5 million, respectively, for an EBITDA margin of 26.5%.

     For the six months ended June 30, 1997, Holdings had a net loss of $12.2 million, a deficiency of earnings to fixed charges of $16.4 million, an interest coverage ratio of 1.49x, and a percentage of revenues represented by interest expense of 18.1%. For the year ended December 31, 1996, on a pro forma basis, Holdings had a net loss of $21.6 million, a deficiency of earnings to fixed charges of $30.6 million, an interest coverage ratio of 1.37x, and a percentage of revenues represented by interest expense of 19.3%. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Consolidated Items -- Net Income (Loss)." Management believes that AMF's Bowling Centers and Bowling Products businesses have been characterized by high EBITDA margins and attractive returns on investment. Management believes that the Company is well-positioned, due to its long established industry leadership position, the AMF brand, the Company's large installed base and its strategy, to develop and capitalize on the growth potential of bowling worldwide.

AMF BOWLING CENTERS

     In the United States, AMF is the largest operator of bowling centers, with (as of October 31, 1997) 361 bowling centers in 36 states and Puerto Rico. Outside the United States, AMF is also the largest operator of bowling centers, with (as of October 31, 1997) 86 bowling centers in nine countries: Australia
(38), the United Kingdom (22), Mexico (9), Japan (4), China (including Hong
Kong) (6), France (3), Spain (2), Switzerland (1), and Canada (1). Of the U.S. centers, 207 were acquired as part of the Acquisition (seven of which were subsequently closed), 160 were acquired thereafter and one was constructed. Of the international centers, 78 were acquired as part of the Acquisition, nine were acquired thereafter, including seven in the United Kingdom and two in Australia, and one in Japan was closed.

     The Company's number of U.S. centers, regional clustering for U.S. centers (54 clusters) and average size (an average of 38 lanes per U.S. center versus an industry average of 21 lanes per U.S. center) provide both additional revenue opportunities and economies of scale. These revenue opportunities include (i) scheduling flexibility, which improves lane utilization, (ii) the ability to support an expanded food and beverage operation and (iii) more concourse space for food and beverage offerings, amusement games, billiards and pro shops. Cost savings resulting from the economies of scale include (a) the ability to distribute operating and corporate overhead costs (including marketing and advertising costs) over a larger revenue base and (b) attractive terms from certain of the Company's suppliers.

     Internationally, AMF's centers also are, on average, larger than those of its competitors. As with its U.S. operations, the number of centers, geographic clustering and size result in additional revenue opportunities and economies of scale. The Company is particularly well positioned in the United Kingdom and Australia.

     The geographic diversity of AMF's Bowling Centers operations across different regions of the U.S. and across nine other countries, along with the bowling centers industry's historic relative insulation from recessions, has provided stability to AMF's annual cash flows. See "Risk Factors -- Seasonality and Market Development Cycles" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Market Development Cycles."

     The Company has an ongoing modernization program that results in its bowling centers having more upgraded physical plants and attractive appearances than those of other operators. Management believes that its historical spending level of approximately 3.7% of Bowling Centers revenue is adequate to cover routine capital expenditures. Management estimates that only 2% of Bowling Centers revenue is required for nondiscretionary capital expenditures alone. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

     The Bowling Centers business derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1996, bowling, food and beverage and other revenue represented 62%, 24% and 14% of total Bowling Centers revenue, respectively.

     Bowling revenue, the largest portion of a bowling center's revenue and profitability, is derived from league play, tournament play and recreational play. Food and beverage sales occur primarily through snack bars that offer snack foods, soft drinks and, at many centers, alcoholic beverages. AMF has acquired several centers with large sports bars that provide a large portion of such centers' revenue. Other revenue is derived from shoe rental and the operation of amusement games, billiards and pro shops. The shoe rental business is driven primarily by recreational bowlers who usually do not own a pair of bowling shoes. Recreational bowlers and non-bowling customers are also the primary users of amusement games and billiards tables.

  RECENT ACQUISITIONS AND JOINT VENTURES

     On October 10, 1996, AMF completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan. The purchase price of the Charan acquisition was approximately $106.5 million, subject to certain adjustments. The Charan acquisition was funded with approximately $40 million from the sale of equity by the Parent to its existing institutional stockholders and one of its directors, and with approximately $66.5 million under the Acquisition Facility.

     On April 24, 1997, AMF completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operates 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70.0 million, including repayment of certain debt and the purchase of related joint venture interests, and was funded with borrowings under the Acquisition Facility.

     Commencing October 31, 1997, AMF is leasing and operating a chain of eight bowling centers (the "Pin Boys Centers") for a period ending January 6, 1998, at which time AMF will purchase the personal property of the eight centers and real estate relating to six of such centers for approximately $18.8 million. AMF will continue to lease and operate the two centers with respect to which real property is not acquired.

     In addition, between May 1, 1996 and October 31, 1997, the Company acquired 44 centers in the United States, seven centers in the U.K. and two centers in Australia from various single-center and small chain operators, and one chain of 15 bowling centers from Conbow. The aggregate purchase price for such acquisitions was approximately $130.3 million, and was funded with borrowings under the Acquisition Facility.

     As a result of the foregoing acquisitions and after giving effect to the construction of one center and the closing of eight centers since the Acquisition, the Company operated 361 U.S. bowling centers and 86 international bowling centers as of October 31, 1997.

     As of October 31, 1997, after giving effect to such acquisitions, $59.0 million remained available under the Acquisition Facility, as then in effect, of which a portion was expected to partially fund acquisitions that are scheduled to close by the end of January 1998. Available borrowings under the Credit Agreement have been increased pursuant to the most recent amendment and restatement of the Credit Agreement, such that $161.5 million is available assuming $100.0 million of the proceeds of the Parent Offerings were to be used to repay indebtedness under the Credit Agreement.

     The Company has entered into purchase agreements to acquire eighteen U.S. centers, including the Pin Boys Centers, from several unrelated sellers. The aggregate purchase price for such centers is expected to be approximately $38.5 million and is expected to be funded with borrowings under the Working Capital Facility and internally generated cash. See "Management's Discussion and Analysis of Financial Statements and Results of Operation -- Capital Resources."

     In April 1997, the Company entered into a joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate ("Hong Leong"). Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Hong Leong, is expected to build and operate up to 20 bowling centers during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in China, Indonesia, Malaysia, the Philippines, Thailand and Vietnam.

     In August 1997, the Company entered into a joint venture arrangement of with Playcenter S.A., a Sao Paulo based amusement and entertainment company ("Playcenter"). Pursuant to the arrangement, the joint venture, owned 50% by the Company and 50% by Playcenter, is expected to build or assume ownership of, and operate, up to 39 bowling centers in Brazil and Argentina during the next four years.

     The Company expects its total investments in the joint ventures with Hong Leong and Playcenter to be approximately $12 million and $14 million, respectively, and expects each joint venture to finance the construction and acquisition of bowling centers with financing that is non-recourse to the Company.

     On October 20, 1997, AMF acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In connection with such acquisition, AMF agreed to build two golf practice ranges by the end of 1999.

  COMPETITION (BOWLING CENTERS)

     Bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The ongoing success of the Company's Bowling Centers operations is subject to the level of interest in bowling, the availability and relative cost of other sport, recreational and entertainment alternatives, the amount of leisure time enjoyed by potential players, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to be popular or that the Company will continue to compete effectively in the industry. See "Risk Factors -- Bowling Industry Characteristics," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Performance by Business Segment -- Bowling Centers" and "-- Business Strategy."

     The Company's centers also compete with other bowling centers. See
"-- Industry Overview." The Company competes primarily through the quality, appearance and location of its facilities and through the range of amenities and service level offered.

  FACILITIES (BOWLING CENTERS)

     As of October 31, 1997, AMF operated 361 centers in the United States and 86 centers in nine other countries. A regional list of these facilities is set forth below:

                                 U.S. CENTERS*

                                                           NUMBER OF    NUMBER OF     OWNED/
                           REGION                          CLUSTERS      CENTERS      LEASED
    -----------------------------------------------------  ---------   ------------   ------
    Pacific..............................................       8            54        24/30
    Great Lakes..........................................       7            51        39/12
    Baltimore/Washington.................................       3            24         15/9
    Northeast............................................       7            52        28/24
    Southern.............................................      10            58        42/16
    Mid-Atlantic.........................................       7            48        25/23
    Midwest..............................................       6            37        27/10
    Texas................................................       6            35         28/7
                                                               --
                                                                            ---       -------
              Total......................................      54           359       228/131
                                                               ==           ===       =======

---------------
* AMF operates two centers for an unrelated party. The two managed centers are neither owned nor leased by AMF and, therefore, are not included in the foregoing table.

                             INTERNATIONAL CENTERS

                                                                       NUMBER OF   OWNED/
                                 COUNTRY                               LOCATIONS   LEASED
    -----------------------------------------------------------------  ---------   -------
    Australia........................................................      38       23/15
    United Kingdom...................................................      22        3/19
    Mexico...........................................................       9         5/4
    China (including Hong Kong)......................................       6         0/6
    Japan............................................................       4         0/4
    France...........................................................       3         0/3
    Spain............................................................       2         0/2
    Switzerland......................................................       1         0/1
    Canada...........................................................       1         1/0
                                                                           --
                                                                                    -----
              Total..................................................      86       32/54
                                                                           ==       =====

     AMF's leases are subject to periodic renewal. Thirty-five of the U.S. Bowling Centers have leases which expire during the next three years. Twenty-two of such leases have renewal options. Nineteen of the international Bowling Centers have leases which expire during the next three years. Twelve of such leases have renewal options. AMF generally does not have difficulty renewing leases.

  EMPLOYEES (BOWLING CENTERS)

     As of July 31, 1997, Bowling Centers operations had approximately 12,882 full- and part-time employees. The Company believes that its relations with its Bowling Centers employees are satisfactory.

                              NUMBER OF EMPLOYEES

                                                                                   NUMBER OF
                                    COUNTRY                                        EMPLOYEES
-------------------------------------------------------------------------------  -------------
United States..................................................................      10,624
                                                                                      -----
International:
  Australia....................................................................       1,144
  United Kingdom...............................................................         550
  Mexico.......................................................................         220
  China, (including Hong Kong).................................................         122
  Japan........................................................................          48
  France.......................................................................          77
  Spain........................................................................          33
  Switzerland..................................................................          13
  Canada.......................................................................          51
                                                                                      -----
          Total International..................................................       2,258
                                                                                      -----
          Total Worldwide......................................................      12,882
                                                                                      =====

AMF BOWLING PRODUCTS

     AMF is one of only two bowling center equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling center equipment and has supplied or is supplying equipment to an estimated 10,000 bowling centers in over 50 countries. The Company manufactures and sells bowling center equipment, including automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and modernization parts, and resale products, such as bowling balls, bags, shoes and other bowlers' aids sold primarily through pro shops.

     The bowling products business consists of two categories: (i) New Centers Packages (all of the equipment necessary to outfit a new bowling center or to expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment, spare parts, supplies and consumable products).

     AMF positions its products as high quality, technologically advanced products, allowing AMF generally to command premium prices. AMF's long history of bowling equipment innovation began over 50 years ago when AMF revolutionized ten pin bowling with the introduction of the automatic pinspotter. Today, AMF manufactures 8800 Gold (the fastest pinspotter for play conducted under conditions specified by the American Bowling Congress) and 8290 pinspotters, and, management believes, the highest-scoring lanes and the most durable pins. The superior speed of AMF's pinspotter directly influences the amount of bowling revenue a bowling center can generate, and the reliability and ease of repair is an important marketing tool against sellers of refurbished equipment. AMF's HPL synthetic lanes, introduced in 1988, are the performance leaders. In the annual American Bowling Congress tournament, where AMF and Brunswick supply the equipment in alternating years, every major scoring record has been set on AMF's synthetic lanes. Internal tests demonstrate that AMF pins are more durable under stress conditions and less likely to break. In general, AMF's products are developed through internal research and development efforts. AMF holds over 40 U.S. patents for its various proprietary products and technologies.

  MODERNIZATION AND CONSUMER PRODUCTS

     The potential customers for Modernization and Consumer Products include all bowling centers in operation today, and the number of these potential customers will continue to grow as the number of centers increases. In order for a bowling center to remain competitive and to satisfy its customers, the center operator must make certain periodic investments in the center's equipment. Some of these investments, such as replacing pins, must be made on approximately an annual basis. These annual investments represent relatively modest expenditures necessary to maintain the center. Other equipment, such as automatic scoring systems, replacement lanes and upgraded automated lane maintenance equipment, require less frequent but more significant investments by center operators. Management believes that many of these modernizations are necessary for a center to maintain its existing customer base.

  NEW CENTER PACKAGES

     New Center Packages include the equipment necessary to outfit new or expand existing bowling centers, such as lanes, pinspotters, automatic scoring, bowler seating, ball returns, masking units and bumpers. AMF is focused on sales of NCPs into selected countries with demonstrated strong demand for bowling products, such as China, Japan and Germany. In addition, AMF believes that markets, such as Argentina, Brazil, Indonesia, India, Poland and other selected markets in Asia, Eastern Europe and South America, hold the potential for high growth over the next several years, but are currently in the early stages of the industry's development. As bowling is introduced in a market and becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into the joint ventures with Hong Leong and Playcenter described under "-- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales."

  BILLIARDS

     In addition to bowling equipment and supplies, AMF manufactures and sells PlayMaster billiards tables. PlayMaster sells an extensive line of home billiards tables and a limited line of commercial billiards tables. For the six months ended June 30, 1997, PlayMaster had revenue of $3.8 million.

  COMPETITION (BOWLING PRODUCTS)

     AMF is one of the largest manufacturers of bowling center equipment in the world. Management estimates that AMF accounts for approximately 41% of the worldwide installed base of bowling center equipment.

     AMF and Brunswick are the two largest manufacturers of bowling center equipment, and are the only full-line manufacturers of NCPs and Modernization and Consumer Products that compete on a global basis. The Company also compete with smaller, often regionally focused companies in certain product lines. For example, DACOS, a Korean-based manufacturer, competes with the Company in the Asia-Pacific region, primarily in China and Korea.

     Because of bowling equipment's relatively long useful life, used equipment can be refurbished and sold, often to builders of new centers. The Company actively purchases and resells used equipment in new, high growth markets in order to compete with refurbishers who often are U.S. based.

     PROPERTIES (BOWLING PRODUCTS)

     As of October 31, 1997, AMF owned or leased facilities at five locations in the U.S., four of which are used for its Bowling Products business and one of which is used for its billiards business. AMF also leased facilities at 28 international locations, which are used as offices or warehouses. These facilities are listed below.

                                U.S. FACILITIES

                                                               APPROXIMATE       OWNED/
     LOCATION                      PRODUCTS                   SQUARE FOOTAGE     LEASED
------------------  --------------------------------------    --------------     ------
Richmond, VA......  World headquarters, pinspotters,
                    automatic scoring, synthetic lanes,
                    other capital equipment,                      360,000         Owned
                    consumer products, used pinspotters            54,000        Leased
Lowville, NY......  Pins and wood lanes                           121,000         Owned
                                                                   50,000         Owned
Golden, CO........  Lane maintenance equipment (Century)           50,000        Leased
Bland, MO.........  Billiard tables (PlayMaster)                   37,210         Owned
                                                                   33,373        Leased
                                                                   32,000         Owned
                                                                   24,000         Owned
                                                                   16,000         Owned
                                                                   11,000        Leased
Miami, FL.........  Office                                            200        Leased

                            INTERNATIONAL FACILITIES

                                                                   APPROXIMATE       OWNED/
                    LOCATION                      FUNCTIONS       SQUARE FOOTAGE     LEASED
    -----------------------------------------  ---------------    --------------     ------
    Emu Plains, Australia....................  Office                    400         Leased
                                               Warehouse              10,100         Leased
    Brussels, Belgium........................  Office                  1,000         Leased
    Ontario, Canada..........................  Office                    400         Leased
    Beijing, China...........................  Office                    390         Leased
    Guangzhou, China.........................  Office                    380         Leased
                                               Warehouse               1,650         Leased
    Hong Kong................................  Office                  2,500         Leased
                                               Office                  1,125         Leased
    Shanghai, China..........................  Office                    400         Leased
    Levallois-Perret, France.................  Office                    984         Leased
                                               Warehouse               1,470         Leased
    Mainz-Kastel, Germany....................  Office                    656         Leased
                                               Warehouse               1,650         Leased
    Bangalore, India.........................  Office                  1,050         Leased
    New Delhi, India.........................  Office                  2,000         Leased
    Yokohama, Japan..........................  Office                  4,626         Leased
                                               Warehouse               8,880         Leased
                                               Service Center          1,634         Leased
    Seoul, Korea.............................  Office                  5,119         Leased
                                               Warehouse               7,472         Leased
    Mexico City, Mexico......................  Office                  1,300         Leased
                                               Warehouse              11,431         Leased
    Warsaw, Poland...........................  Office                    209         Leased
    Granna, Sweden...........................  Office                  4,515         Leased
                                               Warehouse              12,705         Leased
    Hemel Hempstead, United Kingdom..........  Office                 11,500         Leased
                                               Warehouse              11,770         Leased

     EMPLOYEES (BOWLING PRODUCTS)

     As of July 31, 1997, the Bowling Products business had approximately 995 full-time employees. The Company believes that its relations with its Bowling Products employees are satisfactory. Employees are divided along functional lines as shown in the table below.

                                   EMPLOYEES

                                 SEGMENT                               NUMBER OF EMPLOYEES
    -----------------------------------------------------------------  -------------------
    Manufacturing....................................................          653
                                                                               ---
    Sales
      Australia......................................................            8
      Americas.......................................................           48
      Europe.........................................................           53
      Asia-Pacific...................................................          192
      Japan..........................................................           41
                                                                               ---
         Total Sales.................................................          342
                                                                               ---
              Total Worldwide........................................          995
                                                                               ===

EMPLOYEES (CORPORATE)

     As of July 31, 1997, the Company had approximately 142 full-time corporate employees. The Company believes that its relations with its corporate employees are satisfactory.

LEGAL PROCEEDINGS

     The Company currently and from time to time is subject to claims and suits arising in the ordinary course of its business, including employment discrimination claims, workers' compensation claims, and personal injury claims from customers of Bowling Centers. In certain such actions, plaintiffs request punitive or other damages that may not be covered by insurance. In the opinion of management, the various asserted claims and litigation in which the Company currently is involved will not have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Association, II v. Golden Giant, Inc., d/b/a Golden Giant Building Systems, Court of Common Pleas, Centre County, Pennsylvania, asserted a third-party claim against AMF Bowling Products, Inc. (formerly named AMF Bowling, Inc.), a wholly owned, indirect subsidiary of the Company ("AMF Bowling Products"), and other parties. Defendant, Golden Giant, Inc. ("Golden Giant"), a construction company, was originally named as the sole defendant by a bowling center (not owned or operated by the Company) in connection with the collapse of such center's roof in early 1994. Golden Giant named AMF Bowling Products as an additional defendant, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3.5 million, and Golden Giant asserts that, if the plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling Products. The matter was scheduled to go to trial during September 1997. On March 25, 1997, an order was entered dismissing AMF Bowling Products from the lawsuit, which continues against the other defendants. The plaintiff has appealed the order dismissing AMF Bowling Products, and in October 1997, the appellate court denied the plaintiff permission to appeal.

REGULATORY MATTERS

     There are no unique federal or state regulations applicable to bowling center operations or equipment manufacturing. State and local governments require establishments to hold permits to sell alcoholic beverages and, although regulations vary from state to state, once permits are issued, they generally remain in place indefinitely (except for routine renewals) without burdensome reporting or supervision other than revenue tax reports. See "Risk
Factors -- International Operations."

ENVIRONMENTAL MATTERS

     AMF's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. AMF believes that its operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted.

     The Company currently and from time to time is subject to environmental claims. It is the opinion of management that the various asserted claims in which the Company currently is involved are not likely to have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims.

     AMF has received notices of potential liability under CERCLA or analogous state statutes at eight off-site disposal facilities. AMF believes that the entity involved was a de minimis contributor of waste at each of these sites. In addition, in connection with the Acquisition, AMF Reece Inc., which is owned by certain of the prior owners of AMF, will be required to indemnify AMF for the liability at three of these sites under an indemnity agreement which certain of the prior owners of AMF were required by such agreement to procure. AMF does not believe that CERCLA liabilities for these eight sites in the aggregate will have a material adverse effect on AMF's business or financial condition taken as a whole.

     AMF cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing AMF's products, or providing its services, or otherwise adversely affect the demand for its products or services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters."

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who are the executive officers and directors of the Company and certain other officers of AMF:

NAME                                 AGE                         POSITION
-----------------------------------  ---     -------------------------------------------------
Richard A. Friedman................  39      Director and Chairman
Douglas J. Stanard.................  50      Director; President and Chief Executive Officer
Stephen E. Hare....................  44      Director; Executive Vice President; Chief
                                             Financial Officer and Treasurer
Michael P. Bardaro.................  46      Vice President; Secretary and Corporate
                                             Controller
Paul D. Barkley....................  41      Vice President, U.S. Operations of AMF Bowling
                                               Centers
Stephen C. Mackie..................  48      Vice President, International Operations of AMF
                                               Bowling Centers
Steven H. Buckley..................  48      Vice President, Food and Beverage of AMF Bowling
                                               Centers
Lawrence C. Kind...................  45      Vice President of AMF Bowling Products
J. Randolph V. Daniel, IV..........  37      Vice President, New Center/Modernization Products
                                               of AMF Bowling Products
J. Simon Shearer...................  41      Vice President, Worldwide Quality Management of
                                               AMF Bowling Products
Merrell C. Wreden..................  48      Vice President, Marketing
Charles G. Moss....................  36      Director of Corporate Development
Daniel M. McCormack................  52      Vice President and General Counsel
Terence M. O'Toole.................  39      Director
Peter M. Sacerdote.................  59      Director
Charles M. Diker...................  62      Director
Paul B. Edgerley...................  41      Director
Howard A. Lipson...................  33      Director
Thomas R. Wall IV..................  39      Director

DIRECTORS AND EXECUTIVE OFFICERS OF AMF BOWLING

     RICHARD A. FRIEDMAN is a Managing Director of Goldman Sachs where he is the head of the Principal Investment Area. He joined Goldman Sachs in 1981. Mr. Friedman is on the Advisory Committees or Boards of Directors of Diamond Cable Communications PLC, Marcus Cable Company, L.P., and Polo Ralph Lauren Corporation. He received an A.B. from Brown University and an M.B.A. from The University of Chicago.

     DOUGLAS J. STANARD is the President and Chief Executive Officer of the Company and the Parent. He served as President of AMF Worldwide Bowling Centers from 1993 to 1995 and President of AMF U.S. Bowling Centers in 1992. He joined AMF in 1992 after having been President of Stewart Foods, Inc. from 1989 to 1992 and President of Beatrice International Food (Europe) S.A. from 1984 to 1988. Mr. Stanard received a B.S. from Northern Illinois University and a J.D. from The College of William and Mary.

     STEPHEN E. HARE is the Executive Vice President and Chief Financial Officer of the Parent and has been Executive Vice President and Chief Financial Officer of the Company since he joined AMF in May 1996. Prior to joining AMF, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation of Virginia, beginning in 1992. Before joining James River Corporation, he was Senior Vice President of Investment Banking at Kidder, Peabody & Co. in New York. Mr. Hare holds a Certified Public Accountant license. He received a B.B.A. from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business Administration.

     MICHAEL P. BARDARO is a Vice President, Secretary and Corporate Controller of the Company and the Parent. He joined AMF in 1994 after having been Controller at General Medical Manufacturing Co. in Richmond, Virginia between 1989 and 1994 and Vice President/Controller at Virginia Linen Service, Inc. between 1986 and 1989. Mr. Bardaro holds a Certified Public Accountant License in Virginia. He received a B.S. in Accounting from the University of Cincinnati.

     TERENCE M. O'TOOLE is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. Mr. O'Toole serves on the Boards of Directors of Concentric Network Corporation, Insilco Corporation, 21(st) Century Newspapers, Inc. and Western Wireless Corporation. He holds a B.S. degree from Villanova University and an M.B.A. from the Stanford University Graduate School of Business.

     PETER M. SACERDOTE is a limited partner in The Goldman Sachs Group. He joined Goldman Sachs in 1964 and served as a general partner from 1973 to 1990. Mr. Sacerdote is Chairman of Goldman, Sachs & Co. Principal Investment Committee. Mr. Sacerdote serves on the Boards of Directors of Franklin Resources, Inc. and QUALCOMM Incorporated. Mr. Sacerdote has a B.E.E. from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

     CHARLES M. DIKER has been a non-managing partner of Weiss, Peck & Greer, an investment management firm, since 1975. He has been Chairman of the Board of Cantel Industries since 1986. Mr. Diker serves as a director of BeautiControl Cosmetics, International Specialty Products, Data Broadcasting and Chyron Corporation. He received an A.B. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     PAUL B. EDGERLEY has been Managing Director of Bain Capital, Inc., an investment firm, since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a principal of Bain Capital Partners. He serves on the Boards of Directors of Steel Dynamics, Inc. and GS Industries, Inc. Mr. Edgerley received a B.S. from Kansas State University and an M.B.A. with distinction from the Harvard Graduate School of Business Administration.

     HOWARD A. LIPSON is Senior Managing Director of The Blackstone Group, and has been involved in the firm's principal activities since 1988. He serves on the Boards of Directors of Allied Waste Industries, Inc., Rose Hills Company, Prime Succession, Inc., Volume Services, Inc. and Ritvik Holdings, Inc. Mr. Lipson received a B.S. in Economics from the Wharton School of The University of Pennsylvania.

     THOMAS R. WALL IV joined Kelso in 1983 and has served as a Managing Director since 1990. Mr. Wall is a director of CCA Holdings Corp., CCT Holdings Corp., Charter Communications Long Beach, Inc., Consolidated Vision Group, Inc., Cygnus Publishing, Inc., IXL Holdings, Inc., Mitchell Supreme Fuel Company, Mosler Inc., Peebles, Inc., TransDigm Inc., 21(st) Century Newspapers, Inc., Hillside Broadcasting of North Carolina, Inc. and Tyler Refrigeration Corporation.

OTHER OFFICERS OF AMF

     PAUL D. BARKLEY has served as Vice President, U.S. Operations of AMF Bowling Centers since February 1997. Mr. Barkley served as Vice President of U.S. Operations, Western U.S. of AMF Bowling Centers in 1996 and as a region manager in 1995. In 1993 and 1994, Mr. Barkley served as a Region Manager for Fair Lanes. Mr. Barkley has a degree in accounting from Arizona State University.

     STEPHEN C. MACKIE has served as Vice President, International Operations of AMF Bowling Centers since May 1996. Mr. Mackie has served AMF Bowling Centers in various other capacities since 1980.

     STEVEN H. BUCKLEY has served as Vice President, Food and Beverage of AMF Bowling Centers since February 1997. Prior to joining AMF, Mr. Buckley was a Vice President at Chock Full O' Nuts Corp. Mr. Buckley received a B.B.A. in finance from Hofstra University.

     LAWRENCE C. KIND has served as Vice President, Bowling Products since February 1997. Mr. Kind had served as Region Manager of AMF Bowling Centers from 1993 to February 1997. Mr. Kind received a B.A. in Business from Long Island University.

     J. RANDOLPH V. DANIEL, IV was named Vice President, New Center/Modernization Products for AMF Bowling Products in February 1997. Mr. Daniel served as General Manager, Capital Equipment Division from 1995 to February 1997 and as Director of Operations, Capital Equipment Division from 1993 to 1994 for AMF Bowling Products. Mr. Daniel received a B.S. and an M.B.A. from the University of Virginia.

     J. SIMON SHEARER has served as Vice President Worldwide Quality at AMF Bowling Products since February 1997. Mr. Shearer has served AMF in various other capacities since 1981. Mr. Shearer attended the University of South Australia.

     MERRELL C. WREDEN has served as Vice President, Marketing since October 1996. Prior to joining AMF, Mr. Wreden was Group Manager Advertising, Promotion at The Remington Arms Company, Inc. since 1993. Mr. Wreden has a B.A. from the University of Virginia.

     CHARLES G. MOSS has served as Director of Center Development since May 1996. Mr. Moss has served AMF in various other capacities since 1991. Mr. Moss received a B.A. and an M.B.A. from the University of Virginia.

     DANIEL M. MCCORMACK has been a Vice President and General Counsel of AMF since May 1996. Prior to that time, Mr. McCormack was an attorney with CCA Industries, Inc., where he had been employed since 1990. Mr. McCormack has a B.A. and J.D. from University of Richmond.

EXECUTIVE COMPENSATION

     The following table shows for each of the three years ended December 31, 1994, 1995, and 1996, all annual compensation paid or accrued by AMF and the Predecessor Company, as applicable, to AMF's Chief Executive Officer and its three executive officers (collectively, the "Named Executive Officers").

                          EXECUTIVE COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                            -----------------------
                                      ANNUAL COMPENSATION    SECURITIES
                                     ---------------------   UNDERLYING                 ALL OTHER
                                     SALARY        BONUS    STOCK OPTIONS    LTIP      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     ($)          ($)        (#)(a)         ($)         ($)(b)
----------------------------  -----  -------      --------  -------------   -------    ------------
Douglas J. Stanard..........   1994  180,000       112,500          --           --              --
  President/Chief              1995  225,000       204,750          --           --              --
  Executive Officer            1996  308,333       229,167     130,000           --           7,500

Richard A. Friedman(c)......   1996       --            --          --           --              --
  Chairman

Stephen E. Hare.............   1994      N/A           N/A         N/A          N/A             N/A
  Executive Vice President/    1995      N/A           N/A         N/A          N/A             N/A
  Chief Financial Officer/     1996  178,333(d)   266,667(e)    105,000         N/A              --
  Treasurer

Robert L. Morin(f)..........   1994  103,000        59,950          --           --              --
  Executive Vice President/    1995  180,286        60,125          --           --              --
  Director of Worldwide        1996  228,341        83,325     110,000      860,100(g)        7,500
  Market Development

Michael P. Bardaro..........   1994   44,371(h)      4,500          --           --              --
  Vice President/Secretary     1995   95,833        29,958          --           --           2,327
  and Corporate Controller     1996  120,958        40,076      25,000           --         168,338(i)

---------------
(a) Options to purchase shares of Parent Common Stock.

(b) Unless otherwise indicated, all other compensation represents 401(k) plan and profit-sharing contributions made by the Company.

(c) Mr. Friedman ceased to hold the positions of Chief Executive Officer and President of the Company and the Parent on July 31, 1997, at which time Mr. Stanard, who had been and continues to be President of AMF's principal subsidiaries, assumed the additional titles of President and Chief Executive Officer of the Parent and Chief Executive Officer of the Company.

(d) Mr. Hare's employment with the Company began on May 28, 1996.

(e) Mr. Hare received two bonuses with respect to 1996, one for $166,667 and one for $100,000. Mr. Hare used the proceeds of the $166,667 bonus to pay a portion of the purchase price for 150,000 shares of Parent Common Stock. Further, the Parent loaned Mr. Hare $62,614 to be used to pay taxes associated with such bonus. In exchange, Mr. Hare gave the Parent a full recourse promissory note secured by the 150,000 shares of Parent Common Stock. See "-- Employment Agreements."

(f) Mr. Morin's employment terminated, and he resigned all positions with AMF and its affiliates as of February 28, 1997.

(g) Prior to the Acquisition, Mr. Morin held 10,000 shares of phantom stock in the Capital Equipment Division ("CED") of the Predecessor Company under a phantom stock plan (the "Phantom Stock Plan"). Under the Phantom Stock Plan, the phantom stock was valued at five times the average earnings of CED for the current and two preceding fiscal years. In connection with the Acquisition, the shares of phantom stock issued under the Phantom Stock Plan were exchanged for $86.01 per share and the Phantom Stock Plan was terminated.

(h) Mr. Bardaro's employment with AMF began on July 5, 1994. On July 31, 1997, Mr. Bardaro was elected Vice President, Secretary and Corporate Controller of the Company and the Parent.

(i) Includes a "special one-time bonus" in the amount of $161,388 paid by the Predecessor Company in connection with the Acquisition.

OPTION GRANTS

     The following table provides information on grants of Stock Options (as defined below) in 1996 to the Named Executive Officers.

                                                PERCENTAGE
                              NUMBER OF          OF TOTAL
                             SECURITIES        STOCK OPTIONS
                             UNDERLYING         GRANTED TO      EXERCISE
                            STOCK OPTIONS        EMPLOYEES       PRICE                       GRANT DATE
                               GRANTED           IN FISCAL        PER                         PRESENT
NAME                      (SHARES)(1)(2)(3)        1996          SHARE     EXPIRATION DATE    VALUE(4)
-----------------------   -----------------    -------------    --------   ----------------  ----------
Douglas J. Stanard.....        130,000              10.6%        $ 10.00        May 1, 2006    $ 3.05
Stephen E. Hare........        105,000               8.6%        $ 10.00       May 28, 2006    $ 3.05
Robert L. Morin(5).....        110,000               9.0%        $ 10.00        May 1, 2006    $ 3.05
Michael P. Bardaro.....         25,000               2.0%        $ 10.00    August 28, 2006    $ 3.08

---------------
(1) Subsequent to January 1, 1997, Mr. Stanard, Mr. Hare and Mr. Bardaro were granted Stock Options to purchase 25,000, 15,000, 10,000 shares of Parent Common Stock, respectively. These options are exercisable at $10 per share and for a 10-year period expiring on June 11, 2007. All such Stock Options were granted under the Parent's Stock Incentive Plan (as defined below).

(2) All Stock Options listed in this table other than Mr. Stanard's Stock Options to purchase 130,000 shares of Parent Common Stock were granted under the Stock Incentive Plan.

(3) Of the Stock Options granted to each Named Executive Officer listed in this table and that will remain outstanding, 20% vest on each anniversary of their grant until all have vested. The first anniversary of Mr. Stanard's grant was May 1, 1997; the first anniversary of Mr. Hare's grant was May 28, 1997; and the first anniversary of Mr. Bardaro's grant was August 28, 1997.

(4) The present value of the grant at the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for these grants: risk-free rate of return of 6.5%; expected dividend yield of zero; expected time of exercise of ten years; expected volatility of zero, due to the lack of a public trading market for the securities underlying the options at the time of grant, based on the minimum value method. No adjustments were made to reflect forfeiture risk or non-transferability.

(5) In connection with the termination of his employment with AMF, Mr. Morin's Stock Options were cancelled.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information for the Named Executive Officers regarding the number and value of all their unexercised Stock Options at December 31, 1996. No such officers exercised any Stock Options in fiscal year 1996.

                                       NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                        UNEXERCISED STOCK OPTIONS AT       IN-THE-MONEY STOCK OPTIONS AT
                                         DECEMBER 31, 1996 (SHARES)           DECEMBER 31, 1996($)(1)
                                       -------------------------------     -----------------------------
NAME                                      EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
-------------------------------------  -------------------------------     -----------------------------
Douglas J. Stanard...................            0 / 130,000                          $ 0 / 0
Stephen E. Hare......................            0 / 105,000                          $ 0 / 0
Robert L. Morin......................            0 / 110,000                          $ 0 / 0
Michael P. Bardaro...................            0 /  25,000                          $ 0 / 0

---------------
(1) The fair market value of Stock Options as of December 31, 1996 was assumed to be $10.00 per share, equal to the grant price, due to the lack of a public trading market for the securities underlying the Stock Options.

EMPLOYMENT AGREEMENTS

     Mr. Stanard and Mr. Hare each have an employment agreement (collectively, the "Executive Employment Agreements") with the Parent and the Company. Mr. Stanard's Executive Employment

Agreement is for an employment period ending on May 1, 1999, and Mr. Hare's is for an employment period ending on May 28, 1999. Each executive receives compensation consisting of salary and an incentive bonus if certain operational and financial targets are met. Mr. Stanard's annual base salary is $400,000 and Mr. Hare's annual base salary is $300,000. Both Executive Employment Agreements provide for the payment of an annual bonus if certain operational and financial targets determined by the Board of Directors of the Company (the "Targets") are attained, and that the executive will earn a smaller annual bonus if less than 100% but more than 90% of the Targets are attained. Notwithstanding this provision, Mr. Hare's Executive Employment Agreement additionally states that his annual bonus would not be less than $100,000 for the fiscal year ending December 31, 1996 and will not be less than $50,000 for the fiscal year ending December 31, 1997.

     Under their respective Executive Employment Agreements, Mr. Stanard holds the position of Chief Operating Officer of the Company and Mr. Hare holds the position of Chief Financial Officer of the Company. In addition, Mr. Stanard was elected President and Chief Executive Officer of the Parent on July 31, 1997 and is currently serving as President of AMF Bowling Centers Inc., AMF Bowling Products and certain other related entities. Mr. Hare also serves as Executive Vice President, Chief Financial Officer and Treasurer of the Parent.

     The Executive Employment Agreements provide for payment of accrued compensation, continuation of certain benefits and payment of a portion of the executive's bonus (if the applicable Targets are later met) following termination of employment by the Company under certain circumstances. The Executive Employment Agreements further provide for a severance payment equal to the executive's annual base salary if termination by the Company is not due to death or disability. The executive's employment will be deemed to have been terminated by the Company if all or substantially all of the stock or assets of the Company are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by the Parent or one of its continuing affiliates; however, neither the Parent nor the Company will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to either Mr. Stanard or Mr. Hare upon termination of his employment if he is hired by the purchaser of the Company's stock or assets, or if his employment is continued by the Company.

     Mr. Stanard purchased, pursuant to his Executive Employment Agreement, 150,000 shares of Parent Common Stock (his "Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to the Parent and secured by the Purchased Stock, which has been pledged pursuant to a stock pledge agreement between Mr. Stanard and the Parent. Mr. Hare purchased 150,000 shares of Parent Common Stock for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to the Parent and secured by the Purchased Stock, which has been pledged pursuant to a stock pledge agreement between Mr. Hare and the Parent. Mr. Hare received a bonus of $166,667 in connection with his employment with AMF. Mr. Hare used the proceeds of such bonus to pay a portion of the purchase price for his Purchased Stock. Further, the Parent loaned Mr. Hare $62,614 to be used to pay taxes associated with such bonus. In exchange, Mr. Hare gave the Parent a full recourse promissory note secured by his Purchased Stock. In addition, Mr. Stanard and Mr. Hare were granted Stock Options to purchase 130,000 and 105,000 shares of Parent Common Stock, respectively. Unless sooner exercised or forfeited as provided, such Stock Options expire on May 1, 2006, and May 28, 2006, respectively. To the extent not inconsistent with the Executive Employment Agreements, such Stock Options are governed by the Stock Incentive Plan. Twenty percent of Mr. Stanard's Stock Options vested on May 1, 1997 and another twenty percent will vest on each May 1 thereafter through the year 2001; and twenty percent of Mr. Hare's Stock Options vested on May 28, 1997 and another twenty percent will vest on each May 28 thereafter through the year 2001.

     The Executive Employment Agreements further provide that, prior to the consummation of a public offering or offerings by the Parent with gross proceeds in the aggregate of at least $100 million (an "IPO"), the Parent may, upon termination of the executive's employment for any reason (including death), repurchase all of the shares of Purchased Stock and any shares of Parent

Common Stock issued upon exercise of the Stock Options (together, "Restricted Stock") held by him for fair market value as of a specified date. The executive or his legal representative may, prior to such an IPO, require the Parent to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares, if the Company terminates his employment for any reason. The consummation of the Parent Offerings will constitute an IPO for purposes of the Executive Employment Agreements and, accordingly, the foregoing rights will terminate upon consummation of the Parent Offerings. Immediately prior to certain change in control transactions any unvested Stock Options will vest.

     If any successor to the Parent or the Company acquires all or substantially all of the business and/or assets of the Parent or the Company, the Parent may purchase all of the Restricted Stock held by the executive for its fair market value, and any Stock Options then held by him for the fair market value of the underlying Parent Common Stock less the exercise price of the Stock Options.

     Prior to February 28, 1997, Mr. Morin was employed by the Parent and a subsidiary thereof pursuant to an employment agreement (the "Morin Employment Agreement") on terms substantially similar to those of Mr. Stanard's Executive Employment Agreement as described above. Mr. Morin's annual base salary was $250,000. Pursuant to the Morin Employment Agreement, Mr. Morin purchased 150,000 shares of Parent Common Stock ("Morin Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000 (the "Morin Note"), payable to the Parent and secured by the Morin Purchased Stock. In addition, Mr. Morin was awarded Stock Options to purchase 110,000 shares of Parent Common Stock.

     As of February 28, 1997, Mr. Morin's employment terminated, and he resigned all positions with AMF and its related entities. Pursuant to the terms of the Morin Employment Agreement, Mr. Morin received a cash payment of $270,000, representing severance pay equal to his annual base salary and an allocable bonus in the amount of $20,000. Mr. Morin is also entitled to receive an amount equal to the full balance of his 401(k) plan as of the close of business on February 28, 1997. In addition, AMF Bowling repurchased the Morin Purchased Stock for $500,000 in cash plus the cancellation of the Morin Note, including interest thereon. The Stock Options granted to Mr. Morin were cancelled.

AMF BOWLING, INC. 1996 STOCK INCENTIVE PLAN

     In connection with the Acquisition, the Parent adopted the AMF Bowling, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan"), under which the Parent may grant incentive awards in the form of shares of Parent Common Stock ("Restricted Stock Awards"), options to purchase shares of Parent Common Stock ("Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain officers, employees, consultants and non-employee directors ("Participants") of the Parent and its affiliates. The total number of shares of Parent Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. As of October 31, 1997, Stock Options to purchase 1,668,000 shares of Parent Common Stock were outstanding, at an exercise price of $10.00 per share. The Compensation Committee (the "Compensation Committee") of the Board of Directors of the Parent (the "Parent Board of Directors") is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. Unless otherwise determined by the Compensation Committee, any Participant granted an award under the Stock Incentive Plan must become a party to, and agree to be bound by, the Stockholders Agreement.

     Stock Option awards under the Stock Incentive Plan may include incentive Stock Options, non-qualified Stock Options, or both types of Stock Options, in each case with or without Stock Appreciation Rights. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Compensation Committee, have a term of ten years. Upon a Participant's death or when the Participant's employment with the Parent or the applicable affiliate of the Parent is terminated for any reason, such Participant's previously unvested Stock Options are forfeited and the Participant or his legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Participant's death), exercise any previously vested Stock Options.

     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option award, and are exercisable, subject to certain limitations, only in connection with the exercise of the related Stock Option. Upon the termination or exercise of the related Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Stock Options.

     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders Agreement, immediately prior to certain change of control transactions described in the Stock Incentive Plan, all outstanding Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The Stock Incentive Plan will terminate ten years after its effective date of May 1, 1996; however, awards outstanding as of such date will not be affected or impaired by such termination. The Parent Board of Directors and the Compensation Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     Through October 31, 1997, Stock Options to purchase 1,798,000 shares of Parent Common Stock were granted (of which Stock Options to purchase 1,668,000 shares of Parent Common Stock were granted under the Stock Incentive Plan) and remain outstanding. The exercise price for all such Stock Options is $10.00 per share.

     Pursuant to an Option Agreement (the "Diker Option Agreement"), dated May 1, 1996, Charles M. Diker, a director of the Parent, Holdings and the Company, was granted, pursuant to the Stock Incentive Plan, non-qualified Stock Options to purchase 100,000 shares of Parent Common Stock at an exercise price of $10.00 per share. One third of such Stock Options vested on May 1, 1996, one third vested on May 1, 1997 and the remaining Stock Options vest on May 1, 1998. The Diker Option Agreement provides that, prior to an IPO, the Parent may, upon termination of Mr. Diker's service as a director of the Parent for any reason (including death but excluding disability), repurchase of all of the shares of Restricted Stock held by him for fair market value as of a specified date. Mr. Diker or his legal representative may, prior to an IPO, require the Parent to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares if the Parent terminates his service as a director of the Parent for any reason. If any successor to the Parent acquires all or substantially all of the business and/or assets of the Parent, the Parent may purchase all of the Stock Options then held by Mr. Diker for the fair market value of the underlying Parent Common Stock less the exercise price of the Stock Options. Mr. Diker is a party to the Stockholders Agreement and any shares of Parent Common Stock held by Mr. Diker will be subject to the terms of the Stockholders Agreement in addition to the terms of his Option Agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Parent Common Stock, as of October 31, 1997 and as adjusted to reflect the sale of the shares of Parent Common Stock offered by the Parent in the Parent Offerings, by (i) each stockholder who is known by the Parent to own beneficially more than 5% of the outstanding Parent Common Stock prior to the Parent Offerings, (ii) each director of the Parent, (iii) each Named Executive Officer of the Parent and (iv) all directors and executive officers of the Parent as a group. Except as set forth in the footnotes to the table, each stockholder listed below has informed AMF that such stockholder has (a) sole voting and investment power with respect to such stockholder's shares of Parent Common Stock and (b) record and beneficial ownership with respect to such stockholder's shares of Parent Common Stock.

                                     SHARES BENEFICIALLY OWNED       SHARES BENEFICIALLY OWNED
                                        PRIOR TO THE PARENT                  AFTER THE
                                          OFFERINGS(1)(2)              PARENT OFFERINGS(1)(2)
  NAME AND ADDRESS OF BENEFICIAL     -------------------------     ------------------------------
               OWNER                   NUMBER       PERCENTAGE        NUMBER           PERCENTAGE
-----------------------------------  ----------     ----------     -------------       ----------
The Goldman Sachs Group(3).........  30,836,593        68.6%          30,836,593          51.0%
Blackstone Group (as defined
  below)(4)........................   5,762,805        13.1%           5,762,805           9.7%
Kelso (as defined below)(5)........   5,762,805        13.1%           5,762,805           9.7%
Richard A. Friedman(6).............          --          --                   --            --
Terence M. O'Toole(7)..............          --          --                   --            --
Peter M. Sacerdote(8)..............          --          --                   --            --
Charles M. Diker...................     204,850(9)        *              204,850(9)          *
Paul B. Edgerley(10)...............          --          --                   --            --
Howard A. Lipson(11)...............          --          --                   --            --
Thomas R. Wall, IV(12).............          --          --                   --            --
Douglas J. Stanard.................     176,000(13)       *              176,000(13)         *
Stephen E. Hare....................     171,000(14)       *              171,000(14)         *
Michael P. Bardaro.................       5,000(15)       *                5,000(15)         *
All directors and executive
  officers as a group (10
  persons).........................     556,850         1.3%             556,850             *

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Parent Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

 (2) Based on 44,105,000 shares of Parent Common Stock outstanding prior to the Parent Offerings, 59,630,000 shares of Parent Common Stock outstanding after the Parent Offerings, and Warrants (as defined below) to purchase 870,000 shares of Parent Common Stock outstanding prior to and after the Parent Offerings.

 (3) Of the total number of shares beneficially owned by The Goldman Sachs Group, 870,000 shares are owned by The Goldman Sachs Group, 19,317,476 are owned by GS Capital Partners II, L.P., 7,679,488 shares are owned by GS Capital Partners II Offshore, L.P., 712,530 shares are owned by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II (Germany) Civil Limited Partnership, 451,922 shares are owned by Stone Street Fund 1995, L.P., 772,645 shares are owned by Stone Street Fund 1996, L.P., 508,546 shares are owned by Bridge Street Fund 1995, L.P. and 523,986 shares are owned by Bridge Street Fund 1996, L.P. The 870,000 shares beneficially owned by The Goldman Sachs Group represent warrants to purchase 870,000 shares of Parent Common Stock (the "Warrants"), which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II

     Offshore, L.P., GS Capital Partners II Germany, C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships. Affiliates of The Goldman Sachs Group are the general, managing general or managing partners of all of such partnerships and have full voting and investment power with respect to the holdings of such partnerships. The address of The Goldman Sachs Group is 85 Broad Street, New York, New York 10004.

 (4) Of the total number of shares beneficially owned by Blackstone Group, 4,141,761 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,210,342 shares are owned by Blackstone Offshore Capital Partners II L.P. and 410,702 shares are owned by Blackstone Family Investment Partnership II L.P. The address of Blackstone Group is 345 Park Avenue, New York, New York 10154.

 (5) Of the total number of shares beneficially owned by Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V," and together with KIA V, "Kelso"), 5,409,974 shares are owned by KIA V and 352,831 are owned by KEP V. The address of each such stockholder is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022. Due to their common control, KIA V and KEP V could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig and Frank K. Bynum, Jr. may be deemed to share beneficial ownership of shares beneficially owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig and Bynum share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.

 (6) Mr. Friedman, who is a managing director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (7) Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (8) Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (9) Includes 66,666 shares which may be acquired upon exercise of Stock Options within 60 days.

(10) Mr. Edgerley, who is (i) a managing director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities (collectively, "Bain"). Bain Capital Fund V, L.P. owns 402,002 shares, Bain Capital Fund V-B, L.P. owns 1,055,469 shares, BCIP Associates owns 193,031 shares and BCIP Trust Associates, L.P. owns 78,340 shares.

(11) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone Group"), disclaims beneficial ownership of the shares owned by Blackstone Group.

(12) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of KIA V and (ii) a general partner of KEP V, disclaims beneficial ownership of the shares owned by KIA V and KEP V.

(13) Includes 26,000 shares which may be acquired upon exercise of Stock Options within 60 days.

(14) Includes 21,000 shares which may be acquired upon exercise of Stock Options within 60 days.

(15) Includes 5,000 shares which may be acquired upon exercise of Stock Options within 60 days.

STOCKHOLDERS AGREEMENT

     On April 30, 1996, the Parent, GSCP, Blackstone Group, Kelso, Bain (Bain, together with Blackstone Group and Kelso, the "Governance Investors"), Citicorp North America, Inc. ("Citicorp"), Mr. Diker (Mr. Diker, together with Blackstone Group, Kelso, Bain and Citicorp, the "Investors"), Mr. Morin and Mr. Stanard (together with Mr. Morin, the "Management Investors", and, with GSCP and the Investors, the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement"), which regulates the relationship among the Parent and the Stockholders. Subsequently, Mr. Hare and other members of management who have received Stock Option awards under the Stock Incentive Plan have become parties to the Stockholders Agreement as additional Management Investors and Stockholders. The following discussion summarizes the terms of the Stockholders Agreement that the Company believes are material to holders of the Company's securities. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Stockholders Agreement confers on GSCP the right to increase or decrease the Parent Board of Directors from its initial size of nine members. GSCP has the right to nominate five directors and to nominate a majority (not limited to a simple majority) of the members of the Parent Board of Directors, so long as GSCP and its Permitted Transferees (as defined below) hold a majority of the outstanding shares of Parent Common Stock. Each Governance Investor has the right to nominate, subject to GSCP consent, one member of the Parent Board of Directors, so long as the number of shares of Parent Common Stock held by it and certain of its permitted transferees under the Stockholders Agreement is equal to at least one-half of the sum of (i) the number of shares initially purchased by it and its Permitted Transferees plus (ii) the number of additional shares that the Governance Investor was required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement described below (in each case, subject to appropriate adjustments). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the Stockholders. Each of GSCP and each Governance Investor has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director must resign immediately or be subject to removal by the Stockholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to GSCP consent) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Parent Board of Directors, including at least one GSCP director.

     Pursuant to the "overcall" provisions of the Stockholders Agreement, each of GSCP and the Investors (other than Mr. Diker) agreed, for a period of two years from April 30, 1996, to purchase additional shares of Parent Common Stock having an aggregate purchase price of up to 20% of the amount initially invested by such Investor (i.e., collectively up to a total of $75.6 million) upon the request of the Parent Board of Directors. Any such additional investments were required to be made pro rata by the funding Investors. Funds raised through such additional investments could be used only to finance acquisitions of businesses or assets, capital expenditures, investments in partnerships or joint ventures or other investments in the business of the Parent and its subsidiaries, or any similar transactions or expenditures. In October 1996, in connection with the acquisition of the Charan centers, GSCP and the funding Investors purchased an aggregate of 4,000,000 additional shares of Parent Common Stock for $10.00 per share. In September 1997, GSCP and the funding Investors of the Parent purchased an aggregate of 1,780,000 shares of Parent Common Stock for $20.00 per share pursuant to the overcall provisions of the Stockholders Agreement, and the aggregate proceeds of $35.6 million were used in part to fund acquisitions, including that of 15 centers from Conbow, and for other corporate purposes. The stockholders party to the Stockholders Agreement have no further rights or obligations to make capital contributions under the overcall provisions of the Stockholders Agreement. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

     The Stockholders Agreement provides for the continual existence of an Executive Committee of the Parent Board of Directors (the "Executive Committee"), consisting of two directors designated by GSCP. The Executive Committee may exercise all the powers and authority of the Parent Board of Directors (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote and, in the case of matters which under the Stockholders Agreement require a prior meeting of the Parent Board of Directors, only after such meeting has occurred. A "Special Vote" is required for (i) the issuance of capital stock below fair market value, (ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares, (iii) entering into certain transactions with affiliates of GSCP and (iv) amendments to the Stockholders Agreement, the Parent's Certificate of Incorporation or By-Laws which amendments would adversely affect the rights and obligations of Blackstone Group or Kelso; provided, that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. Matters requiring a Special Vote must be approved by a majority of the GSCP directors who are partners or employees of Goldman Sachs and who are not employees of the Parent and its subsidiaries, and at least one investor director nominated by Blackstone Group or Kelso (if there is one serving at such time).

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed
(i) to appear in person or by proxy at any stockholder meeting for the purpose of obtaining a quorum, (ii) to vote its shares of Parent Common Stock at any stockholder meeting called for the purpose of voting on the election or removal of directors in favor of the election or removal of directors, as applicable, in accordance with the provisions described in the third preceding paragraph, (iii) otherwise to vote its shares of Parent Common Stock at stockholder meetings in a manner consistent with the Stockholders Agreement, (iv) not to grant any proxy or enter into any voting trust with respect to the Parent Common Stock it holds or enter into any stockholder agreement or arrangement inconsistent with the provisions of the Stockholders Agreement and (v) not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of Parent Common Stock in any manner inconsistent with the Stockholders Agreement.

     Under the Stockholders Agreement, Goldman Sachs have the exclusive right to perform all consulting, financing, investment banking and similar services for the Parent and its subsidiaries, for customary compensation and on terms customary for similar engagements with unaffiliated third parties. Neither the Parent nor its subsidiaries are allowed to engage any person to perform such services during the term of the Stockholders Agreement, except to the extent Goldman Sachs consent thereto or decline, at their sole election, to perform such services. Pursuant to the terms of the Stockholders Agreement, the provisions relating to services performed by Goldman Sachs will terminate and be of no further effect upon consummation of the Parent Offerings.

     The Stockholders Agreement provides that in the event a Stockholder determines to sell its shares of Parent Common Stock (subject to certain exceptions), such Stockholder must give the other Stockholders notice thereof and such other Stockholders must have the opportunity to sell a pro rata share of their Parent Common Stock in such a sale. Moreover, in the event Stockholders owning 51% or more of the outstanding Parent Common Stock propose to sell all of the Parent Common Stock held by such Stockholders pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, such Stockholders will have the right, under certain circumstances, to require the other Stockholders to sell the equity securities of the Parent held by such other Stockholders in such sale on the same terms and conditions and at the same price as the Stockholders proposing to sell.

     The foregoing rights and obligations (other than those described in the second preceding paragraph which will terminate upon consummation of the Parent Offerings) will terminate after consummation of the Parent Offerings upon the first to occur of: (i) GSCP, the Investors and their permitted transferees under the Stockholders Agreement (the "Permitted Transferees") holding in the aggregate less than 50% of the sum of (a) the number of shares of Parent Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the subscription agreement (the "Subscription Agreement") entered into on the same date and by the same parties as the Stockholders Agreement, except for the Management Investors, and (b) the number of additional shares of Parent Common Stock, if any, issued pursuant to the "overcall" provisions of the Stockholders Agreement and (ii) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 40% of the fully diluted shares of Parent

Common Stock then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of the Parent as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.

REGISTRATION RIGHTS AGREEMENT

     The Parent and the Stockholders entered into a Registration Rights Agreement on April 30, 1996 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, following consummation of the Parent Offerings, (i) each of Blackstone Group (as a group), Kelso (as a group) and Bain (as a group) may make one demand (subject to certain exceptions) of the Parent to register shares of Parent Common Stock held by such group and (ii) GSCP may make up to five demands (subject to certain exceptions) of the Parent to register shares of Parent Common Stock held by it, in each case, so long as
(a) the aggregate offering price for the shares to be sold is at least $50 million and (b) shares representing at least 5% of the sum of (1) the number of shares of Parent Common Stock purchased by GSCP prior to execution of the Subscription Agreement, (2) the number of shares of Parent Common Stock issued pursuant to the Subscription Agreement and (3) the number of shares (subject to adjustment) of Parent Common Stock purchased by the Stockholders pursuant to the "overcall" provisions of the Stockholders Agreement are being registered. Upon a demand for registration by any of GSCP, Blackstone Group, Kelso or Bain, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of Parent Common Stock under a registration statement filed by the Parent, subject to certain exceptions and limitations. The Stockholders have agreed not to exercise their piggyback rights with respect to the Parent Offerings. The foregoing summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which has been filed with the Commission.

                              CERTAIN TRANSACTIONS

     Messrs. Friedman and O'Toole, each of whom is a Managing Director of Goldman Sachs, and Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of the Parent, AMF Group Holdings and the Company. Mr. Friedman is also Chairman of the Parent and the Company. Goldman Sachs and its affiliates together currently beneficially own and will, following consummation of the Parent Offerings, continue to own a majority of the outstanding Parent Common Stock. See "Principal Stockholders." Goldman Sachs and its affiliates were the initial purchasers of the debt issued by the Company in connection with the Acquisition and received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of the 10 7/8% Senior Subordinated Notes due 2006 and 12 1/4% Senior Subordinated Discount Notes due 2006, each issued in March 1996, which were subsequently exchanged by the holders thereof for the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes. Goldman Sachs also served as financial advisor to the owners of the Predecessor Company in connection with the Acquisition and received a fee in the form of the 10-year Warrants to purchase 870,000 shares of Parent Common Stock, on a fully diluted basis, at a purchase price of $0.01 per share. The Warrants were valued for accounting purposes at approximately $8.7 million.

     In connection with the Credit Agreement and the amendments thereto, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent. Total fees payable to Goldman Sachs Credit Partners, L.P. aggregate approximately $10.0 million, and such entity is reimbursed for expenses in connection with such services. Goldman Sachs Credit Partners, L.P. is also a Lender under the Credit Agreement. See "Description of Senior Debt -- Credit Agreement." Goldman Sachs also received a cash fee of $5.0 million from AMF in connection with the Acquisition and was reimbursed for related expenses. Blackstone Management Partners L.P., an affiliate of Blackstone Group, and Kelso & Company, L.P., an affiliate of Kelso, each received an investment banking fee of $1.0 million, and Bain Capital, Inc., an affiliate of Bain, received a fee of $300,000, each in connection with the Acquisition.

     The Company and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs are retained as the Company's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, the Company has agreed to reimburse Goldman Sachs for their out-of-pocket expenses and indemnify Goldman Sachs in connection with their services arising under the engagement.

     The Company has also entered into two interest rate cap agreements with Goldman Sachs Capital Markets, L.P. ("GSCM"), an affiliate of Goldman Sachs, both of which were executed to hedge the Company's exposure to fluctuations in the interest rates applicable to borrowings under the Credit Agreement. The Parent paid a fee of $3.6 million to GSCM in 1996 in connection with the execution of the first of these transactions, which "caps" the interest rate on $500 million principal amount of debt at 6.5% until April 1998 and at 7.5% from May 1998 through October 1998. The Company paid a fee of $15,000 to GSCM in respect of the second transaction executed on July 2, 1997, which caps the rate applicable to $100 million in debt at 7.0% until March 31, 1998. See "Note 9. Long-Term Debt" in the Consolidated Financial Statements of Holdings as of December 31, 1996 and "Note 6. Long-Term Debt" in the Condensed Consolidated Financial Statements of Holdings as of June 30, 1997.

     The Company retained Michael Stanard Design, Inc. ("MSD"), a market consultant, to provide marketing and related services in 1996 for an aggregate of $114,000 and in 1997 for an aggregate of $446,000 to date. A majority owner of MSD is H. Michael Stanard, who is Mr. Stanard's brother. A substantial portion of such amounts were reimbursement of costs for materials, travel, printing and other out-of-pocket expenses.

     The Company has agreed to pay a fee of $300,000 to Goldman Sachs for their representation of the Company in connection with the Company's lease of its new bowling center at Chelsea Piers in New York.

     AMF and the Stockholders have entered into the Stockholders Agreement and the Registration Rights Agreement. See "Principal Stockholders -- Stockholders Agreement" and "Principal Stockholders -- Registration Rights Agreement."

                           DESCRIPTION OF SENIOR DEBT

CREDIT AGREEMENT

     The Company is party to a Credit Agreement amended and restated as of November 7, 1997 (and as further amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, the "Credit Agreement") with Goldman Sachs, their affiliate Goldman Sachs Credit Partners L.P., Citibank, N.A. ("Citibank") and its affiliates Citicorp and Citicorp USA, Inc. and certain other banks, financial institutions and institutional lenders (collectively, the "Lenders") providing for (i) senior secured term loan facilities aggregating $455.3 million (the "Term Facilities"), and (ii) a senior secured revolving credit facility of up to $355.0 million (the "Working Capital Facility", and together with the Term Facilities, the "Senior Facilities"). In connection with such financing, Goldman Sachs Credit Partners, L.P. acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank is acting as Administrative Agent. The initial borrowings under the Credit Agreement were used to partially fund the Acquisition.

     The following summary of the material provisions of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement has been filed with the Commission.

  THE FACILITIES

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $130.0 million, (ii) an Amortization Extended Loan ("AXELs(SM)") Series A Facility of $187.5 million and (iii) an AXELs(SM) Series B Facility of $137.8 million. The Term Facilities bear interest, at the Company's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt/EBITDA Ratio (as defined in the Credit Agreement) for the Rolling Period (as defined below) then most recently ended. Until November 7, 1998, (i) the margin applicable to loans bearing interest based on the base rate will range from 0.750% to 0.875%, for advances under the Term Loan Facility, 1.000% to 1.125%, for advances under the AXELs(SM) Series A Facility, and 1.250% to 1.375%, for advances under the AXELs(SM) Series B Facility, and (ii) the margin applicable to loans bearing interest based on the Eurodollar rate will range from 1.750% to 1.875%, for advances under the Term Loan Facility, 2.000% to 2.125%, for advances under the AXELs(SM) Series A Facility, and 2.250% to 2.375%, for advances under the AXELs(SM) Series B Facility. Thereafter, (i) the margin applicable to loans bearing interest based on the base rate will range from 0.000% to 0.875%, for advances under the Term Loan Facility, 0.875% to 1.125%, for advances under the AXELs(SM) Series A Facility, and 1.125% to 1.375%, for advances under the AXELs(SM) Series B Facility, and (ii) the margin applicable to loans bearing interest based on the Eurodollar rate will range from 0.750% to 1.875%, for advances under the Term Loan Facility, 1.875% to 2.125%, for advances under the AXELs(SM) Series A Facility, and 2.125% to 2.375%, for advances under the AXELs(SM) Series B Facility.

     The final maturity of the Term Loan Facility will occur on March 31, 2002, the final maturity of the AXELs(SM) Series A Facility will be March 31, 2003 and the final maturity of the AXELs(SM) Series B Facility will be March 31, 2004.

     Average amounts outstanding and average borrowing rates for the period ended June 30, 1997 under the Credit Agreement as then in effect, were as follows (dollars in millions):

                                                        OUTSTANDING
                                                             AT           AVERAGE       AVERAGE
                                                          JUNE 30,        AMOUNTS      BORROWING
            DESCRIPTION               MATURITY DATES        1997        OUTSTANDING      RATES
-----------------------------------   ---------------   ------------    -----------    ---------
Term Loan Facility.................   March 31, 2001      $210,000       $ 232,620       8.15%
AXELs(SM) Series A Facility........   March 31, 2003      $187,750       $ 189,007       8.54%
AXELs(SM) Series B Facility........   March 31, 2004      $138,125       $ 104,759       8.77%

     The Working Capital Facility has an aggregate amount of $355.0 million, will mature on March 31, 2002, is fully revolving until its final maturity and bears interest, at the Company's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt/EBITDA Ratio for the Rolling Period then most recently ended. Until November 7, 1998, the margin applicable to advances under the Working Capital Facility bearing interest based on the base rate will range from 0.750% to 0.875% and the margin applicable to advances under the Working Capital Facility bearing interest based on the Eurodollar rate will range from 1.750% to 1.875%. Thereafter, the margin applicable to advances under the Working Capital Facility bearing interest based on the base rate will range from 0.000% to 0.875% and the margin applicable to advances under the Working Capital Facility bearing interest based on the Eurodollar rate will range from 0.750% to 1.875%.

     As most recently amended and restated, the Credit Agreement will require the Company to make scheduled amortization payments on the Term Facilities as follows (dollars in millions):

                  TWELVE MONTHS                  TERM       AXELS(SM)    AXELS(SM)
                     ENDING                      LOAN       SERIES A     SERIES B
                  DECEMBER 31,                 FACILITY     FACILITY     FACILITY     TOTAL
    -----------------------------------------  --------     --------     --------     ------
       1997..................................   $  7.5       $  0.7       $  0.8      $  9.0
       1998..................................     23.1          2.0          2.3        27.4
       1999..................................     28.1          2.0          2.2        32.3
       2000..................................     30.0          2.0          2.3        34.3
       2001..................................     30.0         50.8          2.2        83.0
       2002..................................     11.3         92.5          2.3       106.1
       2003..................................       --         37.5         78.9       116.4
       2004..................................       --           --         46.8        46.8
                                                ------       ------       ------      ------
                                                $130.0       $187.5       $137.8      $455.3
                                                ======       ======       ======      ======

     In addition, the Company will be required to make prepayments that permanently reduce the availability under the Senior Facilities under certain circumstances, including upon certain asset sales, issuances of debt and public issuance of equity securities of the Parent. The Company will also be required to make prepayments that permanently reduce the availability under the Term Facilities in an amount equal to up to 50% of Excess Cash Flow for any fiscal year of the Company if the Total Debt/EBITDA Ratio for that fiscal year is greater than or equal to 5.50 to 1.0. If the Total Debt/EBITDA Ratio for a fiscal year is less than 5.50 to 1.0, then the Company is required to prepay the Working Capital Facility in an amount equal to up to 50% of the Excess Cash Flow for such fiscal year, but the Company would be permitted to reborrow such amounts, subject to the conditions of the Credit Agreement.

     The Credit Agreement also provides that at least $100 million of the net cash proceeds of the Parent Offerings are to be used to repay borrowings under the Working Capital Facility (and thus would be available for reborrowing), and the remaining net cash proceeds anticipated from the Parent Offerings may be used, at the Company's option, to redeem a portion of the Exchange Senior

Subordinated Notes and/or the Exchange Senior Subordinated Discount Notes and/or to repay borrowings under the Working Capital Facility.

     The Senior Facilities are guaranteed by Holdings and by each of the Company's present and future domestic Subsidiaries (as defined in the Credit Agreement) and are secured by all of the stock of the Company and the Company's present and future domestic Subsidiaries and Second-Tier Subsidiaries (each as defined in the Credit Agreement), by 66% of the stock of the Company's present and future international subsidiaries and by substantially all of the Company's and its present and future domestic Subsidiaries' present and future property and assets.

     In accordance with GAAP, the Company will incur after-tax extraordinary charges totalling $22.7 million arising from the most recent amendment and restatement of the Credit Agreement and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Exchange Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Parent Offerings and the write-off of the portion of deferred financing costs attributable to the Exchange Senior Subordinated Discount Notes expected to be so redeemed. Costs incurred with respect to the amendment and restatement of the Credit Agreement will be amortized over seven years.

  COVENANTS

     The Credit Agreement contains certain financial covenants, as well as additional affirmative and negative covenants, constraining the Company. Under the terms currently in effect, the Company must maintain a minimum Modified Consolidated EBITDA (as defined below) of not less than the sum of (i) an amount ranging from $150 million for the "Rolling Period" (defined as a calendar quarter together with the three consecutive immediately preceding calendar quarters) ending June 30, 1997, to $200 million for the Rolling Period ending September 30, 2003 and thereafter, and (ii) the EBITDA Adjustment Amount (as defined in the Credit Agreement) for such Rolling Period, which is equal to 80% of the aggregate amount of the EBITDA of each bowling center acquired or constructed by the Company or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

     The Company must also maintain a Cash Interest Coverage Ratio (defined in the Credit Agreement as the ratio of (i) consolidated EBITDA of the Company and its Subsidiaries during a Rolling Period, as modified with respect to certain bowling centers acquired or constructed after May 1, 1996 ("Modified Consolidated EBITDA") to (ii) cash interest payable on all Debt (as defined in the Credit Agreement) of the Company and its Subsidiaries) at an amount ranging from not less than 2.00 for the Rolling Period ending June 30, 1997, to not less than 2.75 for the Rolling Period ending September 30, 2002 and thereafter. The Company is required to maintain a Fixed Charge Coverage Ratio (defined in the Credit Agreement as the ratio of (i) Modified Consolidated EBITDA less the sum of (a) cash taxes paid plus (b) Capital Expenditures (as defined in the Credit Agreement) made by the Company and its Subsidiaries during such Rolling Period to (ii) the sum of (a) cash interest payable on all Debt plus (b) principal amounts of all Debt payable by the Company and its Subsidiaries during such Rolling Period) at an amount ranging from not less than 1.05 for the Rolling Period ending June 30, 1997, to not less than 1.20 for the Rolling Period ending June 30, 2001 and declining to 1.00 for the Rolling Period ending March 31, 2002 and thereafter. A Senior Debt to EBITDA Ratio (defined in the Credit Agreement as the ratio of Consolidated Debt, as defined in the Credit Agreement (other than Subordinated Debt and Hedge Agreements, as defined in the Credit Agreement), of the Company and its Subsidiaries to Modified Consolidated EBITDA for that Rolling Period) must be maintained at levels ranging from not more than
3.75 for the Rolling Period ending June 30, 1997 to not more than 2.50 for the Rolling Period ending March 31, 2002 and thereafter. A Total Debt/EBITDA Ratio (defined in the Credit Agreement as the ratio of consolidated total Debt (other than Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA) must be maintained at levels ranging from not more than
6.50 for the Rolling

Period ending June 30, 1997 to not more than 4.50 for the Rolling Period ending March 31, 2002 and thereafter. In each case, the above-mentioned ratios are calculated on a quarterly basis.

     The following chart summarizes the financial covenants described in the preceding paragraph.

                                                               ROLLING 12-MONTH PERIOD ENDING:(1)
                                   ------------------------------------------------------------------------------------------
                                   3/31/97   6/30/97   6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03    6/30/04
                                   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH      AND
      FINANCIAL ESTIMATIONS        6/30/97   6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03   6/30/04   THEREAFTER
---------------------------------  -------   -------   -------   -------   -------   -------   -------   -------   ----------
MODIFIED CONSOLIDATED EBITDA(2)
  Not less than the following
    amounts (in $ millions) plus
    the then applicable EBITDA
    Adjustment Amount(3).........     150       150       155       165       175       185       195       200        200
CASH INTEREST COVERAGE RATIO(4)
  Not less than:.................    2.00      2.25      2.35      2.75      2.75      2.50      2.75      2.75       2.75
FIXED CHARGE COVERAGE RATIO(5)
  Not less than:.................    1.05      1.10      1.15      1.20      1.20      1.00      1.00      1.00       1.00
SENIOR DEBT TO EBITDA RATIO(6)
  Not less than:.................    3.75      3.60      3.60      3.25      3.00      2.50      2.50      2.50       2.50
TOTAL DEBT TO EBITDA RATIO(7)
  Not less than:.................    6.50      6.00      6.00      5.50      5.00      4.50      4.50      4.50       4.50

---------------
(1) The levels specified with respect to each covenant may vary within the periods specified below. When the level varies within a period, the level as in effect at the end of the period is specified in the table.

(2) Defined as, for any Rolling Period, Consolidated EBITDA (as defined in the Credit Agreement) of the Company and its Subsidiaries in such Rolling Period, provided, however, that at any time of determination, (i) solely with respect to any constructed New Center (as defined below), Modified Consolidated EBITDA shall be calculated using Adjusted EBITDA (as defined below) of such New Center and (ii) solely with respect to any New Center acquired within the immediately preceding 15 months, Modified Consolidated EBITDA shall be calculated using the actual EBITDA of such New Center for such Rolling Period (as defined below). "Adjusted EBITDA" means, at any time, in the case of a New Center, the product of (a) the Average EBITDA Margin calculated as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the acquisition or the construction of the New Center occurs and (b) the Specified Revenues (as defined below) of such new center. "Average EBITDA Margin" means, at any time of determination, an amount equal to (a) the sum of Consolidated EBITDA of AMF Bowling Centers, Inc. and its subsidiaries and Consolidated EBITDA of AMF Worldwide Bowling Centers Holdings Inc. and its subsidiaries ("AMF Worldwide") divided by (b) the sum of consolidated revenues of AMF Bowling Centers and its subsidiaries and consolidated revenues of AMF Worldwide and its subsidiaries, in each case for the 12-month period reflected in the most recent financial statements. "Specified Revenues" means at any time (a) in the case of any acquisition of a New Center, aggregate revenues of such New Center for the immediately preceding 12-month period, and (b) in the case of any construction of a New Center, an amount equal to (i) at any time during its first 12 full months of operations, the aggregate revenues of such New Center for each full month it has operated times twelve divided by the number of full months such New Center has operated and (ii) at any time thereafter, aggregate revenues of such New Center for the immediately preceding 12-month period. "New Center" means, at any time of determination, any bowling center acquired (whether by means of a stock or asset acquisition) or constructed by the Company or any of its subsidiaries after the closing date of the Credit Agreement and less than 15 months prior to such date of determination, provided that the time of any such acquisition shall be the date of consummation of such acquisition and the time of any such construction shall be the date of the opening of such bowling center for business.

(3) Defined as 80% of the aggregate amount of EBITDA of each bowling center acquired or constructed by the Company or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

(4) The ratio of Modified Consolidated EBITDA to cash interest payable on all debt of the Company and its Subsidiaries on a consolidated basis.

(5) Ratio of (A) Modified Consolidated EBITDA during the Rolling Period less the sum of (1) cash taxes paid plus (2) Capital Expenditures made, in each case, by the Company and its Subsidiaries during such Rolling Period to (B) the sum of (i) cash interest payable on all debt plus (ii) principal amounts of all debt payable (other than the principal amount of debt to the extent it has been refinanced), in each case, by the Company and its Subsidiaries during such Rolling Period.

(6) Ratio of Consolidated debt (other than Subordinated Debt and Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA.

(7) Ratio of Consolidated total debt (other than Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA.

     Affirmative covenants under the Credit Agreement oblige the Company and its Subsidiaries to comply with all laws and regulations, as well as to pay all taxes not being contested in good faith, to comply with environmental laws and permits, to maintain insurance coverage, preserve its corporate existence, permit the examination of its records and books of account by the agents or any of the Lenders, to prepare environmental reports upon the reasonable request of the administrative agent (in the case of a Default under (and as defined in) the Credit Agreement or based on the belief that hazardous materials contamination not otherwise disclosed may be present on any property described in the mortgages), to keep proper books of record and account, to maintain its properties in good working condition, to comply with the terms of leaseholds and to perform and observe all terms and provisions of each Related Document (defined as the Stock Purchase Agreement, the Indentures and any related agreements, a tax agreement, the Stockholders Agreement and a support agreement relating to the Acquisition). The Company is also required to conduct, and cause each of its Subsidiaries to conduct, all transactions permitted under the loan documents with any affiliates on fair and reasonable terms, to maintain cash concentration accounts with Citibank into which substantially all proceeds of collateral are to be paid, and to guarantee obligations and give security (upon the request of Citicorp USA, Inc. (together with any successor appointed pursuant to the Credit Agreement, the "Collateral Agent"), at such time as any new direct or indirect Subsidiary of the Company is formed or acquired by the Company and the Guarantors (each, a "Loan Party"), or when any property is acquired by any Loan Party). The Company has entered into, and must maintain until the aggregate outstanding amount under the Term Facilities is less than $400 million, interest rate hedge agreements, covering a notional amount of not less than 50% of the commitments under all the facilities and the other floating rate debt of the Loan Parties.

     Negative covenants under the Senior Facilities prohibit the Company and its Subsidiaries from incurring any liens (except for those created under the loan documents or otherwise permitted under the Credit Agreement, including those securing the Company's obligations as borrower on other indebtedness not to exceed $5 million at any time outstanding). The Company and its Subsidiaries are also prohibited from incurring any debt, other than (in the case of the Company) debt owed to its Subsidiaries or in respect of hedge agreements not entered into for speculative purposes or (in the case of any Subsidiary) debt owed to the Company or any of its wholly owned Subsidiaries, to the extent permitted under the Credit Agreement or (in the case of either the Company or its Subsidiaries) debt secured by permitted liens, capitalized leases not to exceed $10 million at any time outstanding and any debt existing at the time of the Acquisition, among other things. The Company and its Subsidiaries may not incur any obligations under leases having a term of one year or more that would cause their direct and contingent liabilities for any 12 months to exceed the sum of (i) $25 million,
(ii) the product of (x) $200,000 and (y) the number of leased bowling centers acquired by the Company or any Subsidiaries after May 1, 1996 and (iii) in each calendar year after 1996, an amount equal to 4% of the amount permitted by this provision in the immediately preceding calendar year. The Company is also prohibited from entering into a merger of which it is not the survivor or to sell, lease, or otherwise transfer its assets other than in the ordinary course of business, except as otherwise permitted by the Credit Agreement. Investments by the Company or its Subsidiaries in any other person are also limited by formulas set forth in the Credit Agreement. The negative covenants also relate to the payment of dividends, prepayments of, and amendments of the terms of, other debt (including the Exchange Notes), amendment of the Related Documents, ownership changes, negative pledges, partnerships, speculative transactions, capital expenditures and payment restrictions affecting subsidiaries. The Company is also subject to certain financial and other reporting requirements.

     The Company is also prohibited from making a material change in the nature of its existing business, except that it may have up to $50 million invested at any one time in golf driving ranges and other golf-related activities.

     So long as the Company is not in default of the covenants contained in the Credit Agreement, it may (i) declare and pay dividends in its common stock, (ii) declare and pay cash dividends to the extent necessary to make payments under certain noncompete agreements with owners of the Predecessor Company, (iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million and (iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Parent Common Stock. As of June 30, 1997, the Company is in compliance with all of its covenants.

EVENTS OF DEFAULT

     The Credit Agreement contains customary Events of Default for highly-leveraged financings. These include:

          (a) the failure of the Company to pay the principal of, interest on, or other amounts payable in connection with, any advance under the Senior Facilities when they become due (in the case of principal) or within three days after they become due;

          (b) the incorrectness in any material respect of any representation or warranty of a Loan Party under or in connection with any loan document;

          (c) the failure of any Loan Party to perform or observe any term, covenant or agreement with regard to the use of proceeds covenant, certain affirmative covenants, any negative covenants, the obligation of the Company to give notice to the administrative agent and the Lenders of any default or any event likely to have a materially adverse effect and any financial covenants under the Credit Agreement;

          (d) the failure of any Loan Party to perform any other term, covenant or agreement in any loan document, if such failure remains unremedied for 15 days after knowledge by an officer of any Loan Party or its Subsidiaries or notice by the administrative agent or any Lender;

          (e) the failure by any Loan Party or any material subsidiary to pay any principal of, premium or interest on or any other amount payable in respect of any debt outstanding in a principal amount of at least $25 million or any other event shall occur that would permit the acceleration of any such debt or such debt is accelerated;

          (f) the failure of any Loan Party or any material subsidiaries to generally pay debts as they become due, or its seeking of liquidation, reorganization, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization, or such a proceeding instituted against it remains undismissed and unstayed for a period of 30 days;

          (g) the rendering of any judgment or order for the payment of money in excess of $25 million against any Loan Party or any material subsidiary and either any enforcement proceedings shall have commenced or 15 days shall have passed during which no stay shall be in place;

          (h) the rendering of any non-monetary judgment or order against any Loan Party or any of material subsidiary that could reasonably be likely to have a material adverse effect, and there is a period of 15 days during which no stay of such judgment or order is in effect;

          (i) any provision of any loan document after delivery for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (j) any provision relating to the subordination of the debt under the Exchange Notes and any other debt of any Loan Party or any material subsidiary that is subordinated to the obligations of such Loan Party to the Lenders or the agents for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (k) any collateral document (excluding mortgages covering collateral which, in the aggregate, is immaterial) after delivery ceases to create a valid and perfected first priority lien on and security interest in the collateral purported to be protected thereby;

          (l) The Parent ceases to own and control legally and beneficially all of the outstanding shares of capital stock of Holdings;

          (m) Holdings ceases to own and control legally and beneficially all of the outstanding shares of capital stock of the Company;

          (n) a change of control (as defined in the Credit Agreement) occurs;

          (o) an ERISA event (as defined in the Credit Agreement) occurs with respect to a single or multiple employer plan, and the sum of insufficiency as to such plan, aggregated with the insufficiency of any other plans as to which an ERISA event occurred, exceeds $25 million;

          (p) any Loan Party or any ERISA affiliate is notified by the sponsor of a multiemployer plan that it has incurred withdrawal liability with respect to such plan, which, aggregated with other amounts required to be paid to multiemployer plans by the Loan Parties and ERISA affiliates, exceeds $25 million (or requires payments exceeding $7.5 million per annum); or

          (q) any Loan Party or ERISA affiliate is notified by the sponsor of a multiemployer plan that such plan is in reorganization or being terminated, within the meaning of Title IV of ERISA, resulting in an increase of aggregate annual contributions in specified amounts.

     Upon the occurrence of an Event of Default, the administrative agent may declare the commitment of the Lenders terminated and may declare the Senior Facilities and all interest thereon and all other amounts payable under the Credit Agreement and the other loan documents due, and may also take certain actions in respect of any outstanding letters of credit. In the event of an actual or deemed entry of an order of relief with respect to any Loan Party or any of its subsidiaries under the federal bankruptcy code, the commitment of the Lenders will automatically terminate, and the Senior Facilities and all interest thereon will automatically become due and payable.

OTHER SENIOR DEBT

     A mortgage having a principal amount of approximately $2.0 million as of June 30, 1997, secured by a bowling center in Independence, Missouri, remains outstanding as an obligation of AMF. The original obligation was for approximately $1.7 million, with interest at a rate of 8.81% through October 1, 2013.

     AMF is obligated to make future payments under a noncompetition agreement that provides that such obligation will be secured by AMF's bowling center in Hickory, North Carolina. The amount remaining to be paid as of June 30, 1997 was $0.2 million, and the final payment is due in 1999. This obligation is reflected in other liabilities on the balance sheet of Holdings.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes were offered in exchange for the Company's then-outstanding
10 7/8% Series A Senior Subordinated Notes due 2006 and the Company's then-outstanding 12 1/4% Series A Senior Subordinated Discount Notes due 2006, respectively (collectively, the "Original Notes").

     The Exchange Senior Subordinated Notes were issued by the Company pursuant to the same Indenture (the "Senior Subordinated Note Indenture") among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Senior Subordinated Note Trustee"), under which the 10 7/8% Senior Subordinated Notes due 2006 were issued. The Exchange Senior Subordinated Discount Notes were issued by the Company pursuant to an Indenture (the "Senior Subordinated Discount Note Indenture" and, together with the Senior Subordinated Note Indenture, the "Indentures") among the Company, the Guarantors and Firstar Bank of Minnesota, N.A., as successor to American Bank National Association, as trustee (the "Senior Subordinated Discount Note Trustee" and, together with the Senior Subordinated Note Trustee, the "Trustees"), under which the 12 1/4% Senior Subordinated Discount Notes due 2006 were issued. The terms of the Exchange Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The discussion below summarizes the terms of the Exchange Notes that the Company believes are material to an investor in the Exchange Notes. This summary is qualified in its entirety by reference to the full text of the agreements underlying this discussion, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein. The definitions of certain terms used in the following summary are set forth below under the caption "-- Certain Definitions."

     As of June 30, 1997, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indentures.

SUBORDINATION

     The payment of principal of, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Notes will be subordinated in right of payment, in certain circumstances as set forth in the Indentures, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indentures or thereafter incurred.

     The Indentures provide that, upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the documents relating to the applicable Senior Debt, whether or not the claim for such interest is allowed as a claim in such proceeding) before the Holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Exchange Notes would be entitled will be made to the holders of Senior Debt (except that Holders of Exchange Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Indentures also provide that the Company may not make any payment upon or in respect of the Exchange Notes (except from the trust described under "-- Legal Defeasance and Covenant

Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing, or any judicial proceeding is pending to determine whether any such default has occurred, or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or would permit, with the passage of time or the giving of notice or both, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the relevant Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist, unless another default, event of default or other event that would prohibit such payment shall have occurred and be continuing, or all Obligations in respect of such Designated Senior Debt shall have been discharged or paid in full and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the relevant Trustee. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the first day of effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the relevant Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been subsequently cured or waived for a period of not less than 180 days.

     The Indentures further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors." The principal amount of Senior Debt outstanding at June 30, 1997 was approximately $679.9 million. The Indentures limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "--Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     "Designated Senior Debt" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt, (ii) the Senior Bank Hedging Obligations and
(iii) any other Senior Debt permitted under the Indentures the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Senior Bank Debt" means all Obligations in respect of the Indebtedness outstanding under the Credit Agreement, together with any refunding, refinancing or replacement (in whole or part) of such Indebtedness.

     "Senior Bank Hedging Obligations" means all present and future Hedging Obligations of the Company, whether existing now or in the future, that are secured by the Credit Agreement or any of the collateral documents executed from time to time in connection therewith.

     "Senior Debt" means (i) the Senior Bank Debt, (ii) the Senior Bank Hedging Obligations and (iii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates (other than Goldman Sachs and its Affiliates, including Pearl Street L.P.), (3) any trade payables, (4) that portion of any Indebtedness that is incurred in violation of the Indentures, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, Guarantee or obligation of the Company which is contractually subordinate in right of payment to any other Indebtedness, Guarantee or obligation of the Company;

provided, however, that this clause (6) does not apply to the subordination of liens or security interests covering particular properties or types of assets securing Senior Debt, (7) Indebtedness evidenced by the Exchange Notes and (8) Capital Stock.

     The Exchange Notes rank pari passu or senior in right of payment to all Subordinated Indebtedness of the Company. The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes rank pari passu with each other.

SENIOR SUBORDINATED GUARANTEES

     The Company's payment obligations under the Exchange Notes are jointly and severally guaranteed on a senior subordinated basis (the "Senior Subordinated Guarantees") by Holdings and each of the Company's direct and indirect domestic subsidiaries. The obligations of each Guarantor under its Senior Subordinated Guarantee is subordinated to its Guarantee of all Obligations under the Credit Agreement (the "Senior Guarantees") and is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk
Factors -- Fraudulent Conveyance."

     The Indentures provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustees, under the Exchange Notes and the Indentures; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) except in the case of a merger of such Guarantor with or into the Company or another Guarantor, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Indentures provide that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor (other than Holdings), by way of merger, consolidation or otherwise, or a sale or other disposition (including, without limitation, by foreclosure) of all of the Capital Stock of any Guarantor (other than Holdings), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise (including, without limitation, by foreclosure), of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indentures. See "-- Repurchase at the Option of Holders -- Asset Sales." The Indentures also provide that upon the merger, consolidation, sale or other disposition (including, without limitation, by foreclosure) of all or substantially all of the assets of the Company, then Holdings will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that such merger, consolidation or sale complies with the applicable provisions of the Indentures. See "-- Certain Covenants -- Merger, Consolidation or Sale of All or Substantially All Assets."

     Certain of the operations of the Company are conducted through Subsidiaries that are not Guarantors and the Company is dependent upon the cash flow of those Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. The Exchange Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's Subsidiaries that are not Guarantors. Such indebtedness and liabilities aggregated approximately $9.1 million (excluding inter-company payables to the Com-

pany) at June 30, 1997. Any right of the Company to receive assets of any of such Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Exchange Notes to participate in those assets) are effectively subordinated to the claims of such Subsidiaries' creditors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company or a Guarantor. See "Risk Factors -- Holding Company Structure" and Note 11 to the Condensed Consolidated Balance Sheet of Holdings.

PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE SENIOR SUBORDINATED NOTES

     The Exchange Senior Subordinated Notes are general unsecured obligations of the Company, limited in aggregate principal amount to $250.0 million, and will mature on March 15, 2006. Interest on the Exchange Senior Subordinated Notes accrues at the rate of 10 7/8% per annum and is payable in cash semi-annually in arrears on March 15 and September 15, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Senior Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from March 21, 1996. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. Principal, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Senior Subordinated Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest, including Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Senior Subordinated Notes at their respective addresses set forth in the register of Holders of Exchange Senior Subordinated Notes; provided, however, that all payments with respect to Global Notes and definitive Notes the Holders of which have given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Senior Subordinated Note Trustee maintained for such purpose. The Exchange Senior Subordinated Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE SENIOR SUBORDINATED DISCOUNT NOTES

     The Exchange Senior Subordinated Discount Notes are general unsecured obligations of the Company, limited in aggregate principal amount at maturity to $452.0 million and will mature on March 15, 2006. Until March 15, 2001 (the "Full Accretion Date"), no interest (other than Liquidated Damages, if applicable) will be paid in cash on the Exchange Senior Subordinated Discount Notes, but the Accreted Value will accrete (representing the amortization of original issue discount) between the Issuance Date and the Full Accretion Date, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Exchange Senior Subordinated Discount Notes on the Full Accretion Date. Beginning on the Full Accretion Date, interest on the Exchange Senior Subordinated Discount Notes will accrue at the rate of 12 1/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2001, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Senior Subordinated Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Senior Subordinated Discount Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest, including Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Senior Subordinated Discount Notes at their respective addresses set forth in the register of

Holders of Exchange Senior Subordinated Discount Notes; provided, however, that all payments with respect to Global Notes and definitive Notes the Holders of which have given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Exchange Senior Subordinated Discount Note Trustee maintained for such purpose. The Exchange Senior Subordinated Discount Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

SETTLEMENT AND PAYMENT

     Payments by the Company in respect of the Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made in immediately available funds as provided above. The Exchange Notes trade in the Same-Day Funds Settlement System of the Depository (as defined below), and any secondary market trading activity in the Exchange Notes will, therefore, be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Exchange Notes.

     Because of time-zone differences, the securities account of Euroclear or Cedel Bank, societe anonyme ("Cedel Bank") participants (each, a "Member Organization") purchasing an interest in a Global Note from a Participant (as defined below) that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depository settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a Participant that is not a Member Organization will be received with value on the Depository settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement in the Depository.

OPTIONAL REDEMPTION

  EXCHANGE SENIOR SUBORDINATED NOTES

     Except as described below, the Exchange Senior Subordinated Notes are not redeemable at the Company's option prior to March 15, 2001. From and after March 15, 2001, the Exchange Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Exchange Senior Subordinated Note Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

                                                                         PERCENTAGE OF
                                                                           PRINCIPAL
                                     YEAR                                   AMOUNT
        ---------------------------------------------------------------  -------------
        2001...........................................................     105.438%
        2002...........................................................     103.625%
        2003...........................................................     101.813%
        2004 and thereafter............................................     100.000%

     Prior to March 15, 1999, the Company may, at its option, on any one or more occasions, redeem up to $100.0 million in aggregate principal amount of Exchange Senior Subordinated Notes at a redemption price equal to 110.875% of the principal amount thereof, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company; provided that at least $150.0 million in aggregate principal amount of

Exchange Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of, or capital contribution to, the Company.

  EXCHANGE SENIOR SUBORDINATED DISCOUNT NOTES

     Except as described below, the Exchange Senior Subordinated Discount Notes are not redeemable at the Company's option prior to March 15, 2001. From and after March 15, 2001, the Exchange Senior Subordinated Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Exchange Senior Subordinated Discount Note Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

                                                                         PERCENTAGE OF
                                                                           PRINCIPAL
                                     YEAR                                   AMOUNT
        ---------------------------------------------------------------  -------------
        2001...........................................................     106.125%
        2002...........................................................     104.083%
        2003...........................................................     102.042%
        2004 and thereafter............................................     100.000%

     Prior to March 15, 1999, the Company may, at its option, on any one or more occasions, redeem the Exchange Senior Subordinated Discount Notes at a redemption price equal to 112.250% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company; provided that at least $150.0 million in aggregate Accreted Value of Exchange Senior Subordinated Discount Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of, or capital contribution to, the Company.

SELECTION AND NOTICE

     If less than all of the Exchange Senior Subordinated Notes and/or Exchange Senior Subordinated Discount Notes, as the case may be, are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided that, subject to the limitations described above, the Company may, at its option, elect to redeem either Exchange Senior Subordinated Notes, Exchange Senior Subordinated Discount Notes, or both Exchange Senior Subordinated Notes and Exchange Senior Subordinated Discount Notes; and provided further, that no Exchange Notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined below), each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the date of repurchase (or if such Change of Control Offer is with respect to the Exchange Senior Subordinated Discount Notes prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase plus accrued and unpaid Liquidated Damages, if any). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes pursuant to the procedures required by the Indentures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     The Indentures provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Credit Agreement or offer to repay in full all outstanding amounts under the Credit Agreement and repay the Obligations held by each Lender who has accepted such offer or obtain the requisite consents, if any, under the Credit Agreement to permit the repurchase of the Exchange Notes required by this covenant. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of the Lenders under the Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises.

     The definition of a Change of Control includes transfers of "substantially all" of the assets of the Company and its Restricted Subsidiaries. There is no definitive quantitative test under New York law (the governing law of the Indentures) as to what portion of the assets would constitute "substantially all." Accordingly, there may be transactions that result in uncertainty as to whether the Company is obligated to make a Change of Control Offer.

     On a date that is no earlier than 30 days nor later than 60 days from the date that the Company mails notice of the Change of Control to the Holders (the "Change of Control Payment Date"), the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agents an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustees for cancellation the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agents will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustees will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction. Such a transaction could occur, and could have an effect on the Exchange Notes, without constituting a Change of Control.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

     The existence of a Holder's right to require the Company to repurchase such Holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

  ASSET SALES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) except in the case of a Permitted Asset Swap, at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Credit Agreement (and to correspondingly reduce commitments with respect thereto) or other Senior Debt or Pari Passu Indebtedness, (ii) to secure Letter of Credit Obligations to the extent related letters of credit have not been drawn upon or returned undrawn,
(iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Principal Business, (iv) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale and/or (v) in the case of a sale of a bowling center or bowling centers, deem such Net Proceeds to have been applied pursuant to the immediately preceding clause (iv) to the extent of any expenditures made to acquire or construct one or more bowling centers in the general vicinity of the bowling center(s) sold within 365 days preceding the date of the Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The Indentures will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Liquidated Damages, if any (or, if such Asset Sale Offer is with respect to the Exchange Senior Subordinated Discount Notes prior to the Full Accretion Date, 100% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid Liquidated Damages, if any), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indentures. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that the aggregate amount of Excess Proceeds exceeds $25.0 million by mailing the notice required pursuant to the terms of the Indentures, with a copy to the Trustees. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds
(x) to offer to redeem Subordinated Indebtedness (a "Subordinated Asset Sale Offer") in accordance with the provisions of the indenture or other agreement governing such Subordinated Indebtedness or (y) for any purpose not prohibited by the Indentures. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustees shall select the Exchange Notes to be purchased on a pro rata basis, based upon the Accreted Value of Exchange Senior Subordinated Discount Notes and the principal amount of Exchange Senior Subordinated Notes tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of an Asset Sale.

     The Credit Agreement permits a portion of the proceeds of the Parent Offerings to be applied to the repayment of Exchange Notes, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or an Asset Sale Offer is required to be made at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indentures. See "-- Events of Default and Remedies." In such circumstances, the subordination provisions in the Indentures would likely restrict payments to the Holders of Exchange Notes.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
     "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indentures (including Restricted Payments permitted by clause (i) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indentures to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company from the issue or sale since the date of the Indentures of Equity Interests (including Retired Capital Stock) of the Company (except in connection with the Acquisition) or of debt securities of the Company that have been converted into such Equity Interests (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus
     (iii) 100% of the aggregate amounts contributed to the common equity capital of the Company since the date of the Indentures (except amounts contributed to finance the Acquisition), plus (iv) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (x) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries since the date of the Indentures or (y) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to the Company or any Subsidiary from the proceeds of such sale, plus (v) 100% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company after the date of the Indentures from an Unrestricted Subsidiary of the Company, plus
     (vi) $10.0 million.

          The foregoing provisions will not prohibit:

             (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indentures;

             (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary (the "Retired Capital Stock") or any Subordinated Indebtedness, in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

             (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

             (iv) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

             (v) Investments in Unrestricted Subsidiaries or in Joint Ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

             (vi) repurchases of Equity Interests deemed to occur upon exercise or conversion of stock options, warrants, convertible securities or other similar Equity Interests if such Equity Interests represent a portion of the exercise or conversion price of such options, warrants, convertible securities or other similar Equity Interests;

             (vii) the making and consummation of a Subordinated Asset Sale Offer in accordance with the provisions described under the caption entitled "-- Repurchase at the Option of Holders -- Asset Sales;" and

             (viii) any dividend or distribution payable on or in respect of any class of Equity Interests issued by a Restricted Subsidiary of the Company; provided that such dividend or distribution is paid on a pro rata basis to all of the holders of such Equity Interests in accordance with their respective holdings of such Equity Interests;

provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv) or (v) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     As of June 30, 1997, all of the Company's Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount equal to the book value of such Investment at the time of such designation. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indentures.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustees an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.00 to 1.0 if such date is on or prior to September 15, 1997, 2.25 to 1.0 if such date is after September 15, 1997 and on or prior to March 15, 1999 and
2.50 to 1.0 thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing provisions will not apply to:

          (a) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of (i) Indebtedness under the Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $715.0 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Credit Agreement made after the date of the Indentures and (ii) additional Indebtedness under the Credit Agreement and the issuance of additional letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $75.0 million outstanding at any one time (reduced by the aggregate principal amount (or accreted value, as applicable) of Indebtedness outstanding pursuant to clause (l) below);

          (b) the incurrence by the Company or any of its Restricted Subsidiaries of any Existing Indebtedness;

          (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by the Exchange Notes;

          (d) Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount not to exceed 5% of Total Assets at any time outstanding;

          (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (f) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and Guarantees by a Restricted Subsidiary of the Company of Indebtedness of any other Restricted Subsidiary of the Company or the Company;

          (g) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indentures to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

          (h) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (i) the incurrence by the Company or any of the Guarantors of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such new Restricted Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition; and provided further that the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.0 if such date is on or prior to September 15, 1997, 2.25 to 1.0 if such date is after September 15, 1997 and on or prior to March 15, 1999 and 2.50 to 1.0 thereafter, in each case, determined on a pro forma basis, as if such transaction had occurred at the beginning of such four-quarter period and such Indebtedness or Disqualified Stock and the Consolidated Cash Flow of such merged or acquired Person had been included for all purposes in such pro forma calculation;

          (j) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indentures to be incurred;

          (k) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

          (l) the incurrence by the Company of additional Indebtedness not otherwise permitted hereunder in an amount under this clause (l) not to exceed $75.0 million in aggregate principal amount (or accreted value, as applicable) outstanding at any one time (reduced by the aggregate principal amount of Indebtedness outstanding pursuant to clause (a)(ii) above).

  NO SENIOR SUBORDINATED DEBT

     The Indentures provide that (i) the Company will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes and
(ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Guarantees and senior in any respect in right of payment to the Senior Subordinated Guarantees.

     Except for the limitations on the incurrence of debt described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Indentures do not limit the amount of debt that is pari passu with the Exchange Notes.

  LIENS

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless the Exchange Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Subordinated Indebtedness, such Lien is subordinated to the Lien securing the Exchange Notes to the same extent that such Subordinated Indebtedness is subordinated to the Exchange Notes.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indentures, (b) the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings thereof are no more restrictive taken as a whole with respect to such dividend and other payment restrictions than those terms described in an exhibit to the Indentures,
(c) the Indentures and the Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred, (f) by reason of customary non-assignment or net worth provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) other Indebtedness permitted to be incurred subsequent to the date of the Indentures pursuant to the provisions of the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," provided that any such restrictions are customary with respect to the type of Indebtedness being incurred (under the relevant circumstances), (j) any Mortgage Financing or Mortgage Refinancing that imposes restrictions on the real property securing such Indebtedness, (k) any Permitted Investment, (l) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or (m) customary provisions in joint venture agreements and other similar agreements.

  MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Indentures provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the

United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Notes, the Indentures and the Pledge and Escrow Agreements (as defined in the Indentures) pursuant to supplemental indentures in form reasonably satisfactory to the applicable Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

  TRANSACTIONS WITH AFFILIATES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustees (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Company's Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (if there are any disinterested members of the Board of Directors) and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments or Permitted Investments permitted by the provisions of the Indentures described above under "-- Restricted Payments;" (iii) the payment of all fees, expenses and other amounts relating to the Acquisition; (iv) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company; (v) the transfer or provision of inventory, goods or services by the Company or any Restricted Subsidiary of the Company in the ordinary course of business to any Restricted Subsidiary of the Company on terms that are customary in the industry or consistent with past practices; (vi) the execution of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any financial advisory, financing, underwriting or placement agreement or any other agreement relating to investment banking or financing activities with Goldman Sachs or any of its Affiliates including, without limitation, in connection with acquisitions or divestitures, in each case to the extent that such agreement was approved by a majority of the disinterested members of the Board of Directors in good faith; (vii) payments, advances or loans to employees that are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith; (viii) the performance of any agreement as in effect as of the date of the Indentures or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Exchange Notes in any material respect); (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indentures and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indentures shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Exchange Notes in any material respect;
(x) transactions permitted by, and complying with, the provisions of the covenant described under "-- Merger, Consolidation or Sale of All or Substantially All Assets;" and (xi) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indentures which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of a majority of the disinterested members of the Board of Directors of the Company or an executive officer thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

  ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indentures provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness unless such Restricted Subsidiary either
(i) is a Guarantor, or (ii) simultaneously executes and delivers supplemental indentures to the Indentures providing for the Guarantee of the payment of all Obligations with respect to the Exchange Notes by such Restricted Subsidiary, which Guarantee shall be senior to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Subordinated Indebtedness and subordinated to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Senior Debt to the same extent as the Notes are subordinated to Senior Debt. In addition, the Indentures provide that (x) if the Company shall, after the date of the Indentures, create or acquire any new First-Tier Subsidiary, then such newly created or acquired First-Tier Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures, (y) if any First-Tier Subsidiary shall, after the date of the Indentures, create or acquire any new Second-Tier Subsidiary, then such newly created or acquired Second-Tier Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures and (z) if the Company shall (whether before or after the date of the Indentures) create or acquire any new Subsidiary (other than a First-Tier Subsidiary or Second-Tier Subsidiary) that becomes a guarantor under the Credit Agreement, then such newly created or acquired Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures. Notwithstanding the foregoing, any such Senior Subordinated Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon certain mergers, consolidations, sales and other dispositions (including, without limitation, by foreclosure) pursuant to the terms of the Indentures. See "-- Senior Subordinated Guarantees." The form of such Senior Subordinated Guarantee is attached as an exhibit to each of the Indentures.

  ACTIVITIES OF HOLDINGS

     In addition to the restrictions set forth above, the Indentures provide that Holdings may not (i) hold any assets or incur any Indebtedness or (ii) engage in any business activities; except that Holdings may (x) hold all, but not less than all, of the Capital Stock of the Company and (y) be a co-obligor and/or guarantor with respect to Indebtedness if the Company is a primary obligor or guarantor of such Indebtedness and the net proceeds of such Indebtedness are lent to the Company or one or more of its Restricted Subsidiaries.

REPORTS

     The Indentures provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Exchange Notes remain outstanding, they will furnish to the Holders of the Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indentures provide that each of the following constitutes an Event of Default with respect to the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be: (i) default for 30 days in the payment when due of interest, including Liquidated Damages, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indentures); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indentures); (iii) failure by the Company for 30 days after notice from either Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to comply with the provisions described under "-- Repurchase at the Option of Holders -- Change of Control," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of All or Substantially All Assets;" (iv) failure by the Company for 60 days after notice from either Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to comply with any of its other agreements in the Indentures or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries;
(viii) failure by the Company to comply with the provisions of the Pledge and Escrow Agreements; and (ix) except as permitted by the Indentures, any Senior Subordinated Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except by its terms) or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Senior Subordinated Guarantee.

     If any Event of Default occurs and is continuing, any Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, may declare all the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to be due and payable immediately. Upon such declaration the principal, interest, premium, if any, and Liquidated Damages, if any, shall be due and payable immediately; provided, however, that so long as Senior Debt or any commitment therefor is outstanding under the Credit Agreement, any such notice or declaration shall not be effective until the earlier of (a) five Business Days after such notice is delivered to the Representative for the Senior Bank Debt or (b) the acceleration of any Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indentures or the Exchange Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the applicable Trustee in its exercise of any trust or power. Either Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, including Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the applicable Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to March 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to March 15, 2001, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The Holders of a majority in aggregate principal amount of the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be, then outstanding by notice to the applicable Trustee may on behalf of the Holders of all of the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be, waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest, including Liquidated Damages, if any, on, or the principal and premium, if any, of, the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be.

     The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective Indentures, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to each Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes, the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all obligations of the Company and the Guarantors discharged with respect to the outstanding Exchange Senior Subordinated Notes and/or the outstanding Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest, including Liquidated Damages, if any, on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Senior Subordinated Note Indenture or the Senior Subordinated Discount Note Indenture, and the Senior Subordinated Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Guarantors must irrevocably deposit with the appropriate Trustee, in trust, for the benefit of the Holders of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, including Liquidated Damages, if any, on the outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, on the stated maturity or on the applicable redemption date, as the case may be, and the Company or the Guarantors must specify whether the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the appropriate Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company or the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company or the Guarantors shall have delivered to the appropriate Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding, Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company or the Guarantors must have delivered to the appropriate Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company or the Guarantors, as applicable, with the intent of preferring the Holders of Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and (viii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Exchange Notes in accordance with the Indentures. The Registrars and the Trustees may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially issued in exchange for the Original Notes generally were represented by one or more fully-registered global notes (collectively, the "Global Note"). Notwithstanding the foregoing, Original Notes held in certificated form were exchanged solely for Exchange Notes in certificated form, as discussed below. The Global Note was deposited, upon issuance, with The Depository Trust Company (the "Depository") and registered in the name of the Depository or a nominee of the Depository (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depository has also advised the Issuers that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depository credited the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note is shown on, and the transfer of ownership thereof may be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes is limited to that extent.

     Except as described below, owners of interests in the Global Note do not have Exchange Notes registered in their names, do not receive physical delivery of Exchange Notes in definitive form and are not considered the registered owners or holders thereof under the Indentures for any purpose.

     Payments in respect of the principal of and premium, if any, and interest on any Exchange Notes registered in the name of the Global Note Registered Owner is payable by the Trustees to the Global Note Registered Owner in its capacity as the registered Holder under the Indentures. Under the terms of the Indentures, the Company and the Trustees treat the persons in whose names the Exchange Notes, including the Global Note, are registered for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustees nor any agent of the Company or the Trustees has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants. The Depository has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes are governed by standing instructions and customary practices and are the responsibility of the Participants or the Indirect Participants and not the responsibility of the Depository, the Trustees or the Company. Neither the Company nor the Trustees is liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustees may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     The Global Note is exchangeable for definitive Exchange Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository of the Global Note and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustees in writing that it elects to cause the issuance of the Exchange Notes in definitive registered form, (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Exchange Notes or (iv) as provided in the following paragraph. Such definitive Exchange Notes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the Participants. Exchange Notes issued in definitive form will be in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples thereof. Upon issuance of Exchange Notes in definitive form, the Trustees are required to register the Exchange Notes in the name of, and cause the Exchange Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depository shall direct.

     An Exchange Note in definitive form will be issued upon the resale, pledge or other transfer of any Exchange Note or interest therein to any person or entity that does not participate in the Depository. Transfers of certificated Exchange Notes may be made only by presentation of Exchange Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the appropriate Trustee, exchange such beneficial interest for Exchange Notes evidenced by registered, definitive certificates ("Certificated Securities"). Upon any such issuance, the appropriate Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the appropriate Trustee in writing that the Depository is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the appropriate Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the applicable Indenture, then, upon surrender by the Global Note Registered Owner of its Global Notes, Exchange Notes in such form will be issued to each person that the Global Note Registered Owner and the Depository identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustees will be liable for any delay by the Global Note Registered Owner or the Depository in identifying the beneficial owners of Exchange Notes and the Company and the Trustees may conclusively rely on, and will be protected in relying on, instructions from the Global Note Registered Owner or the Depository for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indentures and the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Exchange Notes), and any existing default or compliance with any provision of the Indentures or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be (including consents obtained in connection with a tender offer or exchange offer for such Exchange Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under "-- Certain Covenants -- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest, including Liquidated Damages, if any, on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes,
(vi) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under "-- Certain Covenants -- Repurchase at the Option of Holders") or
(viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the appropriate Trustee may amend or supplement the Indentures or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indentures of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indentures contain certain limitations on the rights of the Trustees, should either Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if either Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any Holder, unless such Holder shall have offered to the appropriate Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to the Full Accretion Date, the sum of (a) the initial offering price of each Exchange Senior Subordinated Discount Note and (b) the portion of the excess of the principal amount of each Exchange Senior Subordinated

Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at 12 1/4% per annum of the initial offering price of the Exchange Senior Subordinated Discount Notes, compounded semi-annually on each March 15 and September 15 from the date of issuance of the Exchange Senior Subordinated Discount Notes through the date of determination; provided that on and after the Full Accretion Date the Accreted Value shall be equal to the principal amount of the outstanding Exchange Senior Subordinated Discount Note.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "AMF" means the AMF worldwide bowling businesses, including AMF Bowling Products, Inc., AMF Bowling Centers Inc., the AMF worldwide bowling centers and their subsidiaries.

     "Asset Sale" means:

     (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

     (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

in each case, other than:

     (a) a disposition of Cash Equivalents or goods held for sale in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company;

     (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under the covenant entitled "-- Certain Covenants -- Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indentures;

     (c) any disposition that is a Restricted Payment or Permitted Investment that is permitted under the covenant described above under "-- Certain Covenants -- Restricted Payments;"

     (d) any disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $2.5 million;

     (e) any sale of Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

     (f) foreclosures on assets.

     "Credit Agreement" means the credit agreement to be entered into by and among the Company and the financial institutions party thereto providing a portion of the financing for the Acquisition, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition.

     "Change of Control" means the occurrence of any of the following:

     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders and their Related Parties;

     (ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of
Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders or any of their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the Voting Stock of the Company or Holdings, and beneficially owns more of such Voting Stock than the Permitted Holders and their Related Parties; or

     (iii) a majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indentures or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holders or their Affiliates or was nominated by the Permitted Holders or their Affiliates or any designees of the Permitted Holders or their Affiliates on the Board of Directors.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Exchange Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Agent" means the exchange agent that acted in connection with the exchange of the Original Notes for the Exchange Notes.

     "Existing Indebtedness" means Indebtedness of AMF and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indentures, until such amounts are repaid.

     "First-Tier Subsidiaries" means each of the Subsidiaries directly owned by the Company.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (A) without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and (B) subject to clause (ii) of the definition of "Consolidated Net Income," by treating a portion of the consolidated revenue for such period of any acquired entity that derives at least 90% of its revenues from the ownership and operation of bowling centers as Consolidated Cash Flow of such entity, regardless of the actual operating results of such entity, such portion being the percentage of the consolidated revenues of the Company's domestic bowling center operations that constituted Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) paid to any Person other than the Company or a Restricted Subsidiary on any series of Preferred Stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person paying the dividend, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indentures.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each of (i) Holdings, (ii) each of the First-Tier Subsidiaries, (iii) each of the Second-Tier Subsidiaries and (iv) any other Restricted Subsidiary of the Company that executes a Senior Subordinated Guarantee in accordance with the provisions of the Indentures, and, in each case, their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Holder" means a holder of any of the Exchange Notes.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Equity Interests of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Joint Ventures" means all corporations, partnerships, associations or other business entities (i) that are engaged in a Principal Business and (ii) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries (or a combination thereof).

     "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit issued pursuant to the Credit Agreement which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement, dated as of March 21, 1996, by and among the Company and the other parties named on the signature pages thereof, as the same may be amended, modified or supplemented from time to time.

     "Mortgage Financing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary of the Company after the date of the Indentures.

     "Mortgage Refinancing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property subject to a mortgage or other Lien existing on the date of the Indentures or created or incurred subsequent to the date of the Indentures as permitted by the terms of the Indentures and owned by the Company or any Restricted Subsidiary of the Company.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Bank
Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Company, by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indentures.

     "Pari Passu Indebtedness" means indebtedness which ranks pari passu in right of payment to the Exchange Notes.

     "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets that are used or useful in a Principal Business and/or a controlling equity interest in a Person engaged in a Principal Business.

     "Permitted Holders" means Goldman, Sachs & Co. and any of its Affiliates.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of consideration not constituting cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales;" (e) any Investment existing on the date of the Indentures; (f) Permitted Asset Swaps; (g) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (h) advances to employees not in excess of $5.0 million outstanding at any one time; (i) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (j) Hedging Obligations; (k) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (l) Investments the payment for which consists exclusively of Equity Interests (exclusive of Disqualified Stock) of the Company; and (m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries in whole or in part; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding-up.

     "Principal Business" means (i) the design, manufacture and sale of bowling and bowling center equipment and allied products, including without limitation, pinspotters, scoring equipment, masking panels, seating, lane maintenance machines, bumper bowling systems, electronic foul detectors, back office support systems, bowling pins, wood and synthetic lanes, ball returns, ball lifts, ball cleaners, other equipment used to equip or outfit a bowling center, spare and replacement parts, maintenance equipment and supplies, bowling balls, bags, shoes, shirts, pool and billiard tables and cues, shuffleboard and other gaming tables, and any other equipment and products used or useful in the operation of bowling centers, (ii) the ownership and operation of bowling centers, in the United States and throughout the world, including without limitation bowling operations, shoe rental, food and beverage sales and services, operation of lounges and bars at or within a bowling center (including without limitation sales and service of alcoholic beverages and provision of music and cabaret activities), operation of pro shops (including without limitation sales and service of merchandise), billiards and other table games, video and arcade games, play centers, movie viewing, gaming activities, such as Pull-Tab, lottery, video poker and keno, and any other activities which are or may become associated with bowling centers, and (iii) any activity or business incidental, directly related or similar to those set forth in clauses (i) or (ii) of this definition, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

     "Related Parties" means any Person controlled by the Permitted Holders, including any partnership of which any of the Permitted Holders or their Affiliates is a general partner.

     "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

     "Second-Tier Subsidiaries" means each of the Subsidiaries directly owned by the First-Tier Subsidiaries.

     "Senior Guarantees" means the Guarantees by the Guarantors of Obligations under the Credit Agreement.

     "Senior Subordinated Guarantees" means the Guarantees by the Guarantors of the Obligations under the Indentures and the Exchange Notes.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indentures.

     "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries which is expressly by its terms subordinated in right of payment to any other Indebtedness.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Guarantors or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustees by filing with the Trustees a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under "-- Certain
Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
              CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following summary describes certain material United States ("U.S.") federal income tax consequences relevant to the purchase, ownership and disposition of Exchange Notes as of the date hereof. Unless otherwise indicated, this summary deals only with United States Holders who hold such Exchange Notes as capital assets. The following discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to such holders, nor does it address U.S. federal income tax consequences which may be relevant to certain types of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding Exchange Notes as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR

SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, a "United States Holder" of an Exchange Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is any holder that is not a United States Holder.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST AND ORIGINAL ISSUE DISCOUNT

     Exchange Senior Subordinated Notes. Interest on an Exchange Senior Subordinated Note generally will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     Exchange Senior Subordinated Discount Notes. For federal income tax purposes, the exchange of Senior Subordinated Discount Notes for Exchange Senior Subordinated Discount Notes will not be considered to have altered the tax consequences of ownership of Senior Subordinated Discount Notes. Therefore, the Exchange Senior Subordinated Discount Notes will be considered to have been issued with original issue discount ("OID") within the meaning of Section 1273(a) of the Code. The amount of such OID equaled the difference between (i) the sum of all amounts payable on the Senior Subordinated Discount Notes (including the interest payable on such debentures) and (ii) the "issue price" of the Senior Subordinated Discount Notes. The "issue price" of the Senior Subordinated Discount Notes was the first price at which a substantial amount of the Senior Subordinated Discount Notes was sold (excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriter, placement agent or wholesaler).

     A United States Holder of the Exchange Senior Subordinated Discount Notes must include such OID in income on an economic accrual basis (using the constant yield method of accrual described in Section 1272(a) of the Code) and in advance of the receipt of the cash to which such OID is attributable, regardless of such holder's method of tax accounting. Under that method, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Exchange Senior Subordinated Discount Notes held of record by persons other than corporations and other exempt holders.

     Since the yield-to-maturity on the Exchange Senior Subordinated Discount Notes exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Senior Subordinated Discount Notes were issued (the "AFR") and (y) 5%, the Exchange Senior Subordinated Discount Notes are considered "applicable high yield discount obligations" under Section 163(i) of the Code. As a result, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Exchange Senior Subordinated Discount Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including
OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

     Since the yield-to-maturity on the Exchange Senior Subordinated Discount Notes exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Exchange Senior Subordinated Discount Notes will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent (approximately 0.27%) such interest or OID is attributable to the Disqualified Yield on the Exchange Senior Subordinated Discount Notes ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a United States Holder of an Exchange Senior Subordinated Discount Note that is a corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate holder on such Exchange Senior Subordinated Discount Note.

  ACQUISITION PREMIUM

     Exchange Senior Subordinated Notes. If a United States Holder acquires an Exchange Senior Subordinated Note for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis.

     Exchange Senior Subordinated Discount Notes. A United States Holder who acquires an Exchange Senior Subordinated Discount Note for an amount less than the sum of all amounts payable after the purchase date but greater than its "adjusted issue price" immediately before such purchase will be considered to have purchased such Exchange Senior Subordinated Discount Note at an "acquisition premium." The "adjusted issue price" is equal to the instrument's issue price increased by all previously accrued OID and reduced by the amount of all previous payments. Under the acquisition premium rules of the Code, the amount of OID which such United States Holder must include in its gross income with respect to such Exchange Senior Subordinated Discount Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

  MARKET DISCOUNT

     A purchase of an Exchange Note in a subsequent resale may be affected by the market discount provisions of the Code. These rules generally provide that subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Senior Subordinated Note or a Senior Subordinated Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. For an Exchange Senior Subordinated Discount Note or a Senior Subordinated Discount Note, "market discount" is the excess of the adjusted issue price of the Exchange Senior Subordinated Discount Note or the Senior Subordinated Discount Note over its tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method.

     In lieu of including the accrued market discount in income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income.

  TOTAL ACCRUAL ELECTION

     Pursuant to Treasury Regulations, certain Holders of Exchange Notes may elect (a "Total Accrual Election") to treat all interest associated with an Exchange Note, including, but not limited to, stated interest, OID, and market discount, as adjusted for acquisition premium, as OID and accrue it under a modified constant yield method. This election may offer Holders a simplified tax accounting treatment for Exchange Notes acquired in a subsequent resale. The election may not be revoked without Internal Revenue Service consent and may result in deemed elections regarding market discount and bond premium that are binding on all debt instruments acquired by a Holder during the year of the Total Accrual Election.

  SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF EXCHANGE NOTES

     A United States Holder will recognize gain or loss on the sale, retirement or other taxable disposition of an Exchange Note equal to the difference between the amount realized by the United States Holder upon such sale, retirement or disposition (less any portion of such amount that is allocable to accrued interest or OID, which amount generally will be taxable to a Holder as ordinary income) and the United States Holder's adjusted tax basis in such Exchange Note. Such gain or loss will be capital gain or loss. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

  U.S. WITHHOLDING TAXES

     Subject to the discussion of backup withholding set forth below, payments of principal, premium, if any, and interest (including OID) on the Exchange Notes to a Non-United States Holder who is the beneficial owner of an Exchange Note will not be subject to the 30% U.S. withholding tax; provided, in the case of a payment of premium, if any, and interest (including OID) and Liquidated Damages, if any, that (i) the beneficial owner of the Exchange Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) such beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and (iv) such beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) (in the case of individuals) or section 881(c) (in the case of foreign corporations) of the Code and the regulations thereunder.

     To satisfy the statement requirement referred to in (iv) above, the beneficial owner of an Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent, as the case may be, with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current Temporary Treasury regulations, those requirements will be met if (1) the beneficial owner provides his name and address, signs under penalties of perjury and certifies, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent, as the case may be, with a copy thereof. Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments made after December 31, 1998, will provide alternative methods for satisfying the statement requirement described in clause (iv) above. The Withholding Regulations also will require, in the case of an Exchange Note held by a foreign partnership, that (x) the certification described in clause (iv) above be provided by the partners and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest (including OID) made to Non-United States Holders by the Company (or its paying agent) with respect to the Exchange Notes will be subject to a 30% U.S. withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with, and keeps current,
(i) a properly executed Internal Revenue Service Form 1001 (or successor form) claiming an exemption from U.S. withholding tax under a U.S. income tax treaty or (ii) a properly executed Internal Revenue Service Form 4224 (or successor form) claiming such premium and/or interest is exempt from U.S. withholding tax because such premium and/or interest is effectively connected with the conduct of a U.S. trade or business by the Non-United States Holder.

     No U.S. withholding taxes will be imposed on any gain realized by a Non-United States Holder upon the sale, retirement or other taxable disposition of its Exchange Notes.

  OTHER U.S. FEDERAL INCOME TAXES

     If a Non-United States Holder of an Exchange Note is engaged in a trade or business in the United States and premium, if any, or interest (including OID) paid on such Exchange Note is effectively connected with the conduct of such U.S. trade or business, the Non-United States Holder, although exempt from the U.S. withholding tax discussed above, will be subject to U.S. federal income tax on such effectively connected income on a net income basis in the same manner as if such Holder were a United States Holder. See "United States Holders" above. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) will be included in such foreign corporation's effectively connected earnings and profits.

     Any gain realized by a Non-United States Holder on the sale, retirement or other taxable disposition of an Exchange Note generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-United States Holder, or
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, retirement or disposition, and certain other conditions are met.

  U.S. ESTATE TAXES

     An Exchange Note beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that
(i) such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code, and (ii) interest payments (including payments of OID) with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on the Exchange Notes and to the proceeds of the sale of an Exchange Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report its full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (iv) under "-- Non-United States
Holders -- U.S. Withholding Taxes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, Temporary Treasury regulations provide that backup withholding and information reporting will not apply if payments of principal, interest, OID or premium on an Exchange Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Exchange Note, or if a foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an Exchange Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States (or in the case of payments made after December 31, 1998, certain other persons), such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal, interest, OID and premium on an Exchange Note to the beneficial owner of an Exchange Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Goldman Sachs in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Goldman Sachs currently own 51.0% of the Parent Common Stock. See "Principal Stockholders." Goldman Sachs has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently makes and intends to continue to make, a market in the Exchange Notes. However, Goldman Sachs is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Exchange Notes."

     Goldman Sachs has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. See "Certain Transactions."

     Goldman Sachs and the Company have entered into a registration rights agreement with respect to the use by Goldman Sachs of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated balance sheet of AMF Group Holdings and subsidiaries as of December 31, 1996 and the related consolidated statements of income, stockholder's equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of AMF Bowling Group as of April 30, 1996 and December 31, 1995 and for the period from January 1, 1996 through April 30, 1996 and for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Parent has agreed to indemnify Price Waterhouse LLP for the payment of all legal costs and expenses incurred in Price Waterhouse LLP's successful defense of any legal action or proceeding that arises as a result of inclusion of Price Waterhouse LLP's audit reports on the combined financial statements of AMF Bowling Group in this Registration Statement.

                           VALIDITY OF EXCHANGE NOTES

     The validity of the Exchange Notes has been passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      -----
AMF GROUP HOLDINGS INC. AND SUBSIDIARIES -- AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..........................................    F-2
  Consolidated Balance Sheet as of December 31, 1996................................    F-3
  Consolidated Statement of Income for the Period Ended December 31, 1996...........    F-4
  Consolidated Statement of Cash Flows for the Period Ended December 31, 1996.......    F-5
  Consolidated Statement of Stockholder's Equity for the Period Ended December 31,
     1996...........................................................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7

AMF GROUP HOLDINGS INC. AND SUBSIDIARIES -- INTERIM FINANCIAL STATEMENTS (UNAUDITED)
  Condensed Consolidated Balance Sheets as of June 30, 1997.........................   F-31
  Condensed Consolidated Statements of Income for the Three Months and Six Months
     Ended June 30, 1997, and 1996 and, as to AMF Bowling Group (Predecessor
     Company), a Combined Statement of Income for the One Month and Four Months
     Ended April 30, 1996...........................................................   F-32
  Condensed Consolidated Statements of Cash Flows for the Three Months and Six
     Months Ended June 30, 1997 and 1996 and, as to the Predecessor Company, a
     Combined Statement of Cash Flows for the Four Months Ended April 30, 1996......   F-33
  Notes to Condensed Consolidated Financial Statements..............................   F-34

AMF BOWLING GROUP (PREDECESSOR COMPANY)
  Report of Independent Accountants.................................................   F-46
  Combined Balance Sheets as of April 30, 1996, and December 31, 1995...............   F-47
  Combined Statements of Operations for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-48
  Combined Statements of Cash Flows for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-49
  Combined Statement of Changes in Stockholders' Equity for the Four Months Ended
     April 30, 1996, and the Years Ended December 31, 1995 and 1994.................   F-50
  Notes to Combined Financial Statements............................................   F-51

SELECTED QUARTERLY DATA (UNAUDITED).................................................   F-85

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
AMF Group Holdings Inc.:

     We have audited the accompanying consolidated balance sheet of AMF Group Holdings Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMF Group Holdings Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the period from inception (January 12, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

Richmond, Virginia
February 28, 1997

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Current assets:
  Cash and cash equivalents...................................................    $   43,568
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $4,492................................................................        42,625
  Inventories.................................................................        41,001
  Deferred taxes and other....................................................        11,178
                                                                                  ----------
          Total current assets................................................       138,372
Property and equipment, net...................................................       630,796
Deferred financing costs, net.................................................        40,595
Goodwill, net.................................................................       771,146
Other assets..................................................................        12,964
                                                                                  ----------
          Total assets........................................................    $1,593,873
                                                                                  ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................................    $   31,563
  Accrued expenses............................................................        54,357
  Income taxes payable........................................................         2,220
  Long-term debt, current portion.............................................        42,376
                                                                                  ----------
          Total current liabilities...........................................       130,516
Long-term debt................................................................     1,048,877
Other long-term liabilities...................................................         1,851
Deferred income taxes.........................................................         3,895
                                                                                  ----------
  Total liabilities...........................................................     1,185,139
                                                                                  ----------
Commitments and contingencies
Stockholder's equity:
  Common stock (par value $.01, 100 shares issued and outstanding)............            --
  Paid-in capital.............................................................       429,450
  Retained deficit............................................................       (19,565)
  Equity adjustment from foreign currency translation.........................        (1,151)
                                                                                  ----------
          Total stockholder's equity..........................................       408,734
                                                                                  ----------
          Total liabilities and stockholder's equity..........................    $1,593,873
                                                                                  ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

Operating revenues...............................................................  $384,809
                                                                                   --------
Operating expenses:
  Cost of goods sold.............................................................   130,542
  Bowling center operating expenses..............................................   123,673
  Selling, general, and administrative expenses..................................    35,070
  Depreciation and amortization..................................................    49,386
                                                                                   --------
          Total operating expenses...............................................   338,671
                                                                                   --------
          Operating income.......................................................    46,138
Nonoperating expenses:
  Interest expense...............................................................    77,990
  Other expenses, net............................................................     1,912
  Interest income................................................................    (5,611)
                                                                                   --------
          Total nonoperating expenses............................................    74,291
                                                                                   --------
          Loss before income taxes...............................................   (28,153)
          Benefit for income taxes...............................................    (8,588)
                                                                                   --------
          Net loss...............................................................  $(19,565)
                                                                                   ========

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss....................................................................  $    (19,565)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization............................................        49,386
     Deferred taxes...........................................................       (14,040)
     Amortization of bond discount............................................        24,731
     Loss on the sale of property and equipment, net..........................           408
     Changes in assets and liabilities:
       Accounts and notes receivable..........................................        (6,504)
       Inventories............................................................         1,862
       Other assets...........................................................        (3,873)
       Accounts payable and accrued expenses..................................        21,930
       Income taxes payable...................................................           361
       Other long-term liabilities............................................        19,135
                                                                                 -----------
     Net cash provided by operating activities................................        73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of cash acquired.......................    (1,450,928)
  Purchases of property and equipment.........................................       (16,941)
  Proceeds from sales of property and equipment...............................           754
                                                                                 -----------
     Net cash used in investing activities....................................    (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing costs...............     1,059,277
  Payments on long-term debt..................................................       (38,875)
  Capital contributions.......................................................       420,750
  Payment of noncompete obligations...........................................        (2,892)
                                                                                 -----------
     Net cash provided by financing activities................................     1,438,260
                                                                                 -----------
     Effect of exchange rates on cash.........................................        (1,408)
                                                                                 -----------
     Net increase in cash.....................................................        43,568
     Cash and cash equivalents at beginning of period.........................            --
                                                                                 -----------
     Cash and cash equivalents at end of period...............................  $     43,568
                                                                                 ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

                                                                          EQUITY
                                                                        ADJUSTMENT
                                                                       FROM FOREIGN       TOTAL
                                       COMMON    PAID-IN    RETAINED     CURRENCY     STOCKHOLDER'S
                                       STOCK     CAPITAL    DEFICIT    TRANSLATION       EQUITY
                                      --------   --------   --------   ------------   -------------
Balance January 12, 1996............  $     --   $     --   $     --     $     --       $      --
  Initial capitalization............        --    389,450         --           --         389,450
  Capital contribution by
     stockholder....................        --     40,000         --           --          40,000
  Net loss..........................        --         --    (19,565)          --         (19,565)
  Equity adjustment from foreign
     currency translation...........        --         --         --       (1,151)         (1,151)
                                      --------   --------   --------     --------        --------
Balance December 31, 1996...........  $     --   $429,450   $(19,565)    $ (1,151)      $ 408,734
                                      ========   ========   ========     ========        ========

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     AMF Bowling Worldwide, Inc. (formerly AMF Group Inc.) (the "Company") is principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 263 U.S. bowling centers and 78 international bowling centers ("Bowling Centers") as of December 31, 1996, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare and replacement parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international independent bowling center operators.

     The Company is a wholly owned subsidiary of AMF Group Holdings Inc. ("Holdings"). Holdings is a wholly owned subsidiary of AMF Bowling, Inc. (formerly AMF Holdings Inc.) (the "Parent"). Holdings and the Company are newly formed Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the acquisition (described below). Holdings and the Parent are holding companies only. The primary assets in each are comprised of investments in subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between Holdings and the stockholders (the "Sellers") of AMF Bowling Group (the "Predecessor Company"), on May 1, 1996 (the "Closing Date"), Holdings acquired the Predecessor Company through a stock purchase by Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain, and Switzerland (the "Acquisition"). Holdings did not acquire the assets of two bowling centers located in Madrid, Spain, and Geneva, Switzerland (both of which were retained by the Sellers).

     The purchase price for the Acquisition was approximately $1.37 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of acquisition. The purchase included the payment of $1.32 billion to the Sellers. The Acquisition was funded with $380.8 million of contributed capital, and $1.015 billion of debt, including bank debt and exchange senior subordinated notes and discount notes. The purchase included $8.7 million which represents 870,000 warrants to purchase shares of Parent Common Stock, which were issued on the Closing Date to Goldman Sachs. See "Note 9. Long-Term Debt". See also "Note 13. Supplemental Disclosures to the Consolidated Statement of Cash Flows" which presents the components of the purchase price allocation.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The results of operations for the period ended December 31, 1996, reflect the results of Holdings since the inception date of January 12, 1996, and the subsidiaries acquired as of May 1, 1996, from the Predecessor Company. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Revenue Recognition

     For sales to customers in the United States, revenue is generally recognized at the time the products are shipped. For larger contract orders, Bowling Products generally requires that customers submit a deposit as a condition of accepting the order. Internationally, revenue is generally recognized when products arrive at the customer's port of entry. For nonaffiliate international sales, Bowling Products generally requires the customer to obtain a letter of credit prior to shipment.

  Warranty Costs

     Bowling Products warrants all new products for certain periods up to one year. Major products are warranted for one year. Bowling Products charges to income an estimated amount for future warranty obligations, and offers customers the option to purchase extended warranties on certain products. Warranty expense aggregated $4,471 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Cash and Cash Equivalents

     The Company classifies all highly liquid fixed-income investments purchased with an original maturity of three months or less as cash equivalents.

  Inventories

     Bowling Products' inventory is valued at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method for U.S. and international inventories. Bowling Centers' inventory is valued at the lower of cost or market, with the cost being determined using the actual or average cost method.

  Long-Lived Assets

     The carrying value of long-lived assets and certain identifiable intangibles, including goodwill, is reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property, and any gain or loss is recognized.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     As a result of the Acquisition, the carrying value of property and equipment was adjusted to fair market value in accordance with the purchase method of accounting. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

    Buildings and improvements....   5 - 40 years
    Leasehold improvements........   lesser of the estimated useful life or term of the lease
    Bowling and related              5 - 10 years
      equipment...................
    Manufacturing equipment.......   2 - 7 years
    Furniture and fixtures........   3 - 8 years

  Goodwill

     As a result of the Acquisition and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the Closing Date. Goodwill is being amortized over 40 years. Amortization expense was $13,070 for the period ended December 31, 1996.

  Income Taxes

     Upon consummation of the Acquisition, the U.S. and international subsidiaries of Holdings became taxable corporations under the Internal Revenue Code ("IRC"). Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences on future years of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

  Research and Development Costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged against income was approximately $1,312 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amount charged against income was approximately $9,299 for the period ended December 31, 1996, with $5,932 included in bowling center operating expenses for Bowling Centers, and $3,367 included in selling, general, and administrative expenses for Bowling Products and Corporate in the accompanying consolidated statement of income.

  Foreign Currency Translation

     All assets and liabilities of Holdings' international operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Adjustments resulting from the translation of financial statements of international operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying consolidated balance sheet. Revenues and expenses of international operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in other than local currencies. The net loss from transactions in foreign

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES currencies of $488 is included in other expenses in the accompanying consolidated statement of income.

  Fair Value of Financial Instruments

     The carrying value of financial instruments including cash and cash equivalents and short-term debt approximated fair value at December 31, 1996, because of the short maturity of these instruments. At December 31, 1996, the fair value of interest rate cap agreements (to reduce the interest rate risk of its floating rate debt) was approximately $577. The interest rate cap agreement is valued using the estimated amount that the Company would receive to terminate the cap agreement as of December 31, 1996, based on a quote from the counterparty, taking into account current interest rates and the credit worthiness of the counterparty. The Company has no intention of terminating the cap agreement. The fair value of the Senior Debt, as defined in "Note 9. Long-Term Debt," at December 31, 1996, was approximately $623,520 based on the market value of debt with similar maturities and covenants. The fair value of the Exchange Notes, as defined in "Note 9. Long-Term Debt", at December 31, 1996, was approximately $560,315 based on the trading value at December 31, 1996.

  Noncompete Agreements

     Holdings, through its subsidiaries, has noncompete agreements with various individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8 percent to 10 percent. The assets are included in other assets on the accompanying consolidated balance sheet and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations at December 31, 1996, net of accumulated amortization, totaled approximately $2,498.

     Annual maturities on noncompete obligations as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                ----------------------------------------------------
                1997................................................  $   724
                1998................................................      666
                1999................................................      362
                2000................................................      164
                2001................................................      146
                Thereafter..........................................      436
                                                                      -------
                                                                      $ 2,498
                                                                       ======

  Self-Insurance Programs

     The Company is self-insured up to certain levels for general and product liability, workers' compensation, certain health care coverage, and property damage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. The Company has recorded an estimated amount to cover known claims and claims incurred but not reported as of December 31, 1996, which is included in accrued expenses in the accompanying consolidated balance sheet.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 3.  PRO FORMA RESULTS OF OPERATIONS

     Pro forma statements of income are presented on the following pages for the years ended December 31, 1996 and 1995, as if the Acquisition of the Predecessor Company had occurred on January 1, 1996 and 1995, respectively. Holdings' pro forma statement of income for the twelve months ended December 31, 1996, is based on the Predecessor Company's statement of income for the four-month period ending April 30, 1996, reported elsewhere in this Prospectus, Holdings' statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. Holdings' pro forma statement of income for the twelve months ended December 31, 1995, is based on the Predecessor Company's results of operations reported elsewhere in this Prospectus and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which occurred, nor are they indicative of future results of operations.

PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
(UNAUDITED)

                                          HISTORICAL                                      PRO FORMA
                                          AMF GROUP     PREDECESSOR                       AMF GROUP
                                           HOLDINGS       COMPANY                       HOLDINGS INC.
                                             INC.       FOUR MONTHS                     TWELVE MONTHS
                                         PERIOD ENDED      ENDED       PRO FORMA            ENDED
                                         12/31/96(a)      4/30/96     ADJUSTMENTS         12/31/96
                                         ------------   -----------   -----------       -------------
Operating revenues:....................     $384.8        $ 164.9       $  (0.8)(b)        $ 548.9
                                            ------         ------        ------             ------
Operating expenses:
  Cost of goods sold...................      130.5           43.1            --              173.6
  Bowling center operating expenses....      123.7           80.2         (25.1)(b)(c)       178.8
  Selling, general, and administrative
     expenses..........................       35.1           35.5         (19.6)(b)(c)        51.0
  Depreciation and amortization........       49.4           15.1           9.0(d)            73.5
                                            ------         ------        ------             ------
          Total operating expenses.....      338.7          173.9         (35.7)             476.9
                                            ------         ------        ------             ------
          Operating income (loss)......       46.1           (9.0)         34.9               72.0
Nonoperating expenses:
  Interest expense.....................       78.0            4.5          23.7(e)           106.2
  Other expenses, net..................        1.9            0.7            --                2.6
  Interest income......................       (5.6)          (0.6)           --               (6.2)
                                            ------         ------        ------             ------
Income (loss) before income taxes......      (28.2)         (13.6)         11.2              (30.6)
Provision (benefit) for income taxes...       (8.6)          (1.7)          1.3(f)            (9.0)
                                            ------         ------        ------             ------
          Net income (loss)............     $(19.6)       $ (11.9)      $   9.9            $ (21.6)
                                            ======         ======        ======             ======

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996, through December 31, 1996.

(b) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Sellers in April 1996.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the IRC upon consummation of the Acquisition.

PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
(UNAUDITED)

                                                      HISTORICAL                       PRO FORMA
                                                      PREDECESSOR                      AMF GROUP
                                                        COMPANY                      HOLDINGS INC.
                                                     TWELVE MONTHS                   TWELVE MONTHS
                                                         ENDED        PRO FORMA          ENDED
                                                       12/31/95      ADJUSTMENTS       12/31/95
                                                     -------------   -----------     -------------
Operating revenues:................................     $ 564.9        $  (2.3)(h)      $ 562.6
                                                         ------        -------           ------
Operating expenses:
  Cost of goods sold...............................       184.1           (0.3)(h)        183.8
  Bowling center operating expenses................       166.5           (1.5)(h)        165.0
  Selling, general, and administrative expenses....        50.8           (0.3)(i)         50.5
  Depreciation and amortization....................        39.1           27.9(j)          67.0
                                                         ------        -------           ------
          Total operating expenses.................       440.5           25.8            466.3
                                                         ------        -------           ------
          Operating income (loss)..................       124.4          (28.1)            96.3
Nonoperating expenses:
  Interest expense.................................        15.7           88.6(k)         104.3
  Other expenses, net..............................         1.0             --              1.0
  Interest income..................................        (2.2)            --             (2.2)
  Foreign currency transaction loss................         1.0             --              1.0
                                                         ------        -------           ------
Income (loss) before income taxes..................       108.9         (116.7)            (7.8)
Provision (benefit) for income taxes...............        40.6(g)       (30.6)(l)         10.0
                                                         ------        -------           ------
          Net income (loss)........................     $  68.3        $ (86.1)         $ (17.8)
                                                         ======        =======           ======

---------------
(g) Reflects the pro forma income tax provision that would have been provided had the Predecessor Company consisted of taxable C corporations, rather than S corporations.

(h) To reflect the net reduction in revenues and expenses related to the following:

     i.   Certain assets of the Predecessor Company not purchased by Holdings.

     ii. Impact of Holdings not acquiring one bowling center in Switzerland and one bowling center in Spain.

     iii. Concurrent with the Acquisition, amounts due from and payable to shareholders and other related parties were canceled.

(i) To reflect the termination of management fees charged to Holdings by an affiliate of the prior owners of the Predecessor Company.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

(j) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(k) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(l) To reflect the pro forma income tax benefit associated with the pro forma adjustments.

NOTE 4.  INVENTORIES

     Inventories at December 31, 1996, consist of the following:

                Bowling Products, at FIFO:
                  Raw materials...................................  $ 11,683
                  Work in progress................................     2,335
                  Finished goods and spare parts..................    23,195
                Bowling Centers, at average cost:
                  Merchandise inventory...........................     3,788
                                                                     -------
                                                                    $ 41,001
                                                                     =======

NOTE 5.  DEFERRED TAXES AND OTHER CURRENT ASSETS

     The components of deferred taxes and other current assets at December 31, 1996, are summarized below:

                Deferred income taxes.............................  $  4,847
                Advances or deposits..............................     2,018
                Other.............................................     4,313
                                                                     -------
                                                                    $ 11,178
                                                                     =======

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996, consists of the following:

                Land.............................................  $  90,512
                Buildings and improvements.......................    265,461
                Equipment, furniture, and fixtures...............    304,067
                Other............................................      2,631
                                                                    --------
                                                                     662,671
                Less: accumulated depreciation and
                  amortization...................................    (31,875)
                                                                    --------
                                                                   $ 630,796
                                                                    ========

     Depreciation and amortization expense related to property and equipment was $31,875 for the period ended December 31, 1996.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 7.  OTHER LONG-TERM ASSETS

     Other long-term assets at December 31, 1996, total $12,964 and are primarily composed of long-term rent deposits, long-term portion of non-compete obligations, and notes receivable.

NOTE 8.  ACCRUED EXPENSES

     Accrued expenses at December 31, 1996, consist of the following:

                Accrued compensation..............................  $  9,141
                Accrued interest..................................     8,640
                League bowling accounts...........................     7,676
                Accrued installation costs........................     4,451
                Other.............................................    24,449
                                                                     -------
                                                                    $ 54,357
                                                                     =======

NOTE 9.  LONG-TERM DEBT

     Long-term debt at December 31, 1996, consists of the following:

                Bank debt.......................................  $  564,625
                Exchange senior subordinated notes..............     250,000
                Exchange senior subordinated discount notes.....     274,663
                Mortgage and equipment notes....................       1,965
                                                                  ----------
                          Total debt............................   1,091,253
                Current maturities..............................     (42,376)
                                                                  ----------
                          Total long-term debt..................  $1,048,877
                                                                  ==========

BANK DEBT

     The bank debt (the "Senior Debt") is a result of a credit agreement (the "Bank Credit Agreement") dated as of May 1, 1996, and amended and restated as of December 20, 1996, between the Company and its lenders. The Bank Credit Agreement provides for (i) syndicated senior secured term loan facilities aggregating $580.0 million (the "Term Facilities"), (ii) a senior secured multiple-draw term facility of $150.0 million (the "Acquisition Facility), and
(iii) a senior secured revolving credit facility of up to $50.0 million (the "Working Capital Facility").

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $250.0 million, (ii) an Amortization Extended Loans ("AXELs") Series A facility of $190.0 million, and (iii) an AXELs Series B Facility of $140.0 million. Maturity dates of the three tranches and scheduled amortization payments are included in tables below. The Term Loan Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent. At December 31, 1996, the interest rate was 8.125 percent. The AXELs Series A Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.875 percent or at Citibank's Eurodollar rate plus 2.875 percent. At December 31, 1996, the interest rate was 8.5 percent. The AXELs Series B Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 2.125 percent or at Citibank's Eurodollar rate plus 3.125 percent. At December 31, 1996, the interest rate was 10.375 percent. On January 10, 1997, the interest rate was adjusted to 8.69 percent when the amounts under the Bank Credit Agreement were refinanced.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The Acquisition Facility has a term of five years. The Acquisition Facility will begin to amortize in December 1999, with final maturity at March 31, 2001. The Acquisition Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent. At December 31, 1996, $65.0 million of the Acquisition Facility bore interest at 9.75 percent, while $8.5 million bore interest at
8.125 percent. On January 10, 1997, $65.0 million was refinanced as part of the AXELs Series B Facility and the interest rate was adjusted to 8.69 percent as stated above.

     The Working Capital Facility has a term of five years and will be fully revolving until final maturity. The Working Capital Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent.

     Beginning May 1, 1997, the margins above Citibank's customary base rate and Citibank's Eurodollar rate, at which the Term Loan Facility, the Working Capital Facility, and the Acquisition Facility will bear interest, may be reduced pursuant to a floating performance pricing grid which is based on the Total Debt/EBITDA ratio for the four fiscal quarter rolling period then most recently ended.

     The Bank Credit Agreement contains certain covenants, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, payments on other debt, mergers and acquisitions, sales of assets, guarantees and investments. The Bank Credit Agreement also contains certain provisions which limit the amount of funds available for transfer from the Company to Holdings, and from Holdings to the Parent. Limits exist on, among other things, the declaration or payment of dividends, distributions of assets, and issuance or sale of capital stock.

     So long as the Company is not in default of the covenants contained in the Bank Credit Agreement, it may i) declare and pay dividends in common stock; ii) declare and pay cash dividends to Holdings to the extent necessary to make payments of approximately $0.15 million due in May 1997 under certain noncompete agreements with the Sellers; iii) declare and pay cash dividends to the Parent for general administrative expenses of the Parent not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million to the Parent for the repurchase of Parent Common Stock. As of December 31, 1996, the Company is in compliance with all of its covenants.

MORTGAGE AND EQUIPMENT NOTES

     At December 31, 1996, mortgage and equipment notes related to one U.S. bowling center bore interest at 9.175 percent.

EXCHANGE NOTES

     The exchange senior subordinated notes will mature on March 15, 2006. Interest accrues from the date of issuance at an annual rate of 10 7/8 percent and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     The exchange senior subordinated discount notes will mature on March 15, 2006 at a fully-accreted value of $452,000. The exchange senior subordinated discount notes will result in an effective yield of 12 1/4 percent per annum, computed on a semiannual bond equivalent basis. No interest will be payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The Company's payment obligations under the exchange senior subordinated notes and the exchange senior subordinated discount notes (together, the "Exchange Notes") are jointly and severally guaranteed on a senior subordinated basis by Holdings and each of the Company's subsidiaries identified below in "Note 19. Consolidating Financial Statements" (collectively, the "Guarantors").

     The guarantees of the Exchange Notes are subordinated to the guarantees of the Senior Debt and the mortgage and equipment notes outstanding at December 31, 1996, referred to in the table above which have been issued by the Guarantors. The Exchange Notes are general, unsecured obligations of the Company, are subordinated in right of payment to all Senior Debt of the Company, and rank pari passu with all existing and future subordinated debt of the Company. The claims of the holders of the Exchange Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors and through which the Company will conduct a portion of its operations. See "Note 19. Consolidating Financial Statements".

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of senior subordinated notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875 percent of the principal amount of the senior subordinated notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $150 million in aggregate principal amount of senior subordinated notes remains outstanding after such redemption. In addition, prior to March 15, 1999, the senior subordinated discount notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.25 percent of the accreted value of the senior subordinated discount notes; provided that at least $150 million in accreted value of senior subordinated discount notes remains outstanding after such redemption.

     The indenture governing the exchange senior subordinated notes and the indenture governing the exchange senior subordinated discount notes (the "Exchange Note Indentures") contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries, as defined therein, to incur additional indebtedness and issue Disqualified Stock, as defined therein, pay dividends or distributions or make investments or make certain other Restricted Payments, as defined therein, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of the Company and engage in mergers and consolidations. As of December 31, 1996, the Company is in compliance with all of its covenants.

     Annual maturities of long-term debt, including accretion of the exchange senior subordinated discount notes, as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                ------------------------------------------------
                1997............................................  $    42,376
                1998............................................       47,375
                1999............................................       55,500
                2000............................................       71,750
                2001............................................       81,125
                Thereafter......................................      970,464
                                                                   ----------
                                                                  $ 1,268,590
                                                                   ==========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

INTEREST RATE CAP AGREEMENTS

     During 1996, the Company entered into an interest rate cap agreement to reduce the interest rate risk of its Senior Debt. The notional amount of this cap was $500 million at December 31, 1996. Under the terms of this agreement, the Company receives payment if the three-month LIBOR rises above 5.75 percent through April, 1997, above 6.50 percent from May, 1997 through April, 1998 and above 7.5 percent from May, 1998 through October, 1998. No amounts were received under this agreement during 1996.

     The Company is exposed to credit-related loss in the event of non-performance by the counterparty. The Company believes its exposure to potential loss due to counterparty non-performance is minimized primarily due to the relatively strong credit rating of the counterparty.

     Average amounts outstanding and average borrowing rates for the period ended December 31, 1996, were as follows:

                                                             OUTSTANDING
                                                                  AT          AVERAGE      AVERAGE
                                                             DECEMBER 31,     AMOUNTS     BORROWING
               DESCRIPTION                  MATURITY DATES       1996       OUTSTANDING     RATES
-----------------------------------------  ----------------  ------------   -----------   ---------
Term Loan................................    March 31, 2001    $228,125      $ 243,074       8.20%
AXEL A...................................    March 31, 2003     188,750      $ 188,164       8.58
AXEL B...................................    March 31, 2004      74,250      $  74,218       8.84
Acquisition Facility.....................    March 31, 2001      73,500      $  25,426       8.41
Working Capital Facility.................    March 31, 2001          --      $  11,434       9.09
Mortgage and Equipment Notes.............   October 1, 2013       1,965      $   1,967       9.18

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition, as discussed above, are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $3,252 for the period ended December 31, 1996. Interest expense for the interest rate cap agreement was $304 for the period ended December 31, 1996.

     Other

     The Company is highly leveraged as a result of this indebtedness incurred in connection with the Acquisition and subsequent acquisitions. Although the Company believes it will be able to meet its debt obligations, there is no assurance that the Company will generate sufficient cash flow in a timely manner to satisfy scheduled principal and interest payments.

NOTE 10.  INCOME TAXES

     Income (loss) before income taxes at December 31, 1996, consists of the following:

        U.S..............................................................  $ (28,564)
        International....................................................        411
                                                                            --------
                                                                           $ (28,153)
                                                                            ========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The income tax provision (benefit) at December 31, 1996, consists of the following:

        CURRENT INCOME TAX EXPENSE
        U.S. Federal.....................................................  $      --
        State and local..................................................         --
        International....................................................      5,452
                                                                            --------
                  Total current provision................................      5,452
                                                                            --------
        DEFERRED TAX BENEFIT
        U.S. Federal.....................................................    (12,274)
        State and local..................................................     (1,766)
        International....................................................         --
                                                                            --------
                  Total deferred benefit.................................    (14,040)
                                                                            --------
                  Total benefit..........................................  $  (8,588)
                                                                            ========

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1996, are as follows:

        DEFERRED INCOME TAX ASSETS
        Current assets
          Reserve provisions not deductible for tax purposes..............  $  4,847
                                                                             -------
        Noncurrent assets
          Net operating losses............................................     8,225
          Foreign tax credits.............................................     5,452
          Interest expense on high yield debt.............................     8,533
                                                                             -------
                  Total noncurrent deferred tax assets....................    22,210
                                                                             -------
        Total deferred tax assets.........................................    27,057

        DEFERRED INCOME TAX LIABILITIES
        Noncurrent liabilities
        Goodwill amortization.............................................     5,840
        Depreciation on property and equipment............................    20,265
                                                                             -------
        Total deferred tax liabilities....................................    26,105
                                                                             -------
        Net deferred tax assets...........................................  $    952
                                                                             =======

     In connection with the Acquisition, the Company has made a joint tax election with the Seller for certain entities under Section 338(h)(10) of the IRC. The effect of this election is the revaluation of the assets of the electing entities with any residual purchase price allocated to goodwill. The nonelecting entities were acquired by both stock and asset purchases.

     The gross amount of net operating losses ("NOLs") the Company may utilize on future tax returns is $22,986. The NOLs may be carried forward for fifteen years until expiration. Foreign tax credits eligible for carry forward total $5,452, and expire in five years. The Company had no valuation allowance related to income tax assets as of December 31, 1996, and there was no change in the valuation allowance during the year.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The provision for income taxes differs from the amount computed by applying the statutory rate of 35 percent for the period ended December 31, 1996, to income before taxes. The principal reasons for this difference are as follows:

        Tax at Federal statutory rate.....................................  $ (9,854)
        Increase resulting from:
          Meals and entertainment.........................................       159
          Goodwill related to acquisition of international bowling
             centers......................................................     1,093
          Disallowance of certain high yield debt.........................       192
          Other, net......................................................      (178)
                                                                             -------
        Total.............................................................  $ (8,588)
                                                                             =======

NOTE 11.  COMMITMENTS AND CONTINGENCIES

     Bowling Centers and Bowling Products lease certain facilities and equipment under operating leases which expire at various dates through 2026. Bowling Centers has certain ground leases, associated with several centers, which expire at various dates through 2058. These leases generally contain renewal options and require payments of taxes, insurance, maintenance, and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $912 for the period ended December 31, 1996. Total rent expense under operating leases aggregated approximately $13,737 for the period ended December 31, 1996.

     Future minimum rental payments under the operating lease agreements as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                -------------------------------------------------
                1997.............................................  $  19,712
                1998.............................................     16,192
                1999.............................................     14,055
                2000.............................................     12,274
                2001.............................................     17,039
                Thereafter.......................................     58,624
                                                                     -------
                                                                   $ 137,896
                                                                     =======

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at the bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on Holdings' results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 12.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan to which U.S. employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Company can, at its option, match a discretionary percentage of employee contributions and make an

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES additional profit-sharing contribution as determined by the Board of Directors. Employer contributions vest 100 percent after a five-year period. The amount charged to expense under this plan was $1,060 for the period ended December 31, 1996.

     Certain of the Company's international operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee, and employer funding. Each international operation has provided for pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $506 for the period ended December 31, 1996.

     The Parent has entered into three employment agreements with executives of the Company, each for a term ending in May 1999. Each agreement calls for compensation consisting of a salary and an incentive bonus of up to 50 percent of the executive's annual salary if the Company meets certain operational and financial targets. Each employment agreement also calls for a continuation of certain benefits, under specified circumstances, following termination of employment.

     These three executives were also granted options to purchase a total of 345,000 shares of common stock of the Parent, par value $.01 per share ("Parent Common Stock"). Unless sooner exercised or forfeited, as provided, the options expire in May 2006. Twenty percent of the options vest on each of the first five anniversaries of the Closing Date. The exercise price of the options is $10.00 per share, which approximates the fair value of the Parent Common Stock at the date of the grants.

     One executive, Robert L. Morin, resigned from all positions with the Company and its related entities as of February 28, 1997. As part of Mr. Morin's severance arrangement, Parent repurchased all of the shares of Parent Common Stock owned by Mr. Morin and all options held by Mr. Morin were canceled.

     In connection with the Acquisition, the Parent adopted the 1996 Stock Incentive Plan (the "Stock Incentive Plan") under which Parent may grant incentive awards in the form of shares of Parent Common Stock, options to purchase shares of Parent Common Stock ("Stock Options") and stock appreciation rights to certain officers, employees, consultants, and nonemployee directors ("Participants") of Parent and its affiliates. The total number of shares of Parent Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. A committee of the Parent's board of directors (the "Committee") is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. In August 1996, the Committee granted Stock Options to Participants to purchase a total of 713,000 shares of Parent Common Stock at an exercise price of $10.00 per share. Twenty percent of the options vest on each of the first five anniversaries of the grant date. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years.

     The Committee granted an additional 91,000 in Stock Options to several individuals who began employment with the Company between August 1996 and December 31, 1996. The number of Stock Options outstanding to senior management, other employees, and directors at December 31, 1996, after including forfeited Stock Options, total 1,096,500. In addition to Stock Options outstanding under the Stock Incentive Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at December 31, 1996. No Stock Options awarded were exercisable during the period ended December 31, 1996.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. Parent's board of

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to account for its stock options under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net loss for 1996 would have been increased to $23,308.

     The weighted-average fair value of options granted during 1996 is $3.05 per option. The 1,226,500 options outstanding at December 31, 1996, have a weighted-average exercise price of $10 and a weighted-average remaining contractual life of 9.6 years.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free rate of 6.5 percent; expected dividend yield of zero; expected lives of ten years; expected volatility of zero based on the minimum value method.

NOTE 13.  SUPPLEMENTAL DISCLOSURES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Cash paid for the period ended December 31, 1996:
  Interest................................  $     44,465
  Income taxes............................  $      7,990

                                                             CHARAN        OTHER
                                            ACQUISITION    ACQUISITION  ACQUISITIONS      TOTAL
                                            ------------   ----------   ------------   ------------
Business acquisitions, net of cash
  acquired
  Working capital, other than cash
     acquired.............................  $    (17,385)  $   (5,028)    $     --     $    (22,413)
  Plant and equipment.....................      (537,827)     (97,857)      (5,182)        (640,866)
  Purchase price in excess of the net
     assets acquired......................      (784,217)          --           --         (784,217)
  Other assets............................       (18,330)          --           --          (18,330)
  Noncurrent liabilities..................         6,198           --           --            6,198
  Warrants to purchase shares of Parent
     Common Stock.........................         8,700           --           --            8,700
                                            ------------   ----------   ------------   ------------
  Net cash used for business
     acquisitions.........................  $ (1,342,861)  $ (102,885)    $ (5,182)    $ (1,450,928)
                                            ============   ==========   ==========     ============
Non-cash financing activities:
  Warrants to purchase shares of Parent
     Common Stock.........................  $      8,700

NOTE 14.  ACQUISITIONS

     On October 10, 1996, AMF Bowling Centers, Inc. ("AMF Bowling Centers"), a Virginia corporation and an indirect, wholly owned subsidiary of the Company, completed the acquisition (the "Charan Acquisition") of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"), a Delaware corporation, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of September 10, 1996, by and between AMF Bowling Centers and Charan.

     The purchase price of the Charan Acquisition was approximately $106.5 million, subject to certain adjustments. The Charan Acquisition was funded with approximately $40 million from the

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES sale of equity by the Parent to its institutional stockholders and one of its directors, and with approximately $66.5 million from available borrowings under the Company's existing Acquisition Facility.

     The following unaudited pro forma information has been prepared assuming the Charan Acquisition had occurred as of January 1, 1996 and 1995, respectively and are based on pro forma AMF Group Holdings Inc. results of operations presented in "Note 3. Pro Forma Results of Operations". The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had occurred as of those dates. In addition, the pro forma information is not intended to be a projection of future results of operations.

PRO FORMA CONSOLIDATED DATA (UNAUDITED):

                                                                      YEAR ENDED
                                                                      DECEMBER 31
                                                                   -----------------
                                                                    1996       1995
                                                                   ------     ------
                                                                   (IN MILLIONS)
        Operating revenue........................................  $595.5     $622.7
        Operating income.........................................    80.0      105.2
        Loss before income taxes.................................   (27.1)      (4.9)
        Net loss.................................................   (19.6)     (16.1)

     Since the Acquisition and prior to December 31, 1996, AMF Bowling Centers purchased an aggregate of 57 bowling centers and certain related assets and liabilities from five unrelated sellers including Charan. The combined purchase price was approximately $113.5 million, including certain adjustments and transaction costs, and was funded with approximately $40.0 million from the sale of equity by the Parent to its institutional stockholders and one of its directors, and with $73.5 million from available borrowing under the Company's Acquisition Facility. The results of operations for purchases of bowling centers and certain related assets and liabilities additional to the Charan Acquisition were not material in relation to the Company's consolidated results of operations.

  Other Acquisitions

     On January 17, 1997, the Company, through AMF Bowling Centers, entered into an Agreement and Plan of Merger with American Recreation Centers, Inc. ("ARC") pursuant to which a wholly owned subsidiary of AMF Bowling Centers will merge with and into ARC (the "ARC Merger"). As a result of the ARC Merger, the outstanding shares of ARC's common stock, no par value per share (the "ARC Common Stock"), will be converted into the right to receive $8.50 per share, in cash. The purchase price, after reflecting the assumption of ARC's outstanding debt and the purchase of certain joint venture interests, represents a transaction with a total value of approximately $70 million, which will be funded from available borrowing under the Company's Acquisition Facility. The ARC Merger is conditioned upon, among other things, approval by holders of a majority of the outstanding shares of ARC Common Stock and upon receipt of certain regulatory and governmental approvals. ARC operates 43 bowling centers in six states.

     Subsequent to December 31, 1996, the Company had acquired an additional eight bowling centers in the United States and six bowling centers in the United Kingdom, all of which were previously owned by several unrelated single-center and small-chain operators. The total purchase price was approximately $28.3 million, including certain adjustments and transaction costs, and was funded with $16.5 million from available borrowing under the Company's Acquisition Facility.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 15.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the period ended December 31, 1996, is presented below:

        Revenue from unaffiliated customers
          Bowling Centers
             U.S........................................................  $  132,300
             International..............................................      67,400
                                                                           ---------
                                                                             199,700
          Bowling Products
             U.S........................................................      69,100
             International..............................................     116,000
                                                                           ---------
                                                                             185,100
                                                                           ---------
                                                                          $  384,800
                                                                           =========
        Intersegment sales
          Bowling Products..............................................  $    6,000
                                                                           =========
        Operating income (loss)
          Bowling Centers
             U.S........................................................  $    8,300
             International..............................................       6,800
                                                                           ---------
                                                                              15,100
          Bowling Products
             U.S........................................................      23,200
             International..............................................      10,900
                                                                           ---------
                                                                              34,100

          Corporate.....................................................      (3,200)
          Eliminations..................................................         100
                                                                           ---------
                                                                          $   46,100
                                                                           =========
        Identifiable assets
          Bowling Centers
             U.S........................................................  $  612,800
             International..............................................     302,700
                                                                           ---------
                                                                             915,500
          Bowling Products
             U.S........................................................     606,700
             International..............................................      44,500
                                                                           ---------
                                                                             651,200

          Corporate.....................................................      27,100
          Eliminations..................................................         100
                                                                           ---------
                                                                          $1,593,900
                                                                           =========
        Depreciation and amortization
          Bowling Centers
             U.S........................................................  $   25,600
             International..............................................      12,100
                                                                           ---------
                                                                              37,700

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

          Bowling Products
             U.S........................................................      12,100
             International..............................................         500
                                                                           ---------
                                                                              12,600

          Eliminations..................................................        (900)
                                                                           ---------
                                                                          $   49,400
                                                                           =========
        Capital expenditures
          Bowling Centers
             U.S........................................................  $    8,100
             International..............................................       5,000
                                                                           ---------
                                                                              13,100
          Bowling Products
             U.S........................................................       1,500
             International..............................................       1,700
                                                                           ---------
                                                                               3,200

          Corporate.....................................................       1,300
          Eliminations..................................................        (700)
                                                                           ---------
                                                                          $   16,900
                                                                           =========
        Research and development expense
          Bowling Products..............................................  $    1,300
                                                                           =========

NOTE 16.  GEOGRAPHIC SEGMENTS

     Information about the Company's operations in different geographic areas for the period ended December 31, 1996, and identifiable assets at December 31, 1996, are presented below:

        Net operating revenue
          United States..................................................  $205,800
          Hong Kong......................................................    59,700
          Japan..........................................................    36,800
          Australia......................................................    33,500
          United Kingdom.................................................    15,900
          Sweden.........................................................     7,400
          Mexico.........................................................     5,400
          Korea..........................................................    14,300
          Spain..........................................................       900
          China..........................................................     1,000
          Canada.........................................................       200
          Other European countries.......................................     9,900
          Eliminations...................................................    (6,000)
                                                                           --------
                                                                           $384,800
                                                                           ========

     Net operating revenue for the U.S. Bowling Products operation has been reduced by $63,400 for the period ended December 31, 1996, to reflect the elimination of intracompany sales between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

        Operating income (loss)
          United States..................................................  $ 28,200
          Hong Kong......................................................     7,700
          Japan..........................................................     4,000
          Australia......................................................     4,900
          United Kingdom.................................................       600
          Sweden.........................................................     1,000
          Mexico.........................................................       500
          Korea..........................................................       100
          Spain..........................................................      (100)
          Canada.........................................................      (100)
          China..........................................................      (100)
          Other European countries.......................................      (700)
          Eliminations...................................................       100
                                                                           --------
                                                                           $ 46,100
                                                                           ========

     Operating income for the U.S. Bowling Products operation has been reduced by $1,000 for the period ended December 31, 1996, to reflect the elimination of intracompany gross profit between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

        Identifiable assets
          United States.................................................  $1,246,600
          Hong Kong.....................................................      26,700
          Japan.........................................................      40,200
          Australia.....................................................     138,000
          United Kingdom................................................      72,300
          Sweden........................................................       3,000
          Mexico........................................................      15,200
          Korea.........................................................       4,600
          Spain.........................................................       7,300
          Canada........................................................       3,700
          China.........................................................       6,000
          Other European countries......................................      30,200
          Eliminations..................................................         100
                                                                          ----------
                                                                          $1,593,900
                                                                          ==========

     Identifiable assets for the international sales and service branches have been reduced by $5,500 to reflect the elimination of intracompany gross profit in inventory between the U.S. Bowling Products operations and the Bowling Products international sales and service branches.

NOTE 17.  RELATED PARTIES

     Goldman Sachs and its affiliates have certain interests in the Company in addition to being the initial purchasers of the registered debt securities of the Company in connection with the Acquisition. Richard A. Friedman and Terence
M. O'Toole, each of whom is a managing Director of Goldman, Sachs & Co., and Peter M. Sacerdote, who is a limited partner of the Goldman Sachs Group, are directors of the Company. Goldman Sachs and its affiliates together currently beneficially

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES own a majority of the outstanding voting equity of the Parent; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. Goldman Sachs received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of the notes. Goldman Sachs also served as financial advisor to the Sellers in connection with the Acquisition and received a fee in the form of 10-year warrants to purchase 870,000 shares of the Parent Common Stock. The warrants are valued for accounting purposes at approximately $8.7 million. In addition, Goldman Sachs is entitled to the reimbursement of its expenses and is indemnified in connection with its services.

     In connection with the Bank Credit Agreement, Goldman Sachs Credit Partners L.P. acted as Syndication Agent, Goldman Sachs Credit Partners L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent. Goldman Sachs Credit Partners L.P. is also a lender under the Bank Credit Agreement. Goldman Sachs received a fee of approximately $9.5 million and was reimbursed for expenses in connection with such services. Goldman Sachs also received a cash fee of $5.0 million from the Parent in connection with the Acquisition and was reimbursed for related expenses.

     Pursuant to the three employment agreements with executives of the Company discussed in "Note 12. Employee Benefit Plans," the Parent issued to each executive 150,000 shares of Parent Common Stock, at a purchase price of $10.00 per share. One executive was granted an initial employment bonus of $166,667 which he used to partially fund his purchase of shares of Parent Common Stock. Each executive has borrowed $1.0 million from the Parent in order to fund the portion of his purchase of Parent Common Stock. These notes are due in May 2003 and accrue interest, compounded annually, on the unpaid principal amount at 7 percent per annum.

     Pursuant to the Stock Subscription Agreement dated April 30, 1996, Charles
M. Diker, a director of the Parent, Holdings, and the Company, purchased 125,000 shares of Parent Common Stock, at a purchase price of $10.00 per share. Pursuant to an Option Agreement (the "Diker Option Agreement") dated May 1, 1996, Mr. Diker was granted, pursuant to the Stock Incentive Plan, non-qualified Stock Options to purchase 100,000 shares of Parent Common Stock at an exercise price of $10.00 per share. One third of such options vested on May 1, 1996, one third vest on May 1, 1997, and the remaining options vest on May 1, 1998. The Diker Option Agreement also provides, among other things, for repurchase of all of the shares held by him for fair market value as of a specified date upon certain conditions. Mr. Diker is a party to the Stockholders Agreement and any shares of Parent Common Stock held by Mr. Diker will be subject to the terms of that agreement.

NOTE 18.  RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1997, Holdings is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information About Capital Structure." Holdings does not expect that adoption of these standards will have a material impact on Holdings' financial position or results of operations.

NOTE 19.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating information presents:

     - Consolidating balance sheet as of December 31, 1996, and consolidating statements of income and cash flows for the period ended December 31, 1996.

     - Elimination entries necessary to combine the entities comprising
       Holdings.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The Exchange Notes are jointly and severally guaranteed on a full and unconditional basis by Holdings and by the first and second-tier subsidiaries of the Company, as follows (together with Holdings, the "Guarantors"):

        AMF Bowling Centers Holdings Inc.
        AMF Bowling Holdings Inc.
        AMF Bowling Products, Inc.
        AMF Bowling Centers, Inc.
        Bush River Corporation
        King Louie Lenexa, Inc.
        AMF Beverage Company of Oregon, Inc.
        AMF Beverage Company of W. VA., Inc.
        AMF Worldwide Bowling Centers Holdings Inc.
        AMF Bowling Centers (Aust) International Inc.
        AMF Bowling Centers (Canada) International Inc.
        AMF BCO-France One, Inc.
        AMF BCO-France Two, Inc.
        AMF Bowling Centers Spain Inc.
        AMF Bowling Centers (Hong Kong) International Inc.
        AMF Bowling International Inc.
        AMF Bowling Mexico Holding, Inc.
        Boliches AMF, Inc.
        AMF BCO - UK One, Inc.
        AMF BCO - UK Two, Inc.
        AMF Bowling Centers China, Inc.
        AMF BCO - China, Inc.
        AMF Bowling Centers Switzerland Inc.

     The following third-tier subsidiaries of the Company, all of which are wholly owned subsidiaries of AMF Worldwide Bowling Centers Holdings Inc., have not provided guarantees (collectively, the "Non-Guarantors"):

        AMF Bowling
        Worthing North Properties Limited
        AMF Bowling France SNC
        AMF Bowling de Paris SNC
        AMF Bowling de Lyon La Part Dieu SNC
        Boliches y Compania
        Operadora Mexicana de Boliches, S.A.
        Promotora de Boliches, S.A. de C.V.
        Immeubles Obispado, S.A.
        Immeubles Minerva, S.A.
        Boliches Mexicano, S.A.
        AMF Bowling Centers (China) Company
        AMF Garden Hotel Bowling Center Company

                            AMF GROUP HOLDINGS INC.

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                             NON-
                                            GUARANTOR      GUARANTOR
                                            COMPANIES      COMPANIES     ELIMINATIONS     CONSOLIDATED
                                           -----------     ---------     ------------     ------------
ASSETS
------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents..............  $    39,660      $ 3,908        $     --        $    43,568
  Accounts and notes receivable, net of
     allowance for doubtful accounts.....       41,266        1,359              --             42,625
  Accounts receivable -- intercompany....        3,365        1,259          (4,624)                --
  Inventories............................       39,609        1,392              --             41,001
  Deferred taxes and other...............        9,491        1,687              --             11,178
                                           -----------     --------        --------        -----------
          Total current assets...........      133,391        9,605          (4,624)           138,372
Notes receivable -- intercompany.........        1,998        1,663          (3,661)                --
Property and equipment, net..............      599,706       30,139             951            630,796
Investment in subsidiaries...............       59,559           --         (59,559)                --
Goodwill and other assets................      823,762          943              --            824,705
                                           -----------     --------        --------        -----------
          Total assets...................  $ 1,618,416      $42,350        $(66,893)       $ 1,593,873
                                           ===========     ========        ========        ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable.......................  $    30,198      $ 1,365        $     --        $    31,563
  Accounts payable -- intercompany.......          773        3,851          (4,624)                --
  Accrued expenses.......................       50,460        3,897              --             54,357
  Income taxes payable...................        1,676          544              --              2,220
  Long-term debt, current portion........       42,376           --              --             42,376
                                           -----------     --------        --------        -----------
          Total current liabilities......      125,483        9,657          (4,624)           130,516
Long-term debt...........................    1,048,877           --              --          1,048,877
Notes payable -- intercompany............        1,663        1,998          (3,661)                --
Other long-term liabilities..............        1,851           --              --              1,851
Deferred income taxes....................        2,828        1,067              --              3,895
                                           -----------     --------        --------        -----------
          Total liabilities..............    1,180,702       12,722          (8,285)         1,185,139
                                           -----------     --------        --------        -----------
Commitments and contingencies
Stockholder's equity:
  Common stock...........................          289        3,940          (4,229)                --
  Paid-in capital........................      454,506       24,522         (49,578)           429,450
  Retained earnings (deficit)............      (11,184)       4,745         (13,126)           (19,565)
  Equity adjustment from foreign
     currency translation................       (5,897)      (3,579)          8,325             (1,151)
                                           -----------     --------        --------        -----------
          Total stockholder's equity.....      437,714       29,628         (58,608)           408,734
                                           -----------     --------        --------        -----------
          Total liabilities and
            stockholder's equity.........  $ 1,618,416      $42,350        $(66,893)       $ 1,593,873
                                           ===========     ========        ========        ===========

                            AMF GROUP HOLDINGS INC.

                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                           NON-
                                           GUARANTOR     GUARANTOR
                                           COMPANIES     COMPANIES     ELIMINATIONS     CONSOLIDATED
                                           ---------     ---------     ------------     ------------
Operating revenues.......................  $364,095       $21,768        $ (1,054)        $384,809
                                           --------       -------         -------         --------
Operating expenses:
  Cost of goods sold.....................   127,623         3,566            (647)         130,542
  Bowling center operating expenses......   112,318        11,780            (425)         123,673
  Selling, general, and administrative
     expenses............................    33,444         1,626              --           35,070
  Depreciation and amortization..........    46,198         3,260             (72)          49,386
                                           --------       -------         -------         --------
     Total operating expenses............   319,583        20,232          (1,144)         338,671
                                           --------       -------         -------         --------
     Operating income....................    44,512         1,536              90           46,138
Nonoperating expenses:
  Interest expense.......................    77,968            22              --           77,990
  Other (income) expense, net............       (39)        1,029             922            1,912
  Interest income........................    (5,480)         (131)             --           (5,611)
  Equity in loss of subsidiaries.........       499            --            (499)              --
                                           --------       -------         -------         --------
     Total nonoperating expenses.........    72,948           920             423           74,291
                                           --------       -------         -------         --------
     Income (loss) before income taxes...   (28,436)          616            (333)         (28,153)
     Provision (benefit) for income
       taxes.............................    (9,703)        1,115              --           (8,588)
                                           --------       -------         -------         --------
     Net income (loss)...................  $(18,733)      $  (499)       $   (333)        $(19,565)
                                           ========       =======         =======         ========

                            AMF GROUP HOLDINGS INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                 NON-
                                                 GUARANTOR     GUARANTOR
                                                 COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                -----------    ---------    ------------    ------------
Cash flows from operating activities:
  Net loss...................................   $   (18,733)    $  (499)       $ (333)       $   (19,565)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization...........        46,198       3,260           (72)            49,386
     Deferred taxes..........................       (14,040)         --            --            (14,040)
     Amortization of bond discount...........        24,731          --            --             24,731
     Equity in loss of subsidiaries..........          (499)         --           499                 --
     Dividends from non-guarantor
       companies.............................           922        (922)           --                 --
     Loss on the sale of property and
       equipment, net........................           390          18            --                408
     Changes in assets and liabilities:
       Accounts and notes receivable.........        (6,663)        159            --             (6,504)
       Receivables and
          payables -- affiliates.............           399        (399)           --                 --
       Inventories...........................         1,830          32            --              1,862
       Other assets..........................        (3,334)       (445)          (94)            (3,873)
       Accounts payable and accrued
          expenses...........................        21,631         299            --             21,930
       Income taxes payable..................           662        (301)           --                361
       Other long-term liabilities...........        18,918         217            --             19,135
                                                 ----------    --------        ------        -----------
     Net cash provided by operating
       activities............................        72,412       1,419            --             73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of
     cash acquired...........................    (1,454,213)      3,285            --         (1,450,928)
  Purchases of property and equipment........       (15,930)     (1,011)           --            (16,941)
  Proceeds from sales of property and
     equipment...............................           584         170            --                754
                                                 ----------    --------        ------        -----------
     Net cash provided by (used in) investing
       activities............................    (1,469,559)      2,444            --         (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     deferred financing costs................     1,059,277          --            --          1,059,277
  Payments on long-term debt.................       (38,875)         --            --            (38,875)
  Capital contribution.......................       420,750          --            --            420,750
  Payment of noncompete obligations..........        (2,892)         --            --             (2,892)
                                                 ----------    --------        ------        -----------
     Net cash provided by financing
       activities............................     1,438,260          --            --          1,438,260
                                                 ----------    --------        ------        -----------
     Effect of exchange rates on cash........        (1,453)         45            --             (1,408)
                                                 ----------    --------        ------        -----------
     Net increase in cash....................        39,660       3,908            --             43,568
     Cash and cash equivalents at beginning
       of period.............................            --          --            --                 --
                                                 ----------    --------        ------        -----------
     Cash and cash equivalents at end of
       period................................   $    39,660     $ 3,908        $   --        $    43,568
                                                 ==========    ========        ======        ===========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    JUNE 30,       DECEMBER 31,
                                                                      1997             1996
                                                                   -----------     ------------
                                                                   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents....................................    $    16,640      $   43,568
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $4,086 and $4,492, respectively...............         57,120          42,625
  Inventories..................................................         56,488          41,001
  Deferred taxes and other.....................................         13,210          11,178
                                                                   -----------     ------------
     Total current assets......................................        143,458         138,372
Property and equipment, net....................................        743,675         630,796
Deferred financing costs, net..................................         40,151          40,595
Goodwill, net..................................................        766,661         771,146
Other assets...................................................         21,487          12,964
                                                                   -----------     ------------
  Total assets.................................................    $ 1,715,432      $1,593,873
                                                                    ==========     ===========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................    $    32,757      $   31,563
  Accrued expenses.............................................         54,550          54,357
  Income taxes payable.........................................          4,488           2,220
  Note payable.................................................         30,000              --
  Long-term debt, current portion..............................         44,876          42,376
                                                                   -----------     ------------
     Total current liabilities.................................        166,671         130,516
Long-term debt.................................................      1,146,415       1,048,877
Other long-term liabilities....................................          6,383           1,851
Deferred income taxes..........................................          4,922           3,895
                                                                   -----------     ------------
  Total liabilities............................................      1,324,391       1,185,139
                                                                   -----------     ------------
Commitments and contingencies
Stockholder's equity:
  Common stock (par value $.01, 100 shares issued and
     outstanding)..............................................             --              --
  Paid-in capital..............................................        429,450         429,450
  Retained deficit.............................................        (32,243)        (19,565)
  Equity adjustment from foreign currency translation..........         (6,166)         (1,151)
                                                                   -----------     ------------
  Total stockholder's equity...................................        391,041         408,734
                                                                   -----------     ------------
  Total liabilities and stockholder's equity...................    $ 1,715,432      $1,593,873
                                                                    ==========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                             AMF GROUP HOLDINGS INC.
                                   -------------------------------------------
                                                                                        PREDECESSOR COMPANY
                                   THREE MONTHS ENDED    SIX MONTHS ENDED JUNE    -------------------------------
                                        JUNE 30,                  30,               ONE MONTH       FOUR MONTHS
                                   -------------------   ---------------------     ENDED APRIL      ENDED APRIL
                                     1997     1996(a)      1997     1996(a)(b)       30, 1996         30, 1996
                                   --------   --------   --------   ----------    --------------   --------------
Operating revenue................  $160,479   $ 73,423   $318,068    $ 73,423        $ 41,601         $164,944
                                   --------   --------   --------    --------        --------         --------
Operating expenses:
  Cost of goods sold.............    48,034     23,513     86,084      23,513          12,418           43,118
  Bowling center operating
     expenses....................    60,698     26,747    116,038      26,747          37,980           80,156
  Selling, general, and
     administrative expenses.....    16,170      7,518     30,172       7,518          23,949           35,357
  Depreciation and
     amortization................    22,924     11,650     43,424      11,650           4,128           15,097
                                   --------   --------   --------    --------        --------         --------
          Total operating
            expenses.............   147,826     69,428    275,718      69,428          78,475          173,928
                                   --------   --------   --------    --------        --------         --------
          Operating income
            (loss)...............    12,653      3,995     42,350       3,995         (36,874)          (8,984)
Nonoperating expenses (income):
  Interest expense...............    29,782     22,273     57,454      23,873             702            4,504
  Other expenses, net............       859        323      2,320         323             535              721
  Interest income................      (406)    (2,752)    (1,055)     (3,752)           (217)            (611)
                                   --------   --------   --------    --------        --------         --------
          Total nonoperating
            expenses.............    30,235     19,844     58,719      20,444           1,020            4,614
                                   --------   --------   --------    --------        --------         --------
     Loss before income taxes....   (17,582)   (15,849)   (16,369)    (16,449)        (37,894)         (13,598)
     Benefit for income taxes....    (5,311)    (3,971)    (4,191)     (4,205)         (4,451)          (1,731)
                                   --------   --------   --------    --------        --------         --------
          Net loss...............  $(12,271)  $(11,878)  $(12,178)   $(12,244)       $(33,443)        $(11,867)
                                   ========   ========   ========    ========        ========         ========

---------------
(a) Includes results of operations of the acquired business from May 1, 1996 through June 30, 1996.

(b) For the period from the inception date of January 12, 1996 through June 30, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                         AMF GROUP HOLDINGS INC.    PREDECESSOR
                                                          SIX MONTHS ENDED JUNE       COMPANY
                                                                   30               FOUR MONTHS
                                                         -----------------------       ENDED
                                                           1997         1996*      APRIL 30, 1996
                                                         ---------   -----------   --------------
Cash flows from operating activities:
  Net loss.............................................  $ (12,178)  $   (12,244)    $  (11,867)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization.....................     43,424        11,650         15,097
     Deferred income taxes.............................     (1,775)        5,871            414
     Amortization of bond discount.....................     16,788         8,826             --
     Loss (gain) on the sale of property and equipment,
       net.............................................         94           (31)            --
     Changes in assets and liabilities:
       Accounts and notes receivable, net..............    (17,942)       (3,678)         6,319
       Inventories.....................................    (15,877)       (3,396)        (3,631)
       Other assets....................................    (21,394)      (47,342)        (1,068)
       Accounts payable and accrued expenses...........      1,432        21,418          8,713
       Income taxes payable............................      2,248        (8,602)        (5,745)
       Other long-term liabilities.....................     13,345          (517)        (1,605)
                                                         ---------   -----------      ---------
     Net cash provided by (used in) operating
       activities......................................      8,165       (28,045)         6,627
                                                         ---------   -----------      ---------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired..........................................   (122,165)   (1,333,048)            --
  Purchases of property and equipment..................    (25,639)       (3,318)        (6,874)
  Proceeds from the sale of property and equipment.....        268            86          2,989
                                                         ---------   -----------      ---------
     Net cash used in investing activities.............   (147,536)   (1,336,280)        (3,885)
                                                         ---------   -----------      ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred
     financing costs...................................    133,500     1,029,930             --
  Payment on long-term debt............................    (20,250)         (233)        (3,812)
  Payments on notes payable --   stockholders, net.....         --            --         24,668
  Capital contribution.................................         --       380,250         24,805
  Dividend to Parent...................................       (500)           --             --
  Distributions to stockholders........................         --            --        (36,721)
  Noncompete obligations...............................       (322)         (190)           (36)
                                                         ---------   -----------      ---------
     Net cash provided by financing activities.........    112,428     1,409,757          8,904
                                                         ---------   -----------      ---------
     Effect of exchange rates on cash..................         15          (338)           535
                                                         ---------   -----------      ---------
     Net (decrease) increase in cash...................    (26,928)       45,094         12,181
     Cash and cash equivalents at beginning of
       period..........................................     43,568            --          9,732
                                                         ---------   -----------      ---------
     Cash and cash equivalents at end of period........  $  16,640   $    45,094     $   21,913
                                                         =========   ===========      =========

---------------
* For the period from the inception date of January 12, 1996 through June 30, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

     The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods. The interim financial information and notes thereto should be read in conjunction with the April 30, 1996, and December 31, 1995 audited combined financial statements of AMF Bowling Group (the "Predecessor Company") and the December 31, 1996 audited consolidated financial statements of AMF Group Holdings Inc. and subsidiaries ("Holdings") presented in the Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission on March 28, 1997. The results of operations for the three months and six months ended June 30, 1997, respectively, are not necessarily indicative of results to be expected for the entire year.

     AMF Bowling Worldwide, Inc. (formerly AMF Group Inc.) (the "Company") is principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 321 U.S. centers and 87 international centers ("Bowling Centers") as of June 30, 1997, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare and replacement parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international bowling center operators.

     The Company is a wholly owned subsidiary of Holdings. Holdings is a wholly owned subsidiary of AMF Bowling Inc. (formerly AMF Holdings Inc.) (the "Parent"). Holdings and the Company are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the acquisition (described below). Holdings and the Parent are holding companies only. The primary assets in each are comprised of investments in direct and/or indirect subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between Holdings and the stockholders (the "Sellers") of the Predecessor Company, on May 1, 1996 (the "Closing Date"), Holdings acquired the Predecessor Company through a stock purchase by Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). Holdings did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Sellers).

     The purchase price for the Acquisition was approximately $1.37 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of acquisition.

NOTE 2. SIGNIFICANT ACCOUNT POLICIES

  Basis of Presentation

     The condensed consolidated results of operations of Holdings have been presented for the three months and six months ended June 30, 1997, respectively, the three months ended June 30, 1996, and the period from the inception date of January 12, 1996 through June 30, 1996. Additionally, the combined results of operations of the Predecessor Company for the one month and four months ended April 30, 1996, have been presented. All significant intercompany balances and

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES transactions have been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Goodwill

     As a result of the Acquisition and subsequent purchases of bowling centers discussed in "Note 9. Acquisitions", and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the dates of acquisition. Goodwill is being amortized over 40 years. Amortization expense was $4,960 and $9,860 for the three months and six months ended June 30, 1997, respectively. Accumulated amortization at June 30, 1997 was $22,930.

NOTE 3. PRO FORMA RESULTS OF OPERATIONS (UNAUDITED) (IN MILLIONS)

     Pro forma statements of income for Holdings are presented on the following pages for the three months and six months ended June 30, 1996, as if the acquisition of the Predecessor Company had occurred on January 1, 1996. Holdings' pro forma statement of income for the three months ended June 30, 1996, is based on the Predecessor Company's statement of income for the one month ended April 30, 1996, Holdings' statement of income for the three months ended June 30, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. Holdings' pro forma statement of income for the six months ended June 30, 1996, is based on the Predecessor Company's statement of income for the four months ended April 30, 1996, Holdings' statement of income for the period from the inception date of January 12, 1996 through June 30, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only, do not purport to be indicative of the actual results which occurred, and are not indicative of future results of operations.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                        PRO FORMA RESULTS OF OPERATIONS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                              PRO FORMA
                                                        PREDECESSOR                           AMF GROUP
                                     AMF GROUP            COMPANY                           HOLDINGS INC.
                                   HOLDINGS INC.         ONE MONTH                          THREE MONTHS
                                    THREE MONTHS           ENDED           PRO FORMA            ENDED
                                  JUNE 30, 1996(a)     APRIL 30, 1996     ADJUSTMENTS       JUNE 30, 1996
                                  ----------------     --------------     -----------       -------------
Operating revenue...............       $ 73.4              $ 41.6           $  (0.2)(b)        $ 114.8
                                       ------              ------            ------             ------
Operating expenses:
  Cost of goods sold............         23.5                12.4                --               35.9
  Bowling center operating
     expenses...................         26.7                38.0             (23.9)(b)(c)        40.8
  Selling, general, and
     administrative expenses....          7.5                24.0             (20.3)(b)(c)        11.2
  Depreciation and
     amortization...............         11.7                 4.1               5.8(d)            21.6
                                       ------              ------            ------             ------
          Total operating
          expenses..............         69.4                78.5             (38.4)             109.5
                                       ------              ------            ------             ------
          Operating income
          (loss)................          4.0               (36.9)             38.2                5.3
Nonoperating expenses:
  Interest expense..............         22.3                 0.7               2.6(e)            25.6
  Other expenses, net...........          0.3                 0.5                --                0.8
  Interest income...............         (2.8)               (0.2)               --               (3.0)
                                       ------              ------            ------             ------
Income (loss) before income
  taxes.........................        (15.8)              (37.9)             35.6              (18.1)
Provision (benefit) for income
  taxes.........................         (4.0)               (4.5)              4.0(f)            (4.5)
                                       ------              ------            ------             ------
          Net income (loss).....       $(11.8)             $(33.4)          $  31.6            $ (13.6)
                                       ======              ======            ======             ======

---------------

(a) Includes the results of operations of the acquired business from May 1, 1996 through June 30, 1996.

(b) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Sellers in April 1996.

(d) To reflect the increase in depreciation and amortization expense from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of certain U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the Internal Revenue Code upon consummation of the Acquisition.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                                                                                              PRO FORMA
                                                        PREDECESSOR                           AMF GROUP
                                     AMF GROUP            COMPANY                           HOLDINGS INC.
                                   HOLDINGS INC.        FOUR MONTHS                          SIX MONTHS
                                    PERIOD ENDED           ENDED           PRO FORMA            ENDED
                                  JUNE 30, 1996(g)     APRIL 30, 1996     ADJUSTMENTS       JUNE 30, 1996
                                  ----------------     --------------     -----------       -------------
Operating revenue...............       $ 73.4              $164.9           $  (0.8)(h)        $ 237.5
                                       ------              ------            ------             ------
Operating expenses:
  Cost of goods sold............         23.5                43.1              (0.1)(h)           66.5
  Bowling center operating
     expenses...................         26.7                80.2             (24.4)(h)(i)        82.5
  Selling, general, and
     administrative expenses....          7.5                35.5             (20.3)(h)(i)        22.7
  Depreciation and
     amortization...............         11.7                15.1               8.1(j)            34.9
                                       ------              ------            ------             ------
          Total operating
          expenses..............         69.4               173.9             (36.7)             206.6
                                       ------              ------            ------             ------
          Operating income
          (loss)................          4.0                (9.0)             35.9               30.9
Nonoperating expenses:
  Interest expense..............         23.9                 4.5              23.8(k)            52.2
  Other expenses, net...........          0.3                 0.7                --                1.0
  Interest income...............         (3.8)               (0.6)               --               (4.4)
                                       ------              ------            ------             ------
Income (loss) before income
  taxes.........................        (16.4)              (13.6)             12.1              (17.9)
Provision (benefit) for income
  taxes.........................         (4.2)               (1.7)              1.5(l)            (4.4)
                                       ------              ------            ------             ------
          Net income (loss).....       $(12.2)             $(11.9)          $  10.6            $ (13.5)
                                       ======              ======            ======             ======

---------------

(g) Represents the results of Holdings for the period from the inception date of January 12, 1996 through June 30, 1996; which includes results of operations of the acquired business from May 1, 1996 through June 30, 1996..

(h) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(i) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Sellers in April 1996.

(j) To reflect the increase in depreciation and amortization expense from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(k) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(l) To give effect to the change in status of certain U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the Internal Revenue Code upon consummation of the Acquisition.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 4.  INVENTORIES

     Inventories at June 30, 1997, and December 31, 1996, consist of the following:

                                                                JUNE 30,       DECEMBER 31,
                                                                  1997             1996
                                                               -----------     -------------
                                                               (UNAUDITED)
    Bowling Products, at FIFO:
      Raw materials..........................................    $13,603          $11,683
      Work in progress.......................................      2,493            2,335
      Finished goods and spare parts.........................     35,365           23,195
    Bowling Centers, at average cost:
      Merchandise inventory..................................      5,027            3,788
                                                                 -------          -------
                                                                 $56,488          $41,001
                                                                 =======          =======

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1997, and December 31, 1996, consists of the following:

                                                                 JUNE 30,       DECEMBER 31,
                                                                   1997             1996
                                                                -----------     ------------
                                                                (UNAUDITED)
    Land......................................................   $ 103,004        $ 90,512
    Buildings and improvements................................     306,848         265,461
    Equipment, furniture, and fixtures........................     386,580         304,067
    Other.....................................................       9,993           2,631
                                                                  --------        --------
                                                                   806,425         662,671
    Less: accumulated depreciation and amortization...........     (62,750)        (31,875)
                                                                  --------        --------
                                                                 $ 743,675        $630,796
                                                                  ========        ========

     Depreciation and amortization expense related to property and equipment was $30,875 and $7,445 for the six months ended June 30, 1997 and 1996, respectively.

NOTE 6.  LONG-TERM DEBT

     Long-term debt at June 30, 1997 and December 31, 1996 consists of the following:

                                                                                DECEMBER
                                                                 JUNE 30,         31,
                                                                   1997           1996
                                                                ----------     ----------
                                                                (UNAUDITED)
    Bank debt.................................................  $  677,875     $  564,625
    Exchange senior subordinated notes........................     250,000        250,000
    Exchange senior subordinated discount notes...............     291,446        274,663
    Mortgage and equipment notes..............................       1,970          1,965
                                                                ----------     ----------
              Total debt......................................   1,221,291      1,091,253
    Current maturities........................................     (74,876)       (42,376)
                                                                ----------     ----------
              Total long-term debt............................  $1,146,415     $1,048,877
                                                                ==========     ==========

     In May 1997, the Company amended to the Bank Credit Agreement to increase the flexibility and borrowing capacity of its ongoing acquisition program. As a result, the Company increased the availability under the Acquisition Facility to $230.0 million. As of July 31, 1997, $144.0 million was outstanding under the Acquisition Facility.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     In July 1997, the Company entered into an interest rate cap agreement to reduce the interest rate risk of its Senior Debt. The notional amount of this cap is $100.0 million. Under the terms of this agreement, the Company receives payment if the three month LIBOR rises above 7.00 percent through March 31, 1998.

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $1,401 and $2,530 for the three months and six months ended June 30, 1997, respectively. Interest expense for the interest rate cap agreement was $456 and $911 for the three months and six months ended June 30, 1997, respectively.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on Holdings' results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The total number of options to purchase shares of Parent Common Stock ("Stock Options") currently reserved and available for grant under the 1996 Stock Incentive Plan (the "Stock Incentive Plan") is 1,767,151. On June 11, 1997, the Executive Committee of the Parent's Board of Directors approved the grant of Stock Options to participants of the Stock Incentive Plan to purchase a total of 366,000 shares of Parent Common Stock at an exercise price of $10.00 per share. The number of Stock Options outstanding to senior management, other employees, and directors at June 30, 1997, after giving effect to the grant and to forfeited Stock Options, total 1,418,000 at an exercise price of $10.00 per share. In addition to Stock Options outstanding under the Stock Incentive Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at June 30, 1997.

NOTE 9.  ACQUISITIONS

     On April 24, 1997, the Company completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operated 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70 million, including repayment of certain debt and the purchase of related joint venture interests, and was funded from available borrowing under the Acquisition Facility. Between January 1, 1997 and June 30, 1997, the Company purchased an aggregate of 64 centers in the United States, seven centers in the United Kingdom, two centers in Australia, and certain related assets and liabilities from several unrelated sellers including ARC. The total purchase price was approximately $122.2 million, including certain adjustments and transaction costs, and was funded with $103.5 million from available borrowing under the Company's Acquisition Facility and the remainder from internally generated cash.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     In addition, between July 1, 1997, and July 31, 1997, the Company acquired six centers in the United States from two unrelated sellers. The aggregate purchase price was approximately $13.9 million, and was entirely funded from available borrowing under the Acquisition Facility. As a result of the acquisitions, and after giving effect to the closing of six centers in 1997, the Company owned or operated 327 U.S. centers and 87 international centers as of July 31, 1997.

     The Company has signed letters of intent and/or entered into purchase agreements in July 1997 regarding the acquisition of 25 additional U.S. centers from several unrelated sellers. The aggregate purchase price is expected to be approximately $49.2 million, and will be funded primarily with available borrowing under the Acquisition Facility.

     In April 1997, the Company entered into a joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate. Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Hong Leong, is expected to build and operate up to 20 bowling centers, during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in the Philippines, Malaysia, Vietnam, Indonesia, Thailand and China.

     In June 1997, the Company signed an agreement to enter into a joint venture arrangement with Playcenter S.A., a Sao Paulo based amusement and entertainment company. Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Playcenter is expected to build or assume ownership of, and operate, up to 39 bowling centers, in Brazil and Argentina during the next four years.

     The Company expects its total investments in the joint ventures with Hong Leong and Playcenter to be approximately $12 million and $14 million, respectively, and expects each joint venture to finance the construction of bowling centers with financing that is non-recourse to the Company.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 10.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operating bowling centers and manufacturing of bowling and related products. Information concerning operations in these businesses for the three months ended June 30, 1997 and 1996, respectively, is presented below (in millions):

                                                                   AMF GROUP HOLDINGS INC.
                                                               THREE MONTHS ENDED JUNE 30, 1997
                                    --------------------------------------------------------------------------------------
                                         BOWLING CENTERS              BOWLING PRODUCTS
                                    --------------------------   --------------------------
                                              INTER-     SUB-              INTER-     SUB-                 ELIM-
                                     U.S.    NATIONAL   TOTAL     U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS  TOTAL
                                    ------   --------   ------   ------   --------   ------   ---------   -------   ------
Revenue from unaffiliated
  customers.......................  $ 66.1    $ 26.5    $ 92.6   $ 24.2    $ 43.7    $ 67.9     $  --      $  --    $160.5
Intersegment sales................      --        --        --      3.3       1.5       4.8        --         --       4.8
Operating income (loss)...........    (0.3)      3.1       2.8      9.4       4.8      14.2      (4.8)       0.4      12.6
Depreciation and amortization.....    13.6       4.7      18.3      4.8       0.3       5.1        --       (0.4)     23.0
Capital expenditures..............    15.0       1.5      16.5      1.0       0.2       1.2       1.1       (0.1)     18.7
Research and development
  expense.........................      --        --        --      0.7        --       0.7        --         --       0.7

                                                                   AMF GROUP HOLDINGS INC.
                                                               THREE MONTHS ENDED JUNE 30, 1996
                                    --------------------------------------------------------------------------------------
                                         BOWLING CENTERS              BOWLING PRODUCTS
                                    --------------------------   --------------------------
                                              INTER-     SUB-              INTER-     SUB-                 ELIM-
                                     U.S.    NATIONAL   TOTAL     U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS  TOTAL
                                    ------   --------   ------   ------   --------   ------   ---------   -------   ------
Revenue from unaffiliated
  customers.......................  $ 23.3    $ 16.2    $ 39.5   $ 15.7    $ 18.2    $ 33.9     $  --      $  --    $ 73.4
Intersegment sales................      --        --        --      0.6       1.3       1.9        --         --       1.9
Operating income (loss)...........    (3.6)      2.3      (1.3)     4.5       1.2       5.7      (0.2)      (0.2)      4.0
Depreciation and amortization.....     6.2       2.6       8.8      3.0       0.1       3.1        --       (0.2)     11.7
Capital expenditures..............     1.5       1.7       3.2      0.2       0.2       0.4        --       (0.3)      3.3
Research and development
  expense.........................      --        --        --      1.1        --       1.1        --         --       1.1

                                                                     PREDECESSOR COMPANY
                                                                ONE MONTH ENDED APRIL 30, 1996
                                    --------------------------------------------------------------------------------------
                                         BOWLING CENTERS              BOWLING PRODUCTS
                                    --------------------------   --------------------------
                                              INTER-     SUB-              INTER-     SUB-                 ELIM-
                                     U.S.    NATIONAL   TOTAL     U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS  TOTAL
                                    ------   --------   ------   ------   --------   ------   ---------   -------   ------
Revenue from unaffiliated
  customers.......................  $ 16.9    $  8.5    $ 25.4   $  9.4    $  6.8    $ 16.2     $  --      $  --    $ 41.6
Intersegment sales................      --        --        --      0.4       1.3       1.7        --         --       1.7
Operating loss....................   (11.7)     (8.2)    (19.9)   (13.4)     (3.4)    (16.8)       --       (0.2)    (36.9)
Depreciation and amortization.....     3.5       0.5       4.0      0.3        --       0.3        --       (0.2)      4.1
Capital expenditures..............     1.6       1.1       2.7      0.1        --       0.1        --       (0.3)      2.5
Research and development
  expense.........................      --        --        --      0.4        --       0.4        --         --       0.4

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     Information concerning operation of bowling centers and manufacturing of bowling and related products for the six months ended June 30, 1997 and 1996, respectively, is presented below (in millions):

                                                                  AMF GROUP HOLDINGS INC.
                                                               SIX MONTHS ENDED JUNE 30, 1997
                                 ------------------------------------------------------------------------------------------
                                       BOWLING CENTERS               BOWLING PRODUCTS
                                 ----------------------------   --------------------------
                                           INTER-      SUB-               INTER-     SUB-                 ELIM-
                                  U.S.    NATIONAL    TOTAL      U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS   TOTAL
                                 ------   --------   --------   ------   --------   ------   ---------   -------   --------
Revenue from unaffiliated
  customers....................  $148.7    $ 52.4    $  201.1   $ 47.7    $ 69.3    $117.0     $  --      $  --    $  318.1
Intersegment sales.............      --        --          --      5.3       2.4       7.7        --         --         7.7
Operating income (loss)........    22.8       5.9        28.7     16.1       5.3      21.4      (8.4)       0.7        42.4
Identifiable assets............   729.0     306.1     1,035.1    615.7      58.2     673.9       5.8        0.6     1,715.4
Depreciation and
  amortization.................    25.1       9.2        34.3      9.3       0.6       9.9        --       (0.8)       43.4
Capital expenditures...........    19.0       3.0        22.0      1.9       0.4       2.3       1.5       (0.2)       25.6
Research and development
  expense......................      --        --          --      0.7        --       0.7        --         --         0.7

                                                                  AMF GROUP HOLDINGS INC.
                                                               SIX MONTHS ENDED JUNE 30, 1996
                                 ------------------------------------------------------------------------------------------
                                       BOWLING CENTERS               BOWLING PRODUCTS
                                 ----------------------------   --------------------------
                                           INTER-      SUB-               INTER-     SUB-                 ELIM-
                                  U.S.    NATIONAL    TOTAL      U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS   TOTAL
                                 ------   --------   --------   ------   --------   ------   ---------   -------   --------
Revenue from unaffiliated
  customers....................  $ 23.3    $ 16.2    $   39.5   $ 15.7    $ 18.2    $ 33.9     $  --      $  --        73.4
Intersegment sales.............      --        --          --      0.6       1.3       1.9        --         --         1.9
Operating income (loss)........    (3.6)      2.3        (1.3)     4.5       1.2       5.7      (0.2)      (0.2)        4.0
Depreciation and
  amortization.................     6.2       2.6         8.8      3.0       0.1       3.1        --       (0.2)       11.7
Capital expenditures...........     1.5       1.7         3.2      0.2       0.2       0.4        --       (0.3)        3.3
Research and development
  expense......................      --        --          --      1.1        --       1.1        --         --         1.1

                                                                    PREDECESSOR COMPANY
                                                              FOUR MONTHS ENDED APRIL 30, 1996
                                 ------------------------------------------------------------------------------------------
                                       BOWLING CENTERS               BOWLING PRODUCTS
                                 ----------------------------   --------------------------
                                           INTER-      SUB-               INTER-     SUB-                 ELIM-
                                  U.S.    NATIONAL    TOTAL      U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS   TOTAL
                                 ------   --------   --------   ------   --------   ------   ---------   -------   --------
Revenue from unaffiliated
  customers....................  $ 75.0    $ 33.5    $  108.5   $ 27.7    $ 28.7    $ 56.4     $  --      $  --    $  164.9
Intersegment sales.............      --        --          --      3.4       1.2       4.6        --         --         4.6
Operating income (loss)........     3.6      (2.5)        1.1     (6.5)     (3.1)     (9.6)       --       (0.5)       (9.0)
Depreciation and
  amortization.................    11.8       2.5        14.3      1.0       0.2       1.2        --       (0.4)       15.1
Capital expenditures...........     5.1       2.3         7.4      0.4        --       0.4        --       (0.9)        6.9
Research and development
  expense......................      --        --          --      0.8        --       0.8        --         --         0.8

NOTE 11.  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating financial information presents:

     - Condensed consolidating balance sheet as of June 30, 1997, and consolidating statements of income and cash flows for the six months ended June 30, 1997.

     -  Elimination entries necessary to combine the entities comprising
        Holdings.

     The Exchange Notes are jointly and severally guaranteed on a full and unconditional basis by Holdings and by the first and second-tier subsidiaries of the Company. Third-tier subsidiaries of the Company have not provided guarantees.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                GUARANTOR   NON-GUARANTOR
                                                COMPANIES     COMPANIES    ELIMINATIONS  CONSOLIDATED
                                                ----------  -------------  ------------  ----------
Current assets:
  Cash and cash equivalents.................... $   15,651     $   989       $     --    $   16,640
  Accounts and notes receivable, net of
     allowance for doubtful accounts...........     55,738       1,382             --        57,120
  Accounts receivable -- intercompany..........      2,889       4,609         (7,498)           --
  Inventories..................................     54,535       1,953             --        56,488
  Deferred taxes and other.....................     11,343       1,867             --        13,210
                                                ----------     -------       --------    ----------
     Total current assets......................    140,156      10,800         (7,498)      143,458
Notes receivable -- intercompany...............     15,771      10,663        (26,434)           --
Property and equipment, net....................    702,932      39,712          1,031       743,675
Investment in subsidiaries.....................     26,099          --        (26,099)           --
Goodwill and other assets......................    821,781       6,518             --       828,299
                                                ----------     -------       --------    ----------
     Total assets.............................. $1,706,739     $67,693       $(59,000)   $1,715,432
                                                ==========     =======       ========    ==========

                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................. $   30,786     $ 1,971       $     --    $   32,757
  Accounts payable -- intercompany.............         74       7,424         (7,498)           --
  Accrued expenses.............................     49,769       4,781             --        54,550
  Income taxes payable.........................      3,218       1,270             --         4,488
  Note payable.................................     30,000          --             --        30,000
  Long-term debt, current portion..............     44,876          --             --        44,876
                                                ----------     -------       --------    ----------
     Total current liabilities.................    158,723      15,446         (7,498)      166,671
Long-term debt.................................  1,146,415          --             --     1,146,415
Notes payable -- intercompany..................      1,327      25,107        (26,434)           --
Other long-term liabilities....................      6,383          --             --         6,383
Deferred income taxes..........................      3,881       1,041             --         4,922
                                                ----------     -------       --------    ----------
     Total liabilities.........................  1,316,729      41,594        (33,932)    1,324,391
                                                ----------     -------       --------    ----------
Commitments and contingencies
Stockholder's equity:
  Common stock.................................         --       3,940         (3,940)           --
  Paid-in capital..............................    427,446      24,522        (22,518)      429,450
  Retained earnings (deficit)..................    (31,270)      3,174         (4,147)      (32,243)
  Equity adjustment from foreign currency
     translation...............................     (6,166)     (5,537)         5,537        (6,166)
                                                ----------     -------       --------    ----------
     Total stockholder's equity................    390,010      26,099        (25,068)      391,041
                                                ----------     -------       --------    ----------
     Total liabilities and stockholder's
       equity.................................. $1,706,739     $67,693       $(59,000)   $1,715,432
                                                ==========     =======       ========    ==========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                GUARANTOR   NON-GUARANTOR
                                                COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                                ---------   -------------   ------------   ------------
Operating revenues...........................   $ 298,354      $20,625        $   (911)      $318,068
                                                 --------      -------           -----       --------
Operating expenses:
  Cost of goods sold.........................      83,875        2,818            (609)        86,084
  Bowling center operating expenses..........     105,290       10,938            (190)       116,038
  Selling, general, and administrative
     expenses................................      28,714        1,458              --         30,172
  Depreciation and amortization..............      40,632        2,985            (193)        43,424
                                                 --------      -------           -----       --------
          Total operating expenses...........     258,511       18,199            (992)       275,718
                                                 --------      -------           -----       --------
     Operating income........................      39,843        2,426              81         42,350
Nonoperating expenses (income):
  Interest expense...........................      57,180          274              --         57,454
  Other (income) expense, net................         (86)       1,079           1,327          2,320
  Interest income............................        (948)        (107)             --         (1,055)
  Equity in earnings of subsidiaries.........         246           --            (246)            --
                                                 --------      -------           -----       --------
          Total nonoperating expenses........   $  56,392        1,246           1,081         58,719
                                                 --------      -------           -----       --------
     Income (loss) before income taxes.......     (16,549)       1,180          (1,000)       (16,369)
     Provision (benefit) for income taxes....      (5,617)       1,426              --         (4,191)
                                                 --------      -------           -----       --------
          Net loss...........................   $ (10,932)     $  (246)       $ (1,000)      $(12,178)
                                                 ========      =======           =====       ========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                              GUARANTOR    NON-GUARANTOR
                                              COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                              ----------   -------------   ------------   ------------
Cash flows from operating activities:
  Net loss..................................  $  (10,932)    $    (246)      $ (1,000)     $  (12,178)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization..........      40,632         2,985           (193)         43,424
     Deferred income taxes..................      (1,775)           --             --          (1,775)
     Amortization of bond discount..........      16,788            --             --          16,788
     Equity in earnings of subsidiaries.....        (246)           --            246              --
     Loss on the sale of property and
       equipment, net.......................          94            --             --              94
     Changes in assets and liabilities:
       Accounts and notes receivable........     (17,750)         (192)            --         (17,942)
       Receivables and
          payables -- affiliates............     (13,502)       13,502             --              --
       Inventories..........................     (15,383)         (494)            --         (15,877)
       Other assets.........................     (20,128)         (774)          (492)        (21,394)
       Accounts payable and accrued
          expenses..........................         (50)        1,482             --           1,432
       Income taxes payable.................       1,745           503             --           2,248
       Other long-term liabilities..........      13,345            --             --          13,345
                                               ---------      --------        -------       ---------
          Net cash provided by (used in)
            operating activities............       7,162        16,766         (1,439)          8,165
                                               ---------      --------        -------       ---------
Cash flows from investing activities:
  Acquisitions of operating units, net of
     cash acquired..........................    (105,444)      (16,721)            --        (122,165)
  Purchases of property and equipment.......     (24,228)       (1,523)           112         (25,639)
  Proceeds from sale of property and
     equipment..............................         268            --             --             268
                                               ---------      --------        -------       ---------
          Net cash provided by (used in)
            investing activities............    (129,404)      (18,244)           112        (147,536)
                                               ---------      --------        -------       ---------
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     deferred financing costs...............     133,500            --             --         133,500
  Payment on long-term debt.................     (20,250)           --             --         (20,250)
  Dividend to Parent........................        (500)       (1,327)         1,327            (500)
  Noncompete obligations....................        (322)           --             --            (322)
                                               ---------      --------        -------       ---------
          Net cash provided by financing
            activities......................     112,428        (1,327)         1,327         112,428
                                               ---------      --------        -------       ---------
     Effect of exchange rates on cash.......         112           (97)            --              15
                                               ---------      --------        -------       ---------
     Net decrease in cash...................     (24,026)       (2,902)            --         (26,928)
     Cash and cash equivalents at beginning
       of period............................      39,677         3,891             --          43,568
                                               ---------      --------        -------       ---------
     Cash and cash equivalents at end of
       period...............................  $   15,651     $     989       $     --      $   16,640
                                               =========      ========        =======       =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors
and the Stockholders
AMF Bowling Group

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of AMF Bowling Group at April 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the period ended April 30, 1996 and for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Norfolk, Virginia
June 28, 1996

                               AMF BOWLING GROUP

                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                     APRIL 30,     DECEMBER 31,
                                                                       1996            1995
                                                                     ---------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................   $  21,913       $  9,732
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $3,110 and $3,373, respectively..................      33,887         39,026
  Accounts and notes receivable -- affiliates.....................         166          3,979
  Inventories.....................................................      43,296         39,821
  Prepaid expenses and other......................................       6,113          5,182
                                                                      --------       --------
          Total current assets....................................     105,375         97,740
Notes receivable -- affiliates....................................          --         22,941
Property and equipment, net.......................................     251,544        259,724
Other assets......................................................      18,330         19,973
                                                                      --------       --------
          Total assets............................................   $ 375,249       $400,378
                                                                      ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................   $  23,670       $ 23,641
  Book overdrafts.................................................       5,724          2,362
  Accrued expenses and deposits...................................      34,916         30,328
  Accounts and notes payable -- affiliates........................          --          1,989
  Long-term debt, current portion.................................          10          1,084
  Income taxes payable............................................       1,757          7,129
                                                                      --------       --------
          Total current liabilities...............................      66,077         66,533
Long-term debt....................................................       1,958         19,550
Notes payable -- affiliates.......................................          --        146,727
Other liabilities.................................................       2,811          5,856
Deferred income taxes.............................................       1,429            174
                                                                      --------       --------
          Total liabilities.......................................      72,275        238,840
                                                                      --------       --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock....................................................         454          1,538
  Paid-in capital.................................................     251,770         63,781
  Retained earnings...............................................      52,302        101,080
  Equity adjustment from foreign currency translation.............      (1,552)        (3,400)
  Notes receivable stock subscription.............................          --         (1,461)
                                                                      --------       --------
          Total stockholders' equity..............................     302,974        161,538
                                                                      --------       --------
          Total liabilities and stockholders' equity..............   $ 375,249       $400,378
                                                                      ========       ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Operating revenues:
  Sales of products and services.......................   $ 164,371      $563,998     $515,426
  Revenue from operating lease activities..............         573           926        2,360
                                                           --------      --------     --------
          Total operating revenues.....................     164,944       564,924      517,786
                                                           --------      --------     --------
Operating expenses:
  Cost of sales, excluding depreciation of $791,
     $2,531, and $1,691, respectively..................      43,118       184,129      196,043
  Bowling center operations............................      80,156       166,465      115,147
  Selling, general and administrative..................      35,557        50,778       57,142
  Depreciation and amortization........................      15,097        39,139       24,776
                                                           --------      --------     --------
          Total operating expenses.....................     173,928       440,511      393,108
                                                           --------      --------     --------
          Operating (loss) income......................      (8,984)      124,413      124,678
Nonoperating income (expenses):
  Interest expense.....................................      (4,504)      (15,711)      (7,394)
  Other expenses, net..................................        (692)       (1,043)      (1,188)
  Interest income......................................         611         2,184          526
  Foreign currency transaction loss....................         (29)         (979)        (867)
                                                           --------      --------     --------
(Loss) income before income taxes......................     (13,598)      108,864      115,755
Income tax benefit (expense)...........................       1,731       (12,098)     (16,452)
                                                           --------      --------     --------
          Net (loss) income............................   $ (11,867)     $ 96,766     $ 99,303
                                                           ========      ========     ========

PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Net (loss) income before income taxes and pro forma
  adjustments..........................................   $ (13,598)     $108,864     $115,755
Pro forma C Corporation -- tax benefit (provision).....       5,065       (40,616)     (42,972)
                                                           --------      --------     --------
Pro forma net (loss) income............................   $  (8,533)     $ 68,248     $ 72,783
                                                           ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Cash flows from operating activities:
  Net (loss) income....................................   $ (11,867)     $ 96,766     $ 99,303
  Adjustments to reconcile net (loss) income to net
     cash provided by operating activities:
     Depreciation and amortization.....................      15,097        39,139       24,776
     Deferred income taxes.............................         414          (830)         (19)
     Loss on sale of property and equipment, net.......          --           567          911
     Changes in assets and liabilities, net of effects
       from companies acquired:
       Accounts and notes receivable, net..............       4,784        10,630       (9,014)
       Receivables and payables -- affiliates..........       1,535         6,147        4,725
       Inventories.....................................      (3,631)       (5,996)      (1,411)
       Other assets and liabilities....................      (2,673)         (101)      (1,000)
       Accounts payable and accrued expenses...........       8,713       (18,741)       3,838
       Income taxes payable............................      (5,745)       (2,830)      (2,390)
                                                           --------      --------     --------
       Net cash provided by operating activities.......       6,627       124,751      119,719
                                                           --------      --------     --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired..........................................          --            --      (17,307)
  Purchase of property and equipment...................      (6,874)      (29,965)     (17,788)
  Proceeds from sales of property and equipment........          --         1,410        1,535
  Other................................................       2,989           229          941
                                                           --------      --------     --------
       Net cash used for investing activities..........      (3,885)      (28,326)     (32,619)
                                                           --------      --------     --------
Cash flows from financing activities:
  Payments on credit note agreements, net..............          --       (11,057)      (3,689)
  Distributions to stockholders........................     (36,721)      (71,851)     (78,170)
  Payment of long-term debt............................      (3,812)      (10,285)      (1,104)
  Payment for redemption of stock......................          --        (3,960)          --
  Proceeds (payments) on notes payable -- stockholders,
     net...............................................       1,236        (3,793)      (8,560)
  Capital contributions by stockholders................      24,805         8,329        2,109
  Collection of notes receivable -- affiliates.........      19,408            --           --
  Other................................................       3,988        (2,056)        (212)
                                                           --------      --------     --------
       Net cash provided by (used for) financing
          activities...................................       8,904       (94,673)     (89,626)
       Effect of exchange rates on cash................         535          (194)       2,759
                                                           --------      --------     --------
Net increase in cash...................................      12,181         1,558          233
Cash at beginning of period............................       9,732         8,174        7,941
                                                           --------      --------     --------
Cash at end of period..................................   $  21,913      $  9,732     $  8,174
                                                           ========      ========     ========

See Note 11 for supplemental disclosures to the Combined Statements of Cash
Flows.

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                 EQUITY
                                                               ADJUSTMENT
                                                              FROM FOREIGN                 TOTAL
                              COMMON    PAID-IN    RETAINED     CURRENCY               STOCKHOLDERS'
                               STOCK    CAPITAL    EARNINGS   TRANSLATION     OTHER       EQUITY
                              -------   --------   --------   ------------   -------   -------------
Balance,
  December 31, 1993.........  $ 1,536   $ 46,714   $ 45,573     $ (5,389)    $    --     $  88,434

  Net income................       --         --     99,303           --          --        99,303
  Distribution to
     stockholders...........       --         --    (78,170)          --          --       (78,170)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        2,087          --         2,087
  Capital contributions.....       --      2,109         --           --          --         2,109
  The Reece Corporation
     merger.................       --      9,184      9,459           --          --        18,643
  Other.....................       --        (32)        --           --          --           (32)
                              -------   --------   --------      -------     -------      --------
Balance,
  December 31, 1994.........    1,536     57,975     76,165       (3,302)         --       132,374

  Net income................       --         --     96,766           --          --        96,766
  Distribution to
     stockholders...........       --         --    (71,851)          --          --       (71,851)
  Redemption of stock.......       --     (3,960)        --           --          --        (3,960)
  Decrease in equity
     adjustment from foreign
     currency translation...       --         --         --          (98)         --           (98)
  Sale of stock.............        2      1,479         --           --      (1,479)            2
  Capital contributions.....       --      8,329         --           --          --         8,329
  Other.....................       --        (42)        --           --          18           (24)
                              -------   --------   --------      -------     -------      --------
Balance,
  December 31, 1995.........    1,538     63,781    101,080       (3,400)     (1,461)      161,538

  Net loss..................       --         --    (11,867)          --          --       (11,867)
  Distribution to
     stockholders...........       --         --    (36,721)          --          --       (36,721)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        1,665          --         1,665
  Payment of notes
     receivable
     officer/stockholder....       --         --         --           --       1,461         1,461
  Capital contributions.....      102    187,989         --           --          --       188,091
  Other.....................   (1,186)        --       (190)         183          --        (1,193)
                              -------   --------   --------      -------     -------      --------
Balance, April 30, 1996.....  $   454   $251,770   $ 52,302     $ (1,552)    $    --     $ 302,974
                              =======   ========   ========      =======     =======      ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 1 -- ORGANIZATION

     AMF Bowling Group ("the Combined Companies") consisted of the following entities:

S CORPORATIONS

- AMF Bowling, Inc. ("AMF Bowling")
- AMF Bowling Centers, Inc. ("AMF Bowling Centers")
- AMF Beverage Company of Oregon, Inc.
- King Louis Lenexa, Inc.
- AMF Bowling Centers (Aust) International Inc.
- AMF Bowling Centers (Canada) International Inc.
- AMF BCO - France One, Inc.
- AMF BCO - France Two, Inc.
- AMF Bowling Centers (Hong Kong) International Inc.
- AMF Bowling Centers International Inc. - Japan
- AMF Bowling Mexico Holding, Inc.
- Boliches AMF, Inc.
- AMF Bowling Centers II Inc. - Switzerland
- AMF BCO - U.K. One, Inc.
- AMF BCO - U.K. Two, Inc.
- AMF BCO - China, Inc.
- AMF Bowling Centers China, Inc.

OTHER

- AMF Catering Services Pty, Ltd.
- Bush River Corporation

     Pursuant to a Stock Purchase Agreement dated February 16, 1996 between AMF Group Holdings, Inc. and the stockholders of AMF Bowling Group (the "Combined Companies"), on May 1, 1996, AMF Group Holdings, Inc. (the "Company"), through its subsidiaries, acquired the Combined Companies in a stock purchase of all the outstanding stock of the separate domestic and foreign corporations that constitute substantially all of the Combined Companies and through the purchase of certain assets of the Combined Companies' bowling center operations in Spain and Switzerland. Prior to the acquisition, the Combined Companies were controlled by the Virginia Investment Trust.

     The Combined Companies operated bowling centers in the United States and in 9 foreign countries and manufactured and distributed a full line of bowling and leisure related products. The principal markets for bowling and leisure related equipment are domestic and foreign independent bowling center operators. The accompanying combined financial statements have been prepared for the purpose of presenting the financial position and results of operations of the bowling related operations of the various entities.

     The Company did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the sellers) and, accordingly, the April 30, 1996 combined financial statements exclude the assets of these centers. As a result of the acquisition, the Company, at May 1, 1996, owns or operates 205 of the Combined Companies' domestic bowling centers and 78 international bowling centers (205 domestic bowling centers and 80 international bowling centers at December 31, 1995). The purchase price for the acquisition was approximately $1,300,000, subject to certain postclosing adjustments, less approximately $2,000

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

representing debt of the Combined Companies which remained in place following the closing of the acquisition (the "Closing").

     The revaluation, in accordance with Accounting Principles Board Opinion No. 16, of the Combined Companies' assets and liabilities as a result of the Stock Purchase Agreement has not been reflected in the accompanying combined financial statements. In addition, no adjustments have been recorded to reflect any tax liability resulting from the stock purchase and the related Section 338(h)(10) election.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting and conform in all material respects to accounting principles generally accepted in the United States. The accompanying combined financial statements are stated in U.S. dollars. All significant intercompany and intracompany balances and transactions have been eliminated in the accompanying combined financial statements.

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, product warranty costs and litigation and claims. Actual results could differ from those estimates.

  Fiscal year

     The entities included in the accompanying combined financial statements operate on fiscal years ending on December 31, except for AMF Bowling Centers, which operated on a 52-week period ended on the last Sunday in December during 1994, and the Fair Lanes operation which operated on a fiscal period ended on December 29, 1994. For 1995, AMF Bowling Centers, including the acquired Fair Lanes operation, adopted a calendar month-end; accordingly, the results of operations for the period ended December 31, 1995 include AMF Bowling Centers' operations for the period December 26, 1994 (December 30, 1994 with respect to Fair Lanes operations) through December 31, 1995.

  Revenue recognition

     Revenue is generally recognized from the sale of products at the time the products are shipped. For larger contract orders, the Combined Companies generally require that customers submit a deposit as a condition of accepting the order. For nonaffiliate international sales, the Combined Companies generally require the customer to obtain a letter of credit prior to shipment.

  Warranty costs

     AMF Bowling offers warranties for its various products and provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

sold. Warranty expense aggregated approximately $1,313 for the four months ended April 30, 1996 and $2,748 and $4,963 for the years ended December 31, 1995 and 1994, respectively.

  Cash and cash equivalents

     For the purpose of the statement of cash flows, the Combined Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents.

  Inventories

     Manufacturing inventory is valued at the lower of cost or market, cost being determined using the last-in, first-out ("LIFO") method for domestic inventories and the first-in, first-out ("FIFO") method for foreign inventories.

     Bowling center inventory is valued at the lower of cost or market with the cost being determined using the actual or average cost method.

  Property and equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized to the property accounts. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the property accounts, and any gain or loss is recognized.

     Property and equipment are depreciated over their estimated useful lives using straight-line and accelerated methods. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

                Buildings and improvements....................  5 - 40 years
                Bowling and related equipment.................  5 - 10 years
                Manufacturing equipment.......................  2 - 7 years
                Furniture and fixtures........................  3 - 8 years

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 is effective for fiscal year 1996 for the Company. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The adoption of SFAS No. 121 did not have a material effect on the financial position or results of operations of the Company.

  Income taxes

     Certain of the Combined Companies included in the accompanying combined financial statements have elected S Corporation status under the Internal Revenue Code (see Note 1). As an S Corporation, the companies may be liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes are the responsibility of the Combined Companies' stockholders.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The foreign branches of the S Corporations and other foreign entities file income tax returns and pay taxes in their respective countries. The stockholders receive a tax credit, subject to certain limitations, in their U.S. federal income tax returns for foreign taxes paid by the foreign branches of the U.S. Corporation and certain other foreign entities.

     The Combined Companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS No. 109"). SFAS No. 109 mandates the liability method for computing deferred income taxes. Because the Combined Companies have elected S Corporation status, deferred income taxes are only provided with respect to state and foreign income taxes.

  Research and development costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged against income were approximately $875 for the four months ended April 30, 1996 and $3,600 and $3,075 for the years ended December 31, 1995 and 1994, respectively.

  Advertising costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amounts charged against income were approximately $3,575 for the four months ended April 30, 1996 and $12,250 and $10,400 for the years ended December 31, 1995 and 1994, respectively.

  Foreign currency

     In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," all assets and liabilities of the Combined Companies' foreign operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Revenues and expenses of foreign operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in nonlocal currencies. Adjustments resulting from the translation of financial statements of foreign operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying combined balance sheets. Gains and losses arising from transactions in foreign currencies are included as a separate item in the accompanying combined statement of operations.

  Fair value of financial instruments

     The carrying value of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value at April 30, 1996 and December 31, 1995 because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value as of April 30, 1996 and December 31, 1995 based upon market rates for similar instruments.

  Noncompete agreements

     The Combined Companies have certain noncompete agreements with individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8%-10%. The assets are included in other current and noncurrent assets and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations were $3,095 at April 30, 1996 and $3,300 at December 31, 1995.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Common stock

     The common stock account represents the aggregate number of shares outstanding for all the Combined Companies multiplied by the respective par value at each of the Combined Companies.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Combined Companies had related party transactions with several companies which are affiliated through common ownership and with certain of its officers, directors and stockholders. The majority of balances with affiliated companies were liquidated on or prior to April 30, 1996. Interest income and expense during the four months ended April 30, 1996 were not significant to the operating results of the Combined Companies. A summary of the significant balances and transactions with related parties follows.

     Accounts and notes receivable -- affiliates, including accrued interest, at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts receivable -- affiliates...................    $ 166         $   2,084
                                                                  ===           =======
        Notes receivable -- AMF Reece.......................    $  --         $  12,910
        Notes receivable -- stockholders....................       --            11,130
        Note receivable -- AMF Machinery Systems
          ("AMS")...........................................       --               796
                                                                  ---           -------
                                                                   --            24,836
        Current maturities..................................       --            (1,895)
                                                                  ---           -------
                                                                $  --         $  22,941
                                                                  ===           =======

     Notes receivable -- AMF Reece represented various notes, plus accrued and unpaid interest income, between AMF Bowling and AMF Reece, an affiliated company. The notes earned interest monthly based on the LIBOR rate plus .75%, which was 6.48% at December 31, 1995. Interest income was $762 for the year ended December 31, 1995.

     Notes receivable -- stockholders represented notes of $9,394 plus accrued and unpaid interest income, between the Combined Companies and its stockholders. Interest on the notes was at the LIBOR plus .75% rate, which was 6.48% at December 31, 1995. Interest income for the years ended December 31, 1995 and 1994 was $602 and $70, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Accounts and notes payable -- affiliates at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts payable -- stockholders....................     $--          $     322
        Accounts payable -- AMS.............................      --              1,619
        Accounts payable -- CCA Industries..................      --                 48
                                                                 ---            -------
                                                                 $--          $   1,989
                                                                 ===            =======
        Notes payable -- stockholders.......................     $--          $ 117,022
        Note payable -- Fair Lanes, Inc.....................      --             24,096
        Notes payable -- AMS................................      --              5,609
        Capital lease obligations -- Commonwealth
          Leasing Corporation ("CLC").......................      --                 --
                                                                 ---            -------
                                                                  --            146,727
        Current maturities..................................      --                 --
                                                                 ---            -------
        Long-term portion...................................     $--          $ 146,727
                                                                 ===            =======

     Notes payable -- stockholders included $88,323, plus accrued and unpaid interest, at December 31, 1995 of 9.5% of Fair Lanes, Inc. ("Fair Lanes") notes which were acquired by certain stockholders in conjunction with the acquisition of Fair Lanes. A portion of the notes were acquired by the stockholders as a result of the plan of reorganization (Note 14). The note balance included interest from the period July 15, 1994 through January 15, 1995 which was paid through the issuance of additional notes. The notes were assumed by AMF Bowling Centers in connection with the acquisition of the assets of Fair Lanes on July 2, 1995. The notes, originally payable in 2001, were paid prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the years ended December 31, 1995 and 1994 was approximately $8,053 and $1,900, respectively.

     Notes payable -- stockholders included $16,773, plus accrued and unpaid interest, on a $60,000 revolving line of credit between AMF Bowling Centers and its stockholders which originally matured on December 31, 1998. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest on the notes was at the lesser of the prime rate or the LIBOR rate plus 0.50% (6.23% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $562 and $1,922 for the years ended December 31, 1995 and 1994, respectively.

     Also, included in notes payable -- stockholders was a $1,943 note, plus accrued and unpaid interest, which represented the balance outstanding on a $16,000 revolving line of credit between AMF Bowling and its stockholders. Interest on the note was at the prime rate (8.50% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on this note was $179 for the year ended December 31, 1995.

     The average amount outstanding under the various lines of credit was $7,865 during fiscal 1995 and $34,733 during fiscal 1994. The maximum amount outstanding under these agreements was $21,246 during fiscal 1995 and $43,403 during fiscal 1994. The average interest rate on the outstanding debt was 7.5% during fiscal 1995 and 5.56% during fiscal 1994.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Note payable -- Fair Lanes related to the acquisition of Fair Lanes net assets by AMF Bowling Centers from the AMF stockholders. Interest on the note was at prime (8.50% at December 31, 1995). The note, originally payable on December 31, 1998, was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the year ended December 31, 1995 was $1,187.

     The notes payable of $5,609 to AMS consisted of various notes plus accrued and unpaid interest (at 8.5%-11%) and were payable on demand. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $417 and $380 for the years ended December 31, 1995 and 1994, respectively.

  Other related party transactions

     The Combined Companies were charged $512 for the four months ended April 30, 1996 and $1,622 and $1,198 for the years ended December 31, 1995 and 1994, respectively, in management fees for certain consulting and administrative services performed by affiliated companies.

     In May 1995, the Combined Companies began purchasing health insurance from CCA Industries, an affiliated company, on a fully insured basis. Total premiums for the four months ended April 30, 1996 were $411 and for the period from May 1995 to December 31, 1995 aggregated $889.

     During the year ended December 31, 1995, Fair Lanes acquired equipment which was leased from Commonwealth Leasing Corporation ("CLC"), an affiliated company, for $1,367. The difference between the capitalized lease obligation and the purchase price was treated as an adjustment of the notes payable -- Fair Lanes.

     The Combined Companies purchased used bowling equipment from CLC for $1,429 and $984 during the years ended 1995 and 1994, respectively.

     The Combined Companies charged service fees and sales commissions of $53 and $126 for the years ended December 31, 1995 and 1994, respectively, to Commonwealth Leasing Corporation, an affiliated company. These charges have been treated as reductions in selling, general and administrative expenses.

     The Combined Companies lease equipment from CCA Financial, an affiliated company. Rent expense was $203 for the four months ended April 30, 1996 and $444 and $550 for the years ended December 31, 1995 and 1994, respectively.

NOTE 4 -- INVENTORIES

     Inventories at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Raw materials.......................................   $ 10,325       $ 10,590
        Work-in-progress....................................      2,084          1,522
        Finished goods and spare parts......................     28,661         24,920
        Merchandise inventory...............................      3,033          4,045
                                                                -------        -------
                                                                 44,103         41,077
        Inventory valuation reserves........................       (807)        (1,256)
                                                                -------        -------
                                                               $ 43,296       $ 39,821
                                                                =======        =======

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Inventories were determined using the following methods at April 30, 1996 and December 31, 1995:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        LIFO (Domestic manufacturing).......................   $ 27,128       $ 24,389
        FIFO (Foreign manufacturing)........................     13,135         11,387
        Other (Merchandise inventory).......................      3,033          4,045
                                                                -------        -------
                                                               $ 43,296       $ 39,821
                                                                =======        =======

     If LIFO inventories had been valued at current costs, they would have been greater by $2,527 at April 30, 1996 and $2,496 at December 31, 1995.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment at April 30, 1996 and December 31, 1995 consist of the following:

                                                            APRIL 30,     DECEMBER 31,
                                                              1996            1995
                                                            ---------     ------------
        Land............................................    $  25,891      $   25,692
        Buildings and improvements......................      143,147         138,448
        Equipment, furniture and fixtures...............      256,308         251,936
        Construction in progress........................          110           1,925
                                                            ---------       ---------
                                                              425,456         418,001
        Less: accumulated depreciation and
          amortization..................................     (173,912)       (158,277)
                                                            ---------       ---------
                                                            $ 251,544      $  259,724
                                                            =========       =========

     Depreciation expense was $14,523 for the four months ended April 30, 1996 and $37,889 and $23,184 for the years ended December 31, 1995 and 1994, respectively.

NOTE 6 -- ACCRUED EXPENSES AND DEPOSITS

     Accrued expenses and deposits at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Accrued compensation................................   $  9,714       $  7,152
        League bowling accounts.............................      3,776          6,368
        Other...............................................     21,426         16,808
                                                              ---------      ---------
                                                               $ 34,916       $ 30,328
                                                              =========      =========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 7 -- LONG-TERM DEBT

     Long-term debt at April 30, 1996 and December 31, 1995 consisted of the following:

                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                               ---------     ------------
        Notes payable to bank -- guaranteed..................   $    --        $  3,764
        Mortgage and equipment notes.........................     1,968          14,469
        Industrial development bond..........................        --           1,354
        Other................................................        --           1,047
                                                                -------         -------
                                                                  1,968          20,634
        Current maturities...................................       (10)         (1,084)
                                                                -------         -------
        Long-term portion....................................   $ 1,958        $ 19,550
                                                                =======         =======

     Notes payable to bank -- guaranteed represented a credit agreement entered into between AMF Bowling Centers and a bank under which up to $32,750 could be borrowed. An additional $25,000 could be borrowed from one or more additional financial institutions. Interest was payable at a rate equal to the lesser of the prime rate or the LIBOR rate plus .50% (6.23% at December 31, 1995). The notes were secured by certain tangible personal property of AMF Bowling Centers and were guaranteed by certain stockholders. The agreement also required AMF Bowling Centers to meet certain financial covenants, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios. At December 31, 1995, AMF Bowling Centers was in violation of certain requirements which were subsequently waived by the bank through March 31, 1997. The notes payable were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     The mortgage and equipment notes were secured by first deeds of trust on various bowling centers. The notes generally required monthly payments and matured at various times through October 2008. Interest rates on these notes were generally fixed and ranged from 3% to 12%. The notes were repaid on or prior to April 30, 1996, except for one.

     The Industrial Development Bond was secured by a first deed of trust on one of the bowling centers. Interest on the bond was at a fluctuating rate based on the prime rate of the lending bank (6.947% at December 31, 1995). Monthly principal and interest payments were originally due through August 2001. The bond was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     AMF Bowling had an agreement with a bank under which up to $15,000 could be borrowed. This arrangement expired on April 30, 1996. There were no borrowings at December 31, 1995 under the agreement. Interest was payable monthly at the lower of the bank's prime rate or the adjusted LIBOR plus 0.50% (6.23% at December 31, 1995). This agreement required certain financial covenants to be met, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios.

     AMF Bowling had a $3,500 revolving credit line with a bank which was due to expire on June 30, 1996. No balance was outstanding at December 31, 1995. Interest on outstanding borrowings was payable quarterly at the lower of the bank's prime interest rate or the adjusted LIBOR rate plus 0.50% (6.23% at December 31, 1995). Under this line were two standby letters of credit with amounts outstanding at December 31, 1995 of $1,138, expiring on December 1, 1996, and of $12 expiring on August 19, 1996.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The average amount outstanding under the various lines of credit was $21,807 during fiscal 1995 and $4,801 during fiscal 1994. The maximum amount outstanding under these credit arrangements was $39,454 during fiscal 1995 and $27,334 during fiscal 1994. The average interest rate on these credit arrangements was 6.43% during fiscal 1995 and 6.06% during fiscal 1994.

     AMF Bowling had available a foreign exchange line of $5,000 and a letter of credit line of $1,000. No balances were outstanding at December 31, 1995. One standby letter of credit with an amount at December 31, 1995 of $535, which expired on January 18, 1996, and four import letters of credit totaling $142 were outstanding under these lines.

NOTE 8 -- INCOME TAXES

Income (loss) before income taxes consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        United States..........................   $  (7,757)     $ 77,931     $ 75,807
        Foreign................................      (5,841)       30,933       39,948
                                                   --------      --------     --------
                                                  $ (13,598)     $108,864     $115,755
                                                   ========      ========     ========

     The income tax benefit (provision) consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        CURRENT TAX BENEFIT (PROVISION)
        U.S. federal...........................    $    --       $     --     $     --
        State and local........................        205         (1,065)        (481)
        Foreign................................      1,940        (11,961)     (15,450)
                                                  --------       --------     --------
        Total current..........................      2,145        (13,026)     (15,931)
                                                  --------       --------     --------
        DEFERRED TAX BENEFIT (PROVISION)
        U.S. federal...........................         --             --           --
        State and local........................         --             32           --
        Foreign................................       (414)           896         (521)
                                                  --------       --------     --------
        Total deferred.........................       (414)           928         (521)
                                                  --------       --------     --------
        Total benefit (provision)..............    $ 1,731       $(12,098)    $(16,452)
                                                  ========       ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        DEFERRED TAX ASSETS
        Current assets......................................   $    815       $  1,198
        Noncurrent assets...................................        799            799
                                                                -------        -------
        Total deferred tax assets...........................      1,614          1,997
                                                                -------        -------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..............................     (1,429)        (1,998)
                                                                -------        -------
        Total deferred tax liabilities......................     (1,429)        (1,998)
                                                                -------        -------
        Net deferred tax assets (liabilities)...............   $    185       $     (1)
                                                                =======        =======

     The primary determination of the deferred tax assets are book accruals not deductible for tax purposes, such as the allowance for bad debts, inventory reserves and various other accruals. Deferred tax liabilities are a result of accelerated depreciation methods used for tax purposes.

     The benefit (provision) for income taxes differs from the amount computed by applying the statutory rate of 35% for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 to income (loss) before income taxes. The principal reasons for this difference are as follows:

                                                  FOUR MONTHS          YEARS ENDED
                                                     ENDED            DECEMBER 31,
                                                   APRIL 30,      ---------------------
                                                     1996           1995         1994
                                                  -----------     --------     --------
        Tax benefit (provision) at
          federal statutory rate................    $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates resulting
          from:
          S Corporation election for U.S.
             federal tax purposes...............     (4,759)        38,102       40,514
          State and local taxes.................        205         (1,033)        (481)
          Foreign income taxes..................      1,526        (11,065)     (15,971)
                                                   --------       --------     --------
          Total.................................    $ 1,731       $(12,098)    $(16,452)
                                                   ========       ========     ========

  Pro forma provision for income taxes (unaudited)

     As a result of the Stock Purchase Agreement, the Combined Companies will no longer be treated as an S Corporation for income tax purposes in the United States and in certain state jurisdictions.

     Accordingly, the combined statements of operations include a pro forma adjustment for income taxes which would have been recorded if the Combined Companies had not been an S Corporation, based on tax laws in effect during these periods. The pro forma adjustment was computed separately for each entity and then combined, except for purposes of computing the utilization of foreign tax credits related to the worldwide bowling center operations, the domestic and worldwide bowling center operations were considered in the aggregate.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Pro forma income tax benefit (provision) is as follows:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        CURRENT
        U.S. federal.........................      $ 3,222       $(26,404)    $(24,368)
        State and local......................          329         (3,491)      (3,730)
        Foreign..............................        1,940        (11,961)     (15,450)
                                                    ------       --------     --------
        Total current........................        5,491        (41,856)     (43,548)
                                                    ------       --------     --------
        DEFERRED
        U.S. federal.........................          (85)           317          979
        State and local......................           73             27          118
        Foreign..............................         (414)           896         (521)
                                                    ------       --------     --------
        Total deferred.......................         (426)         1,240          576
                                                    ------       --------     --------
        Total provision (benefit)............      $ 5,065       $(40,616)    $(42,972)
                                                    ======       ========     ========

     Temporary differences and carryforwards which give rise to pro forma deferred tax assets and liabilities at April 30, 1996 and December 31, 1995 are as follows:

                                                             APRIL 30,      DECEMBER 31,
                                                               1996             1995
                                                            -----------     ------------
                                                            (UNAUDITED)     (UNAUDITED)
        DEFERRED TAX ASSETS
        Current assets..................................      $ 3,851         $  6,178
        Noncurrent assets...............................          192            7,124
                                                              -------          -------
        Total deferred tax assets.......................        4,043           13,302
                                                              -------          -------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..........................       (6,170)          (2,707)
                                                              -------          -------
        Total deferred tax liabilities..................       (6,170)          (2,707)
                                                              -------          -------
        Net deferred tax liabilities....................      $(2,127)        $ 10,595
                                                              =======          =======

     Pro forma deferred income taxes relate primarily to timing differences between financial and income tax reporting for depreciation and certain accruals which are not currently deductible for income tax purposes.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     A reconciliation of the Combined Companies' pro forma United States income tax benefit (provision) computed by applying the statutory United States federal income tax rate of 35% to the Combined Companies' income (loss) before income taxes is presented in the following table:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        Tax benefit (provision) at federal
          statutory rate.....................      $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates
          resulting from:
          State and local taxes, net.........          402         (2,272)      (2,304)
          Foreign income taxes...............        1,526        (11,065)     (15,971)
          Foreign tax credits................       (1,526)        11,065       15,971
          Other business credits.............           --             --           79
          Nondeductible items................          (91)          (171)        (134)
          Environmental tax..................           --           (102)        (103)
          Other..............................           (5)            31            4
                                                   -------       --------     --------
                                                   $ 5,065       $(40,616)    $(42,972)
                                                   =======       ========     ========

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Combined Companies lease certain facilities and equipment under operating leases which expire at various dates through 2011. These leases generally contain renewal options and require the Combined Companies to pay taxes, insurance, maintenance and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $293 for the four months ended April 30, 1996 and $1,517 and $1,275 for the years ended December 31, 1995 and 1994, respectively.

     Future minimum rental payments under the operating lease agreements are as follows:

                                 PERIOD ENDING
                                 DECEMBER 31,
                -----------------------------------------------
                1996 (eight months)............................    $ 15,200
                1997...........................................      14,900
                1998...........................................      12,800
                1999...........................................      10,900
                2000...........................................       8,900
                Thereafter.....................................      49,600
                                                                   --------
                                                                   $112,300
                                                                   ========

     Total rent expense under operating leases aggregated approximately $7,487 for the four months ended April 30, 1996 and $19,250 and $15,650 for the years ended December 31, 1995 and 1994, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Litigation and claims

     AMF Bowling's Pins and Lanes division was the defendant in an administrative proceeding related to a labor dispute. This claim was resolved in favor of the division during 1995 and the related reserve of approximately $1,100 was reversed.

     AMF Bowling terminated its Korean distributorship agreement. The Korean distributor filed suit against the company in Korea seeking an injunction against AMF Bowling's Seoul Korea branch to prevent AMF Bowling from selling bowling and bowling related products in Korea. The Korean Court dismissed the suit on jurisdiction grounds subsequent to year-end. Such a decision is subject to an appeal.

     On January 10, 1996, the Korean distributor filed a second suit in the Supreme Court of the State of New York against AMF Bowling and AMF Bowling Centers. The suit alleges a number of complaints related to the conduct and termination of the Korean distributorship agreement and alleges that the defendants caused the Korean distributor's insolvency. The Korean distributor is seeking compensatory damages of at least $41,759 and punitive damages of at least $100,000 or ten times the amount of compensatory damages awarded, whichever is greater, under each of seven causes of action set forth in the suit.

     Management believes that the Korean distributorship agreement was properly terminated. Management intends to vigorously defend against this claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations. Under terms of the sale agreement (Note 1), the current AMF shareholders have agreed to indemnify the buyers for any loss related to this litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Associates, II v. Golden Giant, Inc., d/b/a Golden Giant Building System, Court of Common Pleas, Centre County, Pa. (Index No. 96-75), asserted a third-party claim against AMF Bowling and other parties. Defendant, Golden Giant, a construction company, was previously named as defendant by a bowling center (not owned or operated by the Combined Companies) in connection with the collapse of the center's roof in early 1994. Golden Giant has now named AMF Bowling, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3,500, and Golden Giant asserts that, if plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling.

     AMF Bowling is involved in two patent infringement suits. The plaintiff in the first case, a competitor of AMF Bowling's Century division, obtained a summary judgment on the issue of liability in December 1994. The court recently issued an order which will permit AMF to appeal. The plaintiff claims damages in the range of $3,000 to $9,000. A trial on damages will not occur unless and until the liability issue is resolved against AMF Bowling. Management intends to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     The second patent infringement suit relates to AMF Bowling's Pins and Lanes division. Management has settled this claim for $250 during the four months ended April 30, 1996.

     AMF Bowling Centers and AMF Bowling are defendants in a wrongful death suit related to an employee. The employee's estate is seeking compensatory damages up to $3,000 plus $3,000 in punitive damages. However, the plaintiff's counsel has verbally offered to settle the case for $350.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Management expects to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     In addition, the Combined Companies are involved in certain other lawsuits and claims arising out of normal business operations. The majority of these relate to accidents at the Combined Companies' bowling centers. Management believes that the ultimate resolution of such matters will not materially affect the Combined Companies' results of operations or financial position.

     While the ultimate outcome of the litigation and claims against the Combined Companies cannot presently be determined, management believes the Combined Companies have made adequate provision for possible losses. At April 30, 1996 and December 31, 1995, the Combined Companies had recorded reserves aggregating approximately $2,900 and $2,800, respectively, for litigation and claims.

NOTE 10 -- EMPLOYEE BENEFIT PLANS AND BONUS

     The Combined Companies have a defined contribution 401(k) plan to which domestic employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Combined Companies can, at their option, match a discretionary percentage of employee contributions and make an additional contribution as determined by their Board of Directors. Contributions vest 100% after a five-year period. The amounts charged to expense under this plan were approximately $410 for the four months ended April 30, 1996 and $1,122 and $901 for the years ended December 31, 1995 and 1994, respectively.

     One of the Combined Companies has a Stock Performance Plan (the "Plan") for certain key employees. Under the terms of the Plan, eligible employees earn Stock Performance Units as a result of the Company meeting certain operating performance conditions, as defined by the Plan, relating to (1) sales, (2) cash flow and (3) operating results. Benefits under the Plan vest over a five-year period and will be paid in installments over a ten-year period without interest (or less if specified by the Company's Board of Directors) upon the termination of an eligible employee. The Plan can be terminated or amended at any time by the Company's Board of Directors. The amount charged to expense under this plan was approximately $1,479 for the four months ended April 30, 1996 and $622 and $311 for the years ended December 31, 1995 and 1994, respectively. The agreement contains a provision which would accelerate the payout of the benefits from ten years to five years upon a change-of-control event and would require that interest be paid on the unpaid balance. On April 30, 1996, the Combined Companies made payments of $3,085 related to these plans and the plans were terminated.

     Certain of the Combined Companies' foreign operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee and employer funding. Each company has provided pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $291 for the four months ended April 30, 1996 and $806 and $701 for the years ended December 31, 1995 and 1994.

     On April 30, 1996, the Combined Companies paid bonuses and special payments to employees, former employees and former directors of $43,760 in recognition of their services.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 11 -- SUPPLEMENTAL DISCLOSURES TO THE COMBINED STATEMENTS OF CASH FLOWS

                                                       FOUR MONTHS       YEARS ENDED
                                                          ENDED         DECEMBER 31,
                                                        APRIL 30,    -------------------
                                                          1996        1995        1994
                                                       -----------   -------     -------
    Cash paid during the year for:
      Interest.......................................   $  12,862    $ 5,909     $ 4,306
      Income taxes...................................   $   5,359    $16,922     $17,593
    Noncash capital contribution by the stockholders:
      Debt forgiveness...............................   $ 163,184    $    --     $    --

NOTE 12 -- BUSINESS SEGMENTS

     The Combined Companies operate in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Revenues from unaffiliated customers
      Bowling centers
         Domestic..................................   $  75,000    $192,400     $121,600
         International.............................      33,500      99,900      103,800
      Manufacturing................................      56,400     272,600      292,400
                                                       --------    --------     --------
                                                      $ 164,900    $564,900     $517,800
                                                       ========    ========     ========
    Intersegment sales
      Bowling centers
         Domestic..................................   $      --    $     --     $     --
         International.............................          --          --           --
      Manufacturing................................       4,600      13,900        9,300
                                                       --------    --------     --------
                                                      $   4,600    $ 13,900     $  9,300
                                                       ========    ========     ========
    Operating (loss) income
      Bowling centers
         Domestic..................................   $   3,600    $ 26,500     $ 17,600
         International.............................      (2,500)     23,700       26,400
      Manufacturing................................      (9,600)     75,700       80,900
      Eliminations.................................        (500)     (1,500)        (200)
                                                       --------    --------     --------
                                                      $  (9,000)   $124,400     $124,700
                                                       ========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                      --------     --------     --------
    Identifiable assets
      Bowling centers
         Domestic..................................   $ 218,300    $224,500
         International.............................      65,400      64,600
      Manufacturing................................     101,500     119,800
      Eliminations.................................     (10,000)     (8,500)
                                                       --------    --------
                                                      $ 375,200    $400,400
                                                       ========    ========
    Depreciation and amortization expense
      Bowling centers
         Domestic..................................   $  11,800    $ 29,100     $ 14,700
         International.............................       2,500       7,500        7,100
      Manufacturing................................       1,200       3,600        3,700
      Eliminations.................................        (400)     (1,000)        (700)
                                                       --------    --------     --------
                                                      $  15,100    $ 39,200     $ 24,800
                                                       ========    ========     ========
    Capital expenditures
      Bowling centers
         Domestic..................................   $   5,100    $ 17,800     $ 10,400
         International.............................       2,300      10,200        4,300
      Manufacturing................................         400       4,500        4,100
      Eliminations.................................        (900)     (2,500)      (1,000)
                                                       --------    --------     --------
                                                      $   6,900    $ 30,000     $ 17,800
                                                       ========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 13 -- GEOGRAPHIC SEGMENTS

     Information about the Combined Companies' operations in different geographic areas for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Net operating revenue:
      United States................................   $ 103,800    $371,400     $296,300
      Japan........................................      13,700      50,300       58,200
      Hong Kong....................................      14,000      40,800       55,100
      Korea........................................       5,800       6,000           --
      Australia....................................      14,700      47,100       43,900
      United Kingdom...............................       7,300      26,100       27,600
      Mexico.......................................       2,100       7,800       15,300
      Sweden.......................................       1,200      10,000        9,700
      Canada.......................................         300         600          700
      Spain........................................       1,000       2,700        2,600
      Other European countries.....................       5,200      16,000       17,700
      China........................................         400          --           --
      Eliminations.................................      (4,600)    (13,900)      (9,300)
                                                      ---------    ---------    ---------
                                                      $ 164,900    $564,900     $517,800
                                                      =========    =========    =========

     Net operating revenues for the United States manufacturing operation has been reduced by approximately $21,500 for the four months ended April 30, 1996 and $61,000 and $69,200 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany sales between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Operating (loss) income
      United States................................   $  (2,900)   $ 92,200     $ 83,300
      Japan........................................      (1,400)      8,800       13,300
      Hong Kong....................................         800       6,200        5,200
      Korea........................................        (300)     (1,200)          --
      Australia....................................      (1,300)     13,300       12,000
      United Kingdom...............................      (1,100)      2,400        3,700
      Mexico.......................................        (200)      1,500        4,300
      Sweden.......................................        (500)      1,500        1,700
      Canada.......................................          --          --           --
      Spain........................................        (100)       (100)         300
      Other European countries.....................      (1,300)      1,300        1,100
      China........................................        (200)         --           --
      Eliminations.................................        (500)     (1,500)        (200)
                                                      ---------    ---------    ---------
                                                      $  (9,000)   $124,400     $124,700
                                                      =========    =========    =========

     Operating (loss) income for the United States manufacturing operation has been reduced by approximately $1,300 for the four months ended April 30, 1996 and $900 and $1,600 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany gross profit between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                                                                APRIL 30,   DECEMBER 31,
                                                                  1996          1995
                                                                ---------   ------------
    Identifiable assets
      United States...........................................  $ 290,400     $311,300
      Japan...................................................     17,200       22,100
      Hong Kong...............................................      7,700        8,500
      Korea...................................................      4,500        2,900
      Australia...............................................     34,800       31,600
      United Kingdom..........................................     12,200       11,800
      Mexico..................................................      5,100        4,500
      Sweden..................................................      2,200        2,600
      Canada..................................................        900        1,200
      Spain...................................................        200        2,000
      Other European countries................................      7,700        8,400
      China...................................................      2,300        2,000
      Eliminations............................................    (10,000)      (8,500)
                                                                ---------    ---------
                                                                $ 375,200     $400,400
                                                                =========    =========

     Identifiable assets for the foreign sales and service branches have been reduced by approximately $5,700 at April 30, 1996 and $4,400 at December 31, 1995 to reflect the elimination of

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

intercompany gross profit in inventory between the domestic manufacturing operations and the manufacturing foreign sales and service branches.

NOTE 14 -- BUSINESS COMBINATIONS

     Effective December 31, 1994, The Reece Corporation, a related company, was merged into AMF Bowling. The merger was accounted for at historical cost as a capital contribution. The Reece Corporation activities for 1995 and 1994 were not material to the combined financial statements.

     Effective August 31, 1994, AMF Bowling acquired certain assets and liabilities of Legendary Billiards, Inc. ("Legendary") for $215. Legendary is a manufacturer of billiard cues. The acquisition was accounted for under the purchase method, and the results of operations are included in the financial statements from the date of acquisition.

     Pro forma results of operations for the Legendary acquisition have not been presented because the effects of this acquisition were not material.

     Fair Lanes, Inc. ("Fair Lanes") operated 106 bowling centers in the United States and Puerto Rico. On June 22, 1994, Fair Lanes and its parent Fair Lanes Entertainment, Inc. ("FLE"), each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). Fair Lanes' operating subsidiaries did not file for Chapter 11 protection. At the time of filing, liabilities subject to compromise consisted of Fair Lanes' $138,000 senior secured notes, which were publicly traded, and FLE's debt in the form of $48,000 variable rate and zero coupon notes (these notes were also publicly traded). The Bankruptcy Court approved the plan of reorganization effective September 29, 1994 whereby the holders of FLE's $48,000 of notes received approximately 6% of Fair Lanes' equity and the holders of Fair Lanes' $138,000 of notes received approximately 94% of Fair Lanes' equity and $90,350 of new 9.5% notes. The former Fair Lanes' equityholders' interests were eliminated as a result of the reorganization. Through September 29, 1994, AMF's shareholders had purchased old Fair Lanes' and FLE's notes which resulted in the AMF shareholders obtaining approximately 56% of the voting shares of Fair Lanes. One other shareholder held approximately 35% of the new stock and the remaining 9% was held by other shareholders. The AMF shareholders were able to acquire the shares held by the 35% shareholder on January 7, 1996 and an additional 2% of the shares from other shareholders in open market purchases. On February 7, 1996, the AMF shareholders affected a cash merger and bought out the remaining shareholders.

     The Fair Lanes' acquisition was accounted for as a purchase. As a result of the relatively short acquisition period and the fact that the minority shareholders' interest was not affected for losses during the acquisition period, the combined financial statements include the results of operations for periods subsequent to September 29, 1994.

     The assets acquired and liabilities assumed were recorded at their estimated fair value as follows:

                Current assets..................................  $   3,059
                Property and equipment..........................    141,785
                Other assets....................................     12,643
                Current liabilities.............................    (22,672)
                Long-term liabilities...........................   (116,174)
                                                                  ----------
                Purchase price..................................  $  18,641
                                                                  ==========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The following summary presents unaudited pro forma combined results of operations as if the acquisition of Fair Lanes occurred at the beginning of 1994, and includes adjustments related to depreciation of fixed assets and interest expense on debt assuming the initial purchase price allocation occurred as of January 1, 1994. In addition, expenses related to the Chapter 11 reorganization have been eliminated. The pro forma results are for illustrative purposes only, and do not purport to be indicative of the actual results which would have occurred had the transaction been consummated as of January 1, 1994, nor are they indicative of future results of operations. The pro forma results do not reflect changes in the business which have occurred subsequent to the date of acquisition.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1994
                                                               ------------
                Operating revenue............................    $590,459
                Operating income.............................     113,411
                Income before income taxes...................      94,949

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 15 -- STOCKHOLDERS' EQUITY

                                                                   APRIL 30, 1996
                          ------------------------------------------------------------------------------------------------
                                                                                        EQUITY
                                                                                      ADJUSTMENT
                                                                                     FROM FOREIGN               TOTAL
                                        ISSUED AND    COMMON   PAID IN    RETAINED     CURRENCY             STOCKHOLDERS'
                          AUTHORIZED   OUTSTANDING    STOCK    CAPITAL    EARNINGS   TRANSLATION    OTHER       EQUITY
                          ----------   ------------   ------   --------   --------   ------------   -----   --------------
AMF Bowling, Inc. ......     10,000        950.6689    $  1    $ 51,778   $15,639      $    593      $--       $ 68,011
AMF Bowling Centers,
  Inc. .................     15,000      9,485.1000       9     183,780     8,825            --       --        192,614
AMF Beverage Company of
  Oregon, Inc...........     10,000         94.8510      --          --        --            --       --             --
King Louie Lenexa,
  Inc. .................     30,000         94.8510      --          --        --            --       --             --
AMF Catering Services
  Pty Ltd. .............    100,000    100,000.0000      82          --        --            --       --             82
AMF Bowling Centers
  (Aust) International,
  Inc. .................     10,000        948.5100       1         492    24,327         1,645       --         26,465
AMF Bowling Centers
  (Canada)
  International,
  Inc. .................     10,000        948.5100       1       2,109    (1,238)           85       --            957
AMF BCO - France One,
  Inc. .................     10,000      1,000.0000       1         220       533           (93)      --            661
AMF BCO - France Two,
  Inc. .................     10,000      1,000,0000       1         595     1,440          (250)      --          1,786
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. .................     10,000        948.5100       1         532     2,175            --       --          2,708
AMF Bowling Centers
  International, Inc. -
  Japan.................     10,000      9,485.1000      10       1,210     4,446           505       --          6,171
AMF Bowling Mexico
  Holding, Inc. ........      1,000         75.6972     322       1,856     2,563        (3,056)      --          1,685
Boliches AMF, Inc. .....     10,000        100.0000       1         493       682          (814)      --            362
AMF Bowling Centers II
  Inc. - Switzerland....                                 --          --       205           171       --            376
AMF BCO - U.K.
  One, Inc. ............     10,000        100.0000       1       1,597      (350)          (86)      --          1,162
AMF BCO - U.K.
  Two, Inc. ............     10,000        100.0000       1       4,357      (956)         (235)      --          3,167
AMF BCO - China,
  Inc. .................     10,000      1,000.0000       1         577      (159)           (4)      --            415
AMF Bowling Centers
  China, Inc. ..........     10,000      1,000.0000       1       2,174      (600)          (13)      --          1,562
Bush River Corporation..    100,000     18,895.1919      20          --        --            --       --             20
Eliminations............         --              --      --          --    (5,230)           --       --         (5,230)
                                                                                                      --
                                                       ----    --------   -------       -------                --------
Totals.............................................    $454    $251,770   $52,302      $ (1,552)     $--       $302,974
                                                       ====    ========   =======       =======       ==       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                DECEMBER 31, 1995
                       ----------------------------------------------------------------------------------------------------
                                                                                                 NOTES
                                                                                               RECEIVABLE        TOTAL
                                    ISSUED AND    COMMON   PAID IN   RETAINED    DEFERRED        STOCK       STOCKHOLDERS'
                       AUTHORIZED   OUTSTANDING   STOCK    CAPITAL   EARNINGS   TRANSLATION   SUBSCRIPTION       EQUITY
                       ----------   -----------   ------   -------   --------   -----------   ------------   --------------
AMF Bowling, Inc. ...     10,000       950.6689   $   1    $28,213   $ 54,463     $   593       $     --        $ 83,270
AMF Bowling Centers,
  Inc. ..............     15,000     9,485.1000       9     29,122     13,436          --           (726)         41,841
AMF Beverage Company
  of Oregon, Inc. ...     10,000        94.8510      --         --        382          --             --             382
King Louie Lenexa,
  Inc. ..............     30,000        94.8510      --         --        859          --             --             859
AMF Bowling Centers
  (Aust)
  International,
  Inc. ..............     10,000       948.5100       1        492     25,251         (74)          (503)         25,167
AMF Bowling Centers
  (Canada)
  International,
  Inc. ..............     10,000       948.5100       1      2,109     (1,286)         85             --             909
AMF BCO - France One,
  Inc. ..............     10,000     1,000.0000       1         31        681         (44)            --             669
AMF BCO - France Two,
  Inc. ..............     10,000     1,000,0000       1         83      1,842        (119)            --           1,807
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. ..............     10,000       948.5100       1         57      2,420          --            (62)          2,416
AMF Bowling Centers
  International,
  Inc. - Japan.......     10,000     9,485.1000      10        156      4,285         611           (170)          4,892
AMF Bowling Mexico
  Holding, Inc. .....      1,000        75.6972   1,507        226      2,753      (3,258)            --           1,228
Boliches AMF,
  Inc. ..............     10,000       100.0000       1         60        814        (815)            --              60
AMF Bowling Centers
  II Inc. -
  Switzerland........      1,000       100.0000       1         --        617          61             --             679
AMF BCO - U.K. One,
  Inc. ..............     10,000       100.0000       1        129       (186)       (113)            --            (169)
AMF BCO - U.K. Two,
  Inc. ..............     10,000       100.0000       1        352       (509)       (310)            --            (466)
AMF BCO - China,
  Inc. ..............     10,000     1,000.0000       1        577        (97)         (4)            --             477
AMF Bowling Centers
  China, Inc. .......     10,000     1,000.0000       1      2,174       (367)        (13)            --           1,795
Bush River
  Corporation........    100,000    18,895.1919      --         --        230          --             --             230
Eliminations.........         --             --      --         --     (4,508)         --             --          (4,508)
                                                   ----    --------   -------     -------        -------        --------
Totals.........................................   $1,538   $63,781   $101,080     $(3,400)      $ (1,461)       $161,538
                                                   ====    ========   =======     =======        =======        ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 16 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On February 16, 1996, the stockholders of the Combined Companies executed a Stock Purchase Agreement, subject to certain closing conditions, to sell the stock and certain assets of the individual companies to AMF Group Holdings, Inc., through its subsidiaries. On May 1, 1996, the sale transaction was completed.

     In conjunction with the acquisition of the Combined Companies, AMF Bowling Worldwide, Inc. (formerly AMF Group Inc.), a subsidiary of AMF Group Holdings, Inc., issued Senior Subordinated Notes and Senior Subordinated Discount Notes on March 21, 1996. On May 1, 1996, AMF Bowling Worldwide, Inc. executed a bank credit agreement and certain additional subsidiaries of AMF Bowling Worldwide, Inc. became guarantors of the Senior Subordinated Notes and the Senior Subordinated Discount Notes. These financing arrangements provide for guarantees by the following companies which became indirect subsidiaries of AMF Bowling Worldwide, Inc., which is the borrower and issuer of the notes evidencing such indebtedness. Guarantor companies include the following:

     - AMF Bowling Centers, Inc.

     - Bush River Corporation

     - King Louie Lenexa, Inc.

     - AMF Beverage Company of Oregon, Inc.

     - AMF Bowling, Inc.

     - AMF Bowling Centers (Aust) International Inc.

     - AMF Bowling Centers (Canada) International Inc.

     - AMF BCO - France One, Inc.

     - AMF BCO - France Two, Inc.

     - AMF Bowling Centers (Hong Kong) International Inc.

     - AMF Bowling Centers International Inc. (Japan)

     - AMF Bowling Mexico Holding, Inc.

     - Boliches AMF, Inc.

     - AMF BCO - U.K. One, Inc.

     - AMF BCO - U.K. Two, Inc.

     - AMF BCO - China, Inc.

     - AMF Bowling Centers China, Inc.

     Included with the guarantor companies at April 30, 1996 are AMF Bowling Centers Switzerland Inc. and AMF Bowling Centers Spain Inc., newly formed subsidiaries of AMF Bowling Worldwide, Inc., which, respectively, purchased assets of one bowling center and two bowling centers from AMF Bowling Centers II, Inc. (Switzerland) and AMF Bowling S.A., former subsidiary of AMF Bowling Mexico Holding, Inc.

     Included with the guarantor companies at December 31, 1995 and 1994 is AMF Bowling Centers II, Inc. (Switzerland) which sold assets of one bowling center, as discussed above, to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Non-guarantor companies at April 30, 1996 include the following foreign subsidiaries of certain guarantor companies:

     - AMF Bowling (Unlimited)

     - Worthington North Properties Limited

     - AMF Bowling France SNC

     - AMF Bowling de Paris SNC

     - AMF Bowling de Lyon La Part Dieu SNC

     - Boliches y Compania

     - Operadora Mexicana de Boliches, S.A.

     - Promotora de Boliches, S.A. de C.V.

     - Immeubles Obispado, S.A.

     - Immeubles Minerva, S.A.

     - Boliches Mexicano, S.A.

     - AMF Bowling Centers (China) Company

     - AMF Garden Hotel Bowling Center Company

     Included in the non-guarantor companies at December 31, 1995 and 1994 is AMF Bowling S.A. which sold assets of two bowling centers in Spain to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor company.

     The following condensed combining information presents:

     - Condensed combining balance sheets as of April 30, 1996 and December 31, 1995 and the related condensed combining statements of operations and of cash flows for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994.

     - Elimination entries necessary to combine the entities comprising the Combined Companies.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 18,628     $ 3,285      $     --     $ 21,913
  Accounts and notes receivable, net of allowance
     for doubtful accounts.......................    32,316       1,571            --       33,887
  Accounts and notes receivable -- affiliates....     2,463         380        (2,677)         166
  Inventories....................................    41,831       1,465            --       43,296
  Prepaid expenses and other.....................     4,856       1,257            --        6,113
                                                   --------     -------       -------     --------
          Total current assets...................   100,094       7,958        (2,677)     105,375
Property and equipment, net......................   241,968      10,518          (942)     251,544
Investment in subsidiaries.......................    10,643          --       (10,643)          --
Other assets.....................................    17,399         931            --       18,330
                                                   --------     -------       -------     --------
          Total assets...........................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======       =======     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 21,760     $ 1,910      $     --     $ 23,670
  Book overdrafts................................     5,724          --            --        5,724
  Accrued expenses and deposits..................    32,185       2,731            --       34,916
  Accounts and notes payable -- affiliates.......        14       2,663        (2,677)          --
  Long-term debt, current portion................        10          --            --           10
  Income taxes payable...........................     1,078         679            --        1,757
                                                   --------     -------       -------     --------
          Total current liabilities..............    60,771       7,983        (2,677)      66,077
Long-term debt...................................     1,958          --            --        1,958
Other liabilities................................     2,811          --            --        2,811
Deferred income taxes............................       648         781            --        1,429
                                                   --------     -------       -------     --------
          Total liabilities......................    66,188       8,764        (2,677)      72,275
                                                   --------     -------       -------     --------
Commitments and contingencies
Stockholders' equity:
  Common stock...................................       454       3,940        (3,940)         454
  Paid-in capital................................   251,770       5,003        (5,003)     251,770
  Retained earnings..............................    53,244       6,247        (7,189)      52,302
  Equity adjustment from foreign currency
     translation.................................    (1,552)     (4,547)        4,547       (1,552)
                                                   --------     -------       -------     --------
          Total stockholders' equity.............   303,916      10,643       (11,585)     302,974
                                                   --------     -------       -------     --------
          Total liabilities and stockholders'
            equity...............................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======       =======     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                          YEAR ENDED DECEMBER 31, 1995

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents....................    $  8,843     $   889      $     --     $  9,732
  Accounts and notes receivable, net of
     allowance for doubtful accounts...........      37,499       1,527            --       39,026
  Accounts and notes
     receivable -- affiliates..................       4,477       7,465        (7,963)       3,979
  Inventories..................................      38,042       1,779            --       39,821
  Prepaid expenses and other...................       3,944       1,238            --        5,182
                                                   --------     -------      --------     --------
          Total current assets.................      92,805      12,898        (7,963)      97,740
Notes receivable -- affiliates.................      22,941          --            --       22,941
Property and equipment, net....................     250,637      10,582        (1,495)     259,724
Other assets...................................      29,869         822       (10,718)      19,973
                                                   --------     -------      --------     --------
          Total assets.........................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................    $ 22,313     $ 1,403      $    (75)    $ 23,641
  Book overdrafts..............................       2,362          --            --        2,362
  Accrued expenses and deposits................      28,203       2,125            --       30,328
  Accounts and notes payable -- affiliates.....       1,821       7,033        (6,865)       1,989
  Long-term debt, current portion..............       1,084          --            --        1,084
  Income taxes payable.........................       5,930       1,199            --        7,129
                                                   --------     -------      --------     --------
          Total current liabilities............      61,713      11,760        (6,940)      66,533
Long-term debt.................................      19,550          --            --       19,550
Notes payable -- affiliates....................     146,639       1,076          (988)     146,727
Other liabilities..............................       5,282         748            --        6,030
                                                   --------     -------      --------     --------
          Total liabilities....................     233,184      13,584        (7,928)     238,840
                                                   --------     -------      --------     --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock.................................       1,538       3,941        (3,941)       1,538
  Paid-in capital..............................      63,781       4,153        (4,153)      63,781
  Retained earnings............................     102,610       7,300        (8,830)     101,080
  Equity adjustment from foreign currency
     translation...............................      (3,400)     (4,676)        4,676       (3,400)
  Notes receivable stock subscription..........      (1,461)         --            --       (1,461)
                                                   --------     -------      --------     --------
          Total stockholders' equity...........     163,068      10,718       (12,248)     161,538
                                                   --------     -------      --------     --------
          Total liabilities and stockholders'
            equity.............................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
Operating revenue:
  Sales of products and services...............    $154,500     $10,731       $ (860)     $164,371
  Revenue from operating lease activities......         323         250           --           573
                                                   --------     -------        -----      --------
          Total operating revenues.............     154,823      10,981         (860)      164,944
                                                   --------     -------        -----      --------
Operating expenses:
  Cost of goods sold, excluding depreciation of
     $791......................................      42,242       1,445         (569)       43,118
  Bowling center operations....................      71,289       8,985         (118)       80,156
  Selling, general and administrative..........      34,875         682           --        35,557
  Depreciation and amortization................      14,380         802          (85)       15,097
                                                   --------     -------        -----      --------
          Total operating expenses.............     162,786      11,914         (772)      173,928
                                                   --------     -------        -----      --------
          Operating loss.......................      (7,963)       (933)         (88)       (8,984)
Nonoperating income (expenses):
  Interest expense.............................      (4,501)         (3)          --        (4,504)
  Other expenses, net..........................        (634)        (58)          --          (692)
  Interest income..............................         574          37           --           611
  Equity in earnings of subsidiaries...........        (707)         --          707            --
  Foreign currency transaction gain (loss).....        (179)        150           --           (29)
                                                   --------     -------        -----      --------
Loss before income taxes.......................     (13,410)       (807)         619       (13,598)
Income tax benefit.............................       1,631         100           --         1,731
                                                   --------     -------        -----      --------
          Net loss.............................    $(11,779)    $  (707)      $  619      $(11,867)
                                                   ========     =======        =====      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 532,349      $ 34,197        $ (2,548)      $563,998
  Revenue from operating lease activities...         926            --              --            926
                                                --------       -------         -------       --------
          Total operating revenues..........     533,275        34,197          (2,548)       564,924
                                                --------       -------         -------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $2,531.................................     180,980         4,730          (1,581)       184,129
  Bowling center operations.................     149,535        16,930              --        166,465
  Selling, general and administrative.......      47,218         4,046            (486)        50,778
  Depreciation and amortization.............      36,723         2,650            (234)        39,139
                                                --------       -------         -------       --------
          Total operating expenses..........     414,456        28,356          (2,301)       440,511
                                                --------       -------         -------       --------
          Operating income..................     118,819         5,841            (247)       124,413
Nonoperating income (expenses):
  Interest expense..........................     (15,569)         (142)             --        (15,711)
  Other expenses, net.......................        (600)         (443)             --         (1,043)
  Interest income...........................       1,837           347              --          2,184
  Equity in earnings of subsidiaries........       3,444            --          (3,444)            --
  Foreign currency transaction loss.........        (465)         (514)             --           (979)
                                                --------       -------         -------       --------
Income before income taxes..................     107,466         5,089          (3,691)       108,864
Income tax expense..........................      10,453         1,645              --         12,098
                                                --------       -------         -------       --------
          Net income........................   $  97,013      $  3,444        $ (3,691)      $ 96,766
                                                ========       =======         =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 478,056      $ 40,930        $ (3,560)      $515,426
  Revenue from operating lease activities...         969         1,391              --          2,360
                                                --------       -------         -------       --------
          Total operating revenues..........     479,025        42,321          (3,560)       517,786
                                                --------       -------         -------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $1,691.................................     191,250         6,694          (1,901)       196,043
  Bowling center operations.................      97,898        18,718          (1,469)       115,147
  Selling, general and administrative.......      52,392         4,750              --         57,142
  Depreciation and amortization.............      21,606         3,343            (173)        24,776
                                                --------       -------         -------       --------
          Total operating expenses..........     363,146        33,505          (3,543)       393,108
                                                --------       -------         -------       --------
          Operating income..................     115,879         8,816             (17)       124,678
Nonoperating income (expenses):
  Interest expense..........................      (7,164)         (230)             --         (7,394)
  Other expenses, net.......................      (1,188)           --              --         (1,188)
  Interest income...........................         231           295              --            526
  Equity in earnings of subsidiaries........       5,179            --          (5,179)            --
  Foreign currency transaction loss.........        (654)         (213)             --           (867)
                                                --------       -------         -------       --------
Income before income taxes..................     112,283         8,668          (5,196)       115,755
Income tax expense..........................      12,963         3,489              --         16,452
                                                --------       -------         -------       --------
          Net income........................   $  99,320      $  5,179        $ (5,196)      $ 99,303
                                                ========       =======         =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net loss....................................  $(11,072)     $  (707)      $    (88)     $(11,867)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization............    14,380          802            (85)       15,097
     Deferred income taxes....................       435          (21)            --           414
     Equity in earnings of subsidiaries.......      (707)          --            707            --
     Changes in assets and liabilities:
       Accounts and notes receivable, net.....     4,821          (37)            --         4,784
       Receivables and
          payables -- affiliates..............       593          942             --         1,535
       Inventories............................    (3,655)          24             --        (3,631)
       Other assets and liabilities...........    (3,476)         (34)           837        (2,673)
       Accounts payable and accrued
          expenses............................     7,634        1,079             --         8,713
       Income taxes payable...................    (5,442)        (303)            --        (5,745)
                                                --------      -------        -------      --------
       Net cash provided by operating
          activities..........................     3,511        1,745          1,371         6,627
                                                --------      -------        -------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........    (6,046)      (1,001)           173        (6,874)
  Other.......................................     2,989           --             --         2,989
                                                --------      -------        -------      --------
       Net cash used for investing
          activities..........................    (3,057)      (1,001)           173        (3,885)
                                                --------      -------        -------      --------
Cash flows from financing activities:
  Distributions to stockholders...............   (36,721)        (622)           622       (36,721)
  Payment of long-term debt...................    (3,812)          --             --        (3,812)
  Proceeds from notes payable -- stockholders,
     net......................................     1,236           --             --         1,236
  Capital contributions by stockholders.......    24,805        2,252         (2,252)       24,805
  Collection of notes
     receivable -- affiliates.................    19,408           --             --        19,408
  Other.......................................     3,902           --             86         3,988
                                                --------      -------        -------      --------
       Net cash provided by financing
          activities..........................     8,818        1,630         (1,544)        8,904
       Effect of exchange rates on cash and
          cash equivalents....................       330          205             --           535
                                                --------      -------        -------      --------
Net increase in cash and cash equivalents.....     9,602        2,579             --        12,181
Cash and cash equivalents at beginning of
  period......................................     9,026          706             --         9,732
                                                --------      -------        -------      --------
Cash and cash equivalents at end of period....  $ 18,628      $ 3,285       $     --      $ 21,913
                                                ========      =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net income..................................  $ 97,013      $ 3,444       $ (3,691)     $ 96,766
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Equity in earnings of subsidiaries.......    (3,444)          --          3,444            --
     Dividends from non-guarantor companies...     3,133           --         (3,133)           --
     Depreciation and amortization............    36,661        2,682           (204)       39,139
       Deferred income taxes..................       215       (1,045)            --          (830)
       Loss on sale of property and equipment,
          net.................................       567           --             --           567
       Changes in assets and liabilities, net
          of effects from companies acquired:
          Accounts and notes receivable,
            net...............................    11,864       (1,234)            --        10,630
          Receivables and
            payables -- affiliates............     7,262       (1,115)            --         6,147
          Inventories.........................    (5,596)        (400)            --        (5,996)
          Other assets and liabilities........    (2,484)        (369)         2,752          (101)
          Accounts payable and accrued
            expenses..........................   (19,187)         446             --       (18,741)
          Income taxes payable................    (2,039)        (791)            --        (2,830)
                                                --------      -------        -------      --------
          Net cash provided by operating
            activities........................   123,965        1,618           (832)      124,751
                                                --------      -------        -------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........   (26,411)      (4,005)           451       (29,965)
  Proceeds from sales of property and
     equipment................................       494          916             --         1,410
  Other.......................................       229           --             --           229
                                                --------      -------        -------      --------
          Net cash used for investing
            activities........................   (25,688)      (3,089)           451       (28,326)
                                                --------      -------        -------      --------
Cash flows from financing activities:
  Dividends to guarantor companies............        --       (3,133)         3,133            --
  Payments on credit note agreements, net.....   (11,057)          --             --       (11,057)
  Distributions to stockholders...............   (71,851)          --             --       (71,851)
  Payment of long-term debt...................   (10,605)         320             --       (10,285)
  Payment for redemption of stock --..........    (3,960)          --             --        (3,960)
     stockholders, net........................    (4,882)       1,089             --        (3,793)
  Capital contributions by stockholders.......     8,329           --             --         8,329
  Capital contributions from guarantor........        --        2,752         (2,752)           --
  Other.......................................    (2,056)          --             --        (2,056)
                                                --------      -------        -------      --------
          Net cash (used for) provided by
            financing activities..............   (96,082)       1,028            381       (94,673)
          Effect of exchange rates on cash....        (5)        (189)            --          (194)
                                                --------      -------        -------      --------
Net increase (decrease) in cash and cash
  equivalents.................................     2,190         (632)            --         1,558
Cash at beginning of year.....................     6,653        1,521             --         8,174
                                                --------      -------        -------      --------
Cash at end of year...........................  $  8,843      $   889       $     --      $  9,732
                                                ========      =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                    COMBINED
                                                   COMPANIES   COMPANIES    ELIMINATIONS    COMPANIES
                                                   --------    ---------    ------------    --------
Cash flows from operating activities:
  Net income....................................   $ 99,320     $ 5,179       $ (5,196)     $ 99,303
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Equity in earnings of subsidiaries............     (5,179)         --          5,179            --
  Dividends from non-guarantor companies........      5,084          --         (5,084)           --
  Depreciation and amortization.................     21,606       3,343           (173)       24,776
     Deferred income taxes......................       (104)         85             --           (19)
     Loss on sale of property and equipment,
       net......................................        911          --             --           911
     Changes in assets and liabilities, net of
       effects from companies acquired:
       Accounts and notes receivable, net.......     (9,325)        311             --        (9,014)
       Receivables and payables -- affiliates...      3,692       1,033             --         4,725
       Inventories..............................     (1,369)        (42)            --        (1,411)
       Other assets.............................       (864)       (136)            --        (1,000)
       Accounts payable and accrued expenses....      3,929         (91)            --         3,838
       Income taxes payable.....................     (3,207)        817             --        (2,390)
                                                   --------     -------        -------      --------
       Net cash provided by operating
          activities............................    114,494      10,499         (5,274)      119,719
                                                   --------     -------        -------      --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired...................................    (17,307)         --             --       (17,307)
  Purchase of property and equipment............    (16,692)     (1,286)           190       (17,788)
  Proceeds from sales of property and
     equipment..................................      1,494          41             --         1,535
  Other.........................................        941          --             --           941
                                                   --------     -------        -------      --------
          Net cash used for investing
            activities..........................    (31,564)     (1,245)           190       (32,619)
                                                   --------     -------        -------      --------
Cash flows from financing activities:
  Dividends to guarantor companies..............         --      (5,084)         5,084            --
  Payments on credit note agreements, net.......     (3,689)         --             --        (3,689)
  Distributions to stockholders.................    (78,170)         --             --       (78,170)
  Payment of long-term debt.....................       (740)       (364)            --        (1,104)
  Proceeds (payments) on notes payable --
     stockholders, net..........................     (4,989)     (3,571)            --        (8,560)
  Capital contributions by stockholders.........      2,109          --             --         2,109
  Other.........................................       (212)         --             --          (212)
                                                   --------     -------        -------      --------
          Net cash used for financing
            activities..........................    (85,691)     (9,019)         5,084       (89,626)
          Effect of exchange rates on cash......      2,488         271             --         2,759
                                                   --------     -------        -------      --------
Net increase (decrease) in cash and cash
  equivalents...................................       (273)        506             --           233
Cash at beginning of year.......................      6,926       1,015             --         7,941
                                                   --------     -------        -------      --------
Cash at end of year.............................   $  6,653     $ 1,521             --      $  8,174
                                                   ========     =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 17 -- SUBSEQUENT EVENT (UNAUDITED)

     On October 10, 1996, AMF Bowling Centers, Inc., completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. pursuant to an Asset Purchase Agreement, dated as of September 10, 1996.

     The purchase was approximately $106,500, including certain adjustments and transaction costs. It was funded with approximately $40,000 from the sale of equity by AMF Group Holdings Inc., a wholly-owned subsidiary of AMF Holdings Inc., to its institutional stockholders and one of its directors and with $66,500 from available borrowing under the Company's Acquisition Facility.

     The April 30, 1996 combined financial statements do not reflect any adjustments or cost associated with the acquisition.

                            AMF GROUP HOLDINGS INC.
                      SELECTED QUARTERLY DATA (UNAUDITED)
                                 (IN MILLIONS)

                               AMF GROUP HOLDINGS INC.
                              -------------------------
    1997 QUARTERS ENDED         MARCH 31        JUNE 30
----------------------------  -------------     -------
Net sales...................     $ 157.6        $ 160.5
Gross profit................       119.5          112.4
Operating income............        29.7           12.7
Income before income taxes
  (loss)....................         1.2          (17.6)
Net income (loss)...........         0.1          (12.3)

                                                                            AMF GROUP HOLDINGS INC.
                                 PREDECESSOR COMPANY       ---------------------------------------------------------
                                ----------------------                    PRO FORMA
                                             ONE MONTH     TWO MONTHS      QUARTER
    1996 QUARTERS ENDED         MARCH 31     APRIL 30       JUNE 30        JUNE 30      SEPTEMBER 30     DECEMBER 31
----------------------------    --------     ---------     ----------     ---------     ------------     -----------
Net sales...................     $123.3       $  41.6        $ 73.4        $ 114.8         $131.8          $ 179.6
Gross profit................       92.6          29.2          49.9           78.9           86.8            117.6
Operating income (loss).....       27.9         (36.9)          4.0            5.3           14.3             27.8
Income (loss) before income
  taxes.....................       24.3         (37.9)        (15.8)         (18.1)         (12.3)             0.6
Net income (loss)...........       21.6         (33.4)        (11.9)         (13.6)          (5.3)            (2.1)

                                               PREDECESSOR COMPANY
                              -----------------------------------------------------
    1995 QUARTERS ENDED       MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
----------------------------  --------     -------     ------------     -----------
Net sales...................   $156.9      $ 138.3        $130.4          $ 139.3
Gross profit................    109.4         90.6          84.6             96.2
Operating income............     41.7         26.8          22.1             33.8
Income before income
  taxes.....................     37.5         23.5          17.8             30.2
Net income..................     34.2         19.7          14.9             27.9

     Depreciation expense previously reported in cost of goods sold is currently presented as a separate component of operating income in the consolidated statement of income. The amounts reclassified from cost of goods sold to depreciation expense are as follows:

                                                                ONE MONTH     TWO MONTHS
                                                   MARCH 31     APRIL 30       JUNE 30
                                                   --------     ---------     ----------
        1996.....................................    $0.6         $ 0.2          $0.4

                                                   MARCH 31      JUNE 30
                                                   --------     ---------
        1995.....................................    $0.4         $ 0.6

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information.................   3
Forward-Looking Statements............   4
Prospectus Summary....................   5
Risk Factors..........................  17
Use of Proceeds.......................  24
Pro Forma Consolidated Financial
  Statements..........................  25
Selected Financial Data...............  26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  29
Business..............................  44
Management............................  57
Principal Stockholders................  65
Certain Transactions..................  69
Description of Senior Debt............  71
Description of Exchange Notes.........  78
Description of Certain Federal Income
  Tax Consequences of an Investment in
  the Exchange Notes.................. 110
Plan of Distribution.................. 115
Experts............................... 116
Validity of Exchange Notes............ 116
Index to Financial Statements......... F-1

======================================================
======================================================
                          AMF BOWLING WORLDWIDE, INC.
                               ------------------
                              GOLDMAN, SACHS & CO.

======================================================
                                   [AMF LOGO]